     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 2002.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             LONGVIEW FIBRE COMPANY
             (Exact name of registrant as specified in its charter)

          WASHINGTON                         2650                         91-0298760
(State or other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

            300 FIBRE WAY, P.O. BOX 639, LONGVIEW, WASHINGTON 98632
                                 (360) 425-1550
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             C T CORPORATION SYSTEM
                                520 PIKE STREET
                               SEATTLE, WA 98101
                                 (206) 622-4511
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                                   ROY TUCKER
                                   CHRIS HALL
                                PERKINS COIE LLP
                       1211 S.W. FIFTH AVENUE, SUITE 1500
                               PORTLAND, OR 97204
                                 (503) 727-2000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS           AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
OF SECURITIES TO BE REGISTERED     REGISTERED(1)          SECURITY             PRICE(1)                FEE
------------------------------------------------------------------------------------------------------------------
10% Senior Subordinated Notes
  Due 2009....................     $215,000,000            99.379%           $213,664,850            $19,657
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 4, 2002

PROSPECTUS

                                  $215,000,000

                               [LONG FIBRE LOGO]

                             LONGVIEW FIBRE COMPANY

     OFFER TO EXCHANGE OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2009, FOR 10% SENIOR SUBORDINATED NOTES DUE 2009, WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER

    - We will exchange all outstanding 10% senior subordinated notes due 2009, that were issued on January 25, 2002, which have not been registered under the Securities Act of 1933, that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are registered and freely tradable.

    - You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

    - The exchange offer expires at 5:00 p.m., Seattle time, on          , 2002,
      unless extended. We do not currently intend to extend the expiration date.

    - The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

    - The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private placement of the outstanding notes.

    - The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes are registered under the Securities Act of 1933 and will be freely tradable.

RESALES OF EXCHANGE NOTES

    - The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.
                             ---------------------
    If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933.

    Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities.

    We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 180 days after the date of this prospectus.

    A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities.

    If you are an affiliate of Longview Fibre Company or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.
                             ---------------------
     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 17 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       Prospectus dated          , 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION OR REPRESENT ANYTHING ABOUT US OR THIS OFFERING THAT IS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. WE ARE NOT MAKING AN OFFER TO SELL THESE NOTES IN ANY JURISDICTION WHERE AN OFFER OR SALE IS NOT PERMITTED.

                             ---------------------

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    1
Market, Ranking and Other Data..............................    2
Forward-Looking Statements..................................    2
Prospectus Summary..........................................    3
Risk Factors................................................   17
Use of Proceeds.............................................   23
Escrowed Funds..............................................   23
Capitalization..............................................   24
Selected Consolidated Financial and Other Data..............   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Industry Overview...........................................   37
Business....................................................   46
Management..................................................   58
Certain Transactions with Related Parties...................   60
Description of Certain Debt.................................   61
The Exchange Offer..........................................   63
Description of the Notes....................................   73
United States Federal Income Tax Considerations.............  114
Plan of Distribution........................................  116
Legal Matters...............................................  117
Experts.....................................................  117
Index to Consolidated Financial Statements..................  F-1

     This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of these documents, our company, and the terms of the offering and the notes, including the merits and risks involved.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual and special reports and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have agreed that, if we are not subject to the informational requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 at any time while the notes constitute "restricted securities" within the meaning of the Securities Act of 1933, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by SEC rules and regulations. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or its Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information that we file with the SEC may automatically update and supersede this information. We incorporate by reference the documents listed below:

     - our Annual Report on Form 10-K for the year ended October 31, 2001, filed on December 19, 2001;

     - our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, for our annual meeting held on January 22, 2002, filed on December 18, 2001;

     - our reports on Form 8-K filed on December 19, 2001, as amended, and February 22, 2002; and

     - all other documents filed by Longview pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of the exchange offer.

     You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

                             Longview Fibre Company
                                 300 Fibre Way
                           Longview, Washington 98632
                           Attention: L.J. McLaughlin
                           Telephone: (360) 425-1550

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate after the date on the front of the document. Information contained on our Web site will not be deemed to be a part of this prospectus.

     The indenture pursuant to which the notes offered by this prospectus will be issued contains a covenant that requires us to provide to each holder of record of the notes, upon request, and to the trustee under the indenture, annual reports containing audited financial statements and a related report expressed by independent accountants, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         MARKET, RANKING AND OTHER DATA

     The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on independent industry publications, reports of government agencies or other published industry sources, and our estimates are based on our management's knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. In addition, we have estimated our timber market value based on an appraisal from a third party. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of the information contained in this prospectus.

                             ---------------------

     The Longview Fibre Company logo and the names Longview Fibre Company, TEA-Kraft(TM) and Liquiplex(R) are among our trademarks.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview" and "Business," among other places. Forward-looking statements include statements concerning:

     - future results of operations;

     - future capital expenditures;

     - environmental conditions and regulations;

     - sustainable timber yields;

     - realizable value of uncut timber;

     - expectations as to the domestic and export markets for timber, paper and packaging and our other products;

     - general economic conditions;

     - proposed new products, services or developments; and

     - any assumptions underlying the foregoing.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and we undertake no obligation, to update any forward-looking statement. Currently known risk factors include, but are not limited to, the factors described in this prospectus in the section "Risk Factors." We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the notes.

                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Except as noted herein or as the context may otherwise require, the words "Longview," "we," "our" and "us" refer to Longview Fibre Company and its subsidiaries. The phrase "fiscal year" refers to the twelve months ended October 31 of the relevant year.

                                  OUR COMPANY

     Since we began operations in 1927, we have become a leading integrated forest, paper and packaging products company engaged in three primary businesses: the ownership and management of approximately 571,000 acres of timberlands, which principally produce logs for sale; the ownership and operation of one of the world's largest pulp and paper making complexes, which produces kraft paper and paperboard; and the ownership and operation of 17 converting plants, which produce finished products such as corrugated containers, specialty packaging and merchandise bags. During fiscal year 2001, we had net sales of $876.0 million and earnings before interest expensed, income taxes, depreciation, depletion and amortization, or EBITDDA, of $148.9 million. Our common stock is traded on the New York Stock Exchange under the symbol "LFB."

     Our business is organized into three segments:

     - Timber. We own and manage approximately 571,000 acres of timberlands in nine tree farms in Oregon and Washington that contain an estimated 4.4 billion board feet of 30-year old and older timber. Approximately 60% of our specie mix is Douglas Fir, which is a premium species of softwood primarily used in residential and commercial construction. During fiscal year 2001, 66.2% of our timber net sales were to domestic customers consisting of approximately 60 independent sawmills and plywood plants, with the balance exported primarily to Japan. We are the third-largest U.S. exporter of logs to the Japanese market and we realize a significant price premium on the logs we sell into that market. Our timber holdings have an appraised market value of approximately $1 billion, based on an October 2001 appraisal we received from Atterbury Consultants, Inc., a nationally recognized appraisal firm specializing in timber inventory and valuations. During fiscal year 2001, timber net sales accounted for $161.1 million, or 18.4%, of our total net sales, and $75.0 million, or 50.4%, of our total EBITDDA.

     - Paper and Paperboard. We produce our high-quality kraft paper and paperboard at our Longview, Washington mill, one of the world's largest pulp and paper making complexes with an aggregate annual paper and paperboard capacity in excess of 1 million tons. Based on production capacity, we are North America's second-largest unbleached kraft paper manufacturer with a 14.3% share. Our mill complex is located on 350 acres with deep water frontage on the Columbia River, and has connections with two transcontinental railroads as well as close access to the main north-south interstate on the West Coast. During fiscal year 2001, 69.3% of our paper and paperboard net sales were to domestic customers, with the balance to export customers primarily in Asia. We produce a wide variety of paper and paperboard at our mill, including corrugating medium and linerboard, which are combined to make corrugated containers; kraft paper; and heavier grades of paper for multi-wall shipping sacks used by the agricultural, pet food, chemical and cement industries. During fiscal year 2001, paper and paperboard net sales accounted for $195.8 million, or 22.3%, of our total net sales, and $20.4 million, or 13.7%, of our total EBITDDA.

     - Converted Products. We own and operate 17 converting plants located in 12 states that produce value-added corrugated containers, specialty packaging, creative point-of-purchase displays, handle shopping bags and merchandise bags. We are capable of producing containers in virtually any size, type, color and design, and we believe that we have established a reputation for high-quality products and services. With our advanced technology, we are able to produce products with high-quality six color graphics printed directly on corrugated material using our computerized ink-blending expertise. We also produce complex structural designs by employing micro-flute corrugating, precision die-cutting and specialized folding-gluing capabilities. Our corrugated containers are typically used for packaging of items such as fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. Virtually all of our products in this segment are sold to domestic customers. During fiscal year 2001, our converting plants obtained approximately 98% of their paper and paperboard requirements from the Longview mill, which represented approximately 61% of the mill's output. During fiscal year 2001, converted products net sales accounted for $442.0 million, or 50.5%, of our total net sales, and $53.4 million, or 35.9%, of our total EBITDDA.

     During fiscal years 2000 and 2001, we were able to advantageously generate and sell excess electrical power, resulting in power net sales of $8.5 million and $77.1 million, respectively. The EBITDDA resulting from those sales has been allocated to our paper and paperboard and converted products segments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  OUR INDUSTRY

     Timber. According to the most recent U.S. Department of Agriculture ("USDA") survey completed in 1996, there were an estimated 518 million acres of commercially available timberlands in the United States, including 38 million acres in the Pacific Northwest. Of this total, the USDA estimated that 31% was owned by federal, state and local governments and 69% was owned by private landowners, of which 13% was owned by forest products companies. Timber is the primary raw material used in the forest products industry and is required in the making of paper, paperboard and wood products. Timber companies are responsible for planting, fertilizing, thinning, and cutting trees and marketing logs. Logs are primarily sold to be made into lumber or other wood products, or to be processed into wood chips used primarily by pulp and paper manufacturers.

     Timber is classified into one of two basic categories: hardwood and softwood. Hardwood trees are deciduous trees that, with few exceptions, lose their leaves in colder months. Softwood trees are conifers and evergreens such as firs, pines, spruces, and junipers. Wood from softwood trees is typically used for house framing, sheathing, paneling and scaffolding. Hardwoods are mainly used for furniture, flooring, architectural woodwork, trim, paneling and cabinets.

     The demand for timber is directly related to the underlying demand for lumber, pulp, paper, panel and other forest products. The demand for lumber and manufactured wood products is primarily affected by the level of new residential construction activity and repair and remodeling activity, which, in turn, is impacted by changes in general economic and demographic factors, including interest rates for home mortgages and construction loans. A strong U.S. homebuilding market has driven demand for timber over the last several years. From 1991 to 2001, both housing starts and repair and remodeling expenditures in the United States grew at an average annual rate of approximately 5%. This increase in demand, along with a decrease in supply brought about by significant government curtailment of timber harvesting, has helped to support timber prices.

     Paper and Paperboard. Paperboard refers to heavyweight grades of paper primarily used for manufacturing corrugated shipping containers, folding cartons, and many other types of packaging for consumer and industrial products. Additional uses include point-of-purchase displays, free-standing bins, book covers, milk cartons and insulation materials.

     Two major categories of paperboard -- linerboard and corrugating medium -- are combined to make corrugated sheets, the material used to make corrugated containers. Linerboard is the inner and outer facing of corrugated sheets and corrugating medium is used to form the fluting material comprising the middle portion of those sheets.

     Paper and paperboard demand is influenced primarily by general economic conditions. The industry's supply is affected by capacity, which, in turn, is influenced by paper and paperboard market prices. In recent years, the supply and demand balance has improved as companies resisted adding capacity during the upswing in the late 1990s. The American Forest and Paper Association, or AFPA, estimates that U.S. paper and paperboard companies added net capacity at a rate of 0.6% in 1999 and 1.3% in 2000, and that capacity decreased by 1.3% in 2001, compared with an average increase rate of 2.1% over the previous ten years. The AFPA also estimates that net capacity will increase at an average rate of 0.4% from 2002 to 2004.

     Kraft paper is the brown paper used for a variety of products, including grocery bags, gift wrapping paper and "butcher's paper." Kraft paper is generally stronger than other types of paper. Demand for kraft paper has declined over the past two decades as kraft paper has slowly been replaced by plastic products in traditional end-use markets such as grocery bags.

     Corrugated Containers. Corrugated container shipments, the most important indicator of corrugated container demand, have increased at an average annual rate of 2.4% between 1991 and 2000. Corrugated containers provide convenient and affordable protective packaging for most consumer products, including fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. In addition, corrugated product use has expanded beyond shipping products as retailers have looked to improve sales by using corrugated product displays that incorporate colors, small flutes and coatings to create a stylish package.

     Corrugated container demand is closely linked to domestic manufacturing for multiple industries and the overall performance of the U.S. economy. However, corrugated container shipments for some end-markets, such as the food and beverage industry, tend to have less volatility due to consumer demand being relatively stable regardless of the status of the economy. The food and beverage industry accounted for approximately 38% of corrugated container shipments in 2000.

                      COMPETITIVE STRENGTHS AND STRATEGIES

     Significant High-Quality Timberland Resources. We own and manage approximately 571,000 acres of timberlands in Oregon and Washington containing an estimated 4.4 billion board feet of 30-year old and older timber. Approximately 85% of our timber is located in the favorable growing climate west of the Cascade mountains. That climate, combined with our advanced forest management practices, has resulted in an estimated average annual marketable volume growth rate across our properties of approximately 5.5%. Over 90% of our specie mix is softwoods such as Douglas Fir and Hemlock that, due to their strength and flexibility, are generally preferred over hardwoods for construction lumber and plywood. A significant percentage of our timber is of an age and quality that makes it particularly attractive to certain overseas markets, primarily Japan, where over the past ten years we have realized average sales prices between 30% and 60% higher than our domestic sales prices.

     Our timber holdings have significant value, with an appraised market value of approximately $1 billion, or an average of approximately $1,737 per acre, based on an October 2001 appraisal we received from Atterbury Consultants, Inc., a nationally recognized appraisal firm specializing in timber inventory and valuations. The value of our timberlands has increased due to the decrease in permitted harvesting of government forests in connection with threatened and endangered wildlife protection and other federal policies restricting timber harvest. According to the U.S. Department of Agriculture, the annual amount of timber harvested from federal forests has declined from 8.5 billion board feet in 1991 to 1.9 billion board feet in 2001.

     We manage our timberlands on a "sustained yield" basis; that is, we harvest levels of timber that can be sustained into perpetuity due to natural growth and our reforestation efforts. Although we currently base our annual timber harvesting plans on a conservative average rotation of 60 years, we have determined that the shortest possible rotation that allows us to maintain our timberlands in perpetuity is 48 years. As a result, we can harvest additional timber on an interim basis to take advantage of favorable market conditions or as a source of liquidity available to offset the business cycles of our paper and paperboard and converted products businesses.

     Specialty, Value-Added, High-Margin Products. We strive to develop special market opportunities where we can add value for our customers by providing total service and innovative solutions through customized graphic, structural design and specialty product capabilities. Approximately 27% of our converted products segment net sales were derived from these higher-margin specialty products during fiscal year 2001, commanding an average operating margin approximately 49% higher than our non-specialty products. These specialty products include Liquiplex(R), a family of disposable bulk-liquid bins, point-of-purchase displays and new corrugated pallets that for many uses have advantages over wooden pallets. Our six-color printers and specialty gluers and dryers enable us to make printed boxes in virtually any size, shape and design to meet the specific requirements of our customers. Where possible, we develop products in conjunction with our customers and enter into long-term relationships. Within our paper and paperboard segment, approximately 17% of our segment net sales for fiscal year 2001 were from our specialty TEA-Kraft(TM) paper, a highly rupture-resistant multi-wall bag used in the agriculture, pet food, chemical, and cement industries. During the same period, domestic TEA-Kraft(TM) paper sales commanded an average operating margin approximately 68% higher than our other domestic paper products.

     Modern and Efficient Facilities. We have recently completed a significant multi-year capital investment program that we believe has resulted in our facilities being more technologically advanced and cost-competitive. This capital investment program focused on modernizing and increasing the efficiency of our Longview mill and expanding the capabilities of our converting plants.

     Our Longview mill is one of the world's largest pulp and paper making complexes. The mill benefits from centralized management and storage and from dependable sources of fiber. Our recent capital initiatives have resulted in greater mill efficiency due to, among other things, enhanced manufacturing process flexibility. This has enabled us to efficiently develop and produce a greater variety of specialized grades of products. We have also upgraded the mill's machine capabilities to be able to use a greater amount of less costly raw material fiber, such as sawdust and old corrugated containers, or OCC, instead of wood chips. As a result of our capital investments and the location of all of our paper machines at one complex, we are able to switch quickly between production of paper and paperboard on swing machines in order to produce higher-margin specialty grade paper in response to market demands. Other recent mill improvements include expanding the mill's power generation capacity, allowing us to actively manage our electricity costs.

     Our capital investment program has also resulted in our converting plants becoming some of the best-equipped in the United States, capable of producing corrugated containers and merchandise bags in virtually any size, shape or design based on customer needs. Our focus on value-added packaging, high-quality products and our ability to use recycled content has provided us a competitive advantage in several of our markets. In addition, since 1998 we have built two new converting plants in order to expand into new geographic markets. We expect that our newest converting plant, in Bowling Green, Kentucky, will be operating at planned capacity by the middle of 2002.

     Due to our recent capital investments, we expect to substantially reduce our discretionary capital expenditures for the next several years, and we expect that our facilities will require reduced capital expenditures for maintenance in the near future.

     Process Improvements. We recently implemented a process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking "best practices" from each of our plants and applying them to our other plants. This initiative is expected to result in a number of improvements, including more efficient production, inventory management and on-time order fulfillment. We also engaged a third-party consulting group to assist us with our business process improvement, or BPI, initiative, which complements our process standardization initiative. Our BPI initiative has identified cost savings throughout all of our segments by utilizing system improvements to enhance business processes, implementing new procurement practices, and decreasing working capital by reducing inventories and improving customer service. The new procurement practices should leverage our buying power by consolidating purchases of commodity items and rationalizing the number of vendors and transactions. We have identified and have begun to implement improvements that we believe will result in substantial cost savings. Additionally, we will focus on increasing overall efficiency by, among other things, workforce rationalization, possible closure or curtailment of non-competitive facilities, reallocation of production and implementation of a strategy to reduce energy consumption by better utilizing existing capacity.

     Diversified Revenue Streams Across Customers and End-Use Markets. As an integrated forest, paper and packaging products company, we produce a variety of paper, paperboard and value-added products including corrugated containers, value-added specialty packaging and merchandise bags. We also own and manage timberlands that produce logs for domestic and export sale, primarily to the residential and commercial construction markets. As a result, our revenue streams are derived from multiple end-use markets including packaging for fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys, electronics, residential and commercial construction and furniture. We believe this diversity decreases our long-term vulnerability to adverse economic cycles because the demand and pricing for many of our products may fluctuate at different points in the economic cycle.

     Experienced Management. Our eight senior managers have approximately 260 years of combined experience in the forest, paper and packaging products industries and have led our company through several industry cycles. This management team has demonstrated a track record of conservative financial policies, proactive and opportunistic acquisitions of timberlands and prudent capital improvements that have enhanced our efficiency and ability to produce high-quality and value-added products. Additionally, our officers and board of directors collectively own approximately 10% of our common stock and, accordingly, are highly motivated to perform and share in our success.

                         SUMMARY OF THE EXCHANGE OFFER

     On January 25, 2002, we completed a private offering of our 10% senior subordinated notes due 2009. We received gross proceeds of approximately $213.7 million from the sale of the outstanding notes.

     In connection with the offering of outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to deliver this prospectus and to use our best efforts to complete the exchange offer for the outstanding notes by August 6, 2002. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes, with substantially identical terms, that are registered under the Securities Act of 1933. You should read the discussion under the heading "The Exchange Offer" beginning on page 63 and "Description of the Notes" beginning on page 73 for further information about the exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your outstanding notes.

The Exchange Offer............   We are offering to exchange up to $215 million
                                 principal amount of the exchange notes for up to $215 million principal amount of the outstanding notes. Outstanding notes may only be exchanged in $1,000 increments.

                                 The terms of the exchange notes are identical in all material respects to those of the outstanding notes except the exchange notes will not be subject to transfer restrictions and holders of exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

                                 Outstanding notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of outstanding notes that are not tendered for exchange is likely to be minimal.

                                 We will issue registered exchange notes on or promptly after the expiration of the exchange offer.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.
                                 Seattle time, on           , 2002, unless we
                                 decide to extend the expiration date. Please read "The Exchange Offer -- Extensions, Delay in Acceptance, Termination or Amendment" beginning on page 64 for more information about an extension of the expiration date.

Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 notes at any time prior to the expiration date.
                                 We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 notes for exchange:

                                 - if the exchange offer would be unlawful or
                                   would violate any interpretation of the staff of the SEC, or

                                 - if any legal action has been instituted or
                                   threatened that would impair our ability to proceed with the exchange offer.

                                 The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read "The Exchange Offer -- Conditions to the Exchange Offer" on page 65 for more information about the conditions to the exchange offer.

Procedures for Tendering
Outstanding Notes.............   If your outstanding notes are held through The
                                 Depository Trust Company, or "DTC," and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive will be
                                   acquired in the ordinary course of your
                                   business,

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the outstanding notes or the exchange notes,

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act,

                                 - if you are not a broker-dealer, you are not
                                   engaged in and do not intend to engage in the distribution of the exchange notes, and

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for outstanding notes that you
                                   acquired as a result of market-making
                                   activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for
Beneficial Owners.............   If you own a beneficial interest in outstanding
                                 notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery
Procedures....................   You must tender your outstanding notes
                                 according to the guaranteed delivery procedures described in "The Exchange Offer -- Guaranteed
                                 Delivery Procedures" beginning on page 69 if any of the following apply:

                                 - you wish to tender your outstanding notes but
                                   they are not immediately available,

                                 - you cannot deliver your outstanding notes,
                                   the letter of transmittal or any other
                                   required documents to the exchange agent prior to the expiration date, or

                                 - you cannot comply with the applicable
                                   procedures under DTC's automated tender offer program prior to the expiration date.

Resales.......................   Except as indicated herein, we believe that the
                                 exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes; and

                                 - you are not an affiliate of Longview.

                                 Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify holders of notes against such liability.

                                 Each broker-dealer that is issued exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes. Please read "Plan of Distribution" on page 116.

U.S. Federal Income Tax
Considerations................   The exchange of outstanding notes for exchange
                                 notes will not be a taxable exchange for United
                                 States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange.
                                 Please read "United States Federal Income Tax
                                 Considerations" beginning on page 114.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes pursuant to the exchange offer. We will pay all our expenses incident to the exchange offer.

Registration Rights...........   If we fail to complete the exchange offer as
                                 required by the registration rights agreement, we may be obligated to pay additional interest to holders of outstanding notes. Please read
                                 "Description of the Notes -- Registration
                                 Rights; Liquidated Damages" beginning on page
                                 98 for more information regarding your rights as a holder of outstanding notes.

                               THE EXCHANGE AGENT

     We have appointed U.S. Bank NA as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                         By Hand Delivery to 4:30 P.M.

                                   U.S. Bank
                         Attn: Corporate Trust Services
                          1420 Fifth Avenue, 7th Floor
                               Seattle, WA 98101

                        By Overnight Courier and By Hand
                  Delivery After 4:30 P.M. on Expiration Date

                                   U.S. Bank
                         Attn: Corporate Trust Services
                          1420 Fifth Avenue, 7th Floor
                               Seattle, WA 98101

                        By Registered or Certified Mail

                                   U.S. Bank
                         Attn: Corporate Trust Services
                          1420 Fifth Avenue, 7th Floor
                               Seattle, WA 98101

            By Facsimile Transmission (Eligible Institutions Only):

                                   U.S. Bank
                         Attn: Corporate Trust Services
                              FAX: (206) 344-4630

                             Confirm By Telephone:

                                 (206) 344-4686

                              RECENT DEVELOPMENTS

     On February 21, 2002, we announced our financial results of operation for the quarter ended January 31, 2002. We had a net loss of $6.0 million for our first fiscal quarter ended January 31, 2002 compared with net income of $8.2 million for the first quarter of fiscal year 2001.

     Sales for the quarter were $177.6 million, compared with $219.6 million for the same period in fiscal year 2001. We ceased selling electrical power in January due to poor market prices. In the first quarter of 2002, we lost $5.4 million on power sales compared to a profit of $17.5 million in the first quarter of 2001. We do not anticipate power sales occurring in the next few months. Both of our converting and paper and paperboard segments had reduced orders due to poor U.S. and world market conditions. We have reduced our active workforce to balance with demand and have not replaced normal retirees at year-end.

     The timber segment had an operating profit of $15.5 million in the first quarter of 2001, compared with $12.5 million for the same period last year. The improvement was primarily due to additional volume sold. Domestic demand for logs remains good but the strength of the U.S. dollar relative to the Japanese yen and the soft Japanese housing market continued to negatively affect export prices.

     The paper and paperboard segment had an operating loss of $8.3 million for the first fiscal quarter 2002, as compared with an operating profit of $3.6 million in the first fiscal quarter 2001. The primary causes of this decrease were the change in results from sales of power allocated to the segment and increased costs at the Longview mill associated with low mill utilization due to the slow domestic economy and continued deterioration of the linerboard export market.

     The converted products segment had an operating loss of $10.0 million compared with an operating profit of $7.7 million for the same period last year. This decrease was primarily attributable to the change in results from power sales allocated to the segment and decreased product pricing.

                                                                   THREE MONTHS
                                                                 ENDED JANUARY 31,
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
                                                              ($ IN THOUSANDS, EXCEPT
                                                              RATIOS AND SALES DATA)
STATEMENT OF INCOME DATA
Net sales:
  Timber....................................................   $ 34,974     $ 37,436
  Paper and paperboard......................................     47,246       36,261
  Converted products........................................    111,772      101,977
  Power sales...............................................     25,567        1,881
                                                               --------     --------
  Total net sales...........................................   $219,559     $177,555
                                                               ========     ========
Operating profit (loss):
  Timber....................................................   $ 12,496     $ 15,498
  Paper and paperboard (including allocated power
     profits)...............................................      3,588       (8,272)
  Converted products (including allocated power profits)....      7,686      (10,007)
                                                               --------     --------
  Total operating profit (loss).............................   $ 23,770     $ (2,781)
                                                               ========     ========

                                                                   THREE MONTHS
                                                                 ENDED JANUARY 31,
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
                                                              ($ IN THOUSANDS, EXCEPT
                                                              RATIOS AND SALES DATA)
SALES DATA
Logs, thousands of board feet...............................     49,000       60,000
Lumber, thousands of board feet.............................     25,000       19,000
Paper, tons.................................................     58,000       49,000
Paperboard, tons............................................     30,000       19,000
Converted products, tons....................................    134,000      125,000
Logs, $/thousand board feet.................................   $    558     $    526
Lumber, $/thousand board feet...............................        314          302
Paper, $/ton FOB mill equivalent............................        585          579
Paperboard, $/ton FOB mill equivalent.......................        371          315
Converted products, $/ton...................................        832          814

     For our first fiscal quarter of 2002, our EBITDDA has declined from the same period in fiscal year 2001. EBITDDA for the first fiscal quarter of 2002 was $17.6 million. The decrease from first fiscal quarter of 2001 EBITDDA of $41.5 million primarily reflects the absence of profits from the sale of power. We expect the balance of the reduction was largely the result of the negative impact of the events of September 11th on new orders, greater downtime taken at the Longview mill, the continued deterioration of the linerboard export market and the reduction in non-cash pension income.

                               THE EXCHANGE NOTES

     The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer........................   Longview Fibre Company.

Securities....................   $215.0 million in principal amount of 10%
                                 senior subordinated notes due 2009.

Maturity......................   January 15, 2009.

Interest......................   Annual rate: 10%. Payment frequency: every six
                                 months on January 15 and July 15. First
                                 payment: July 15, 2002.

Ranking.......................   The notes will be unsecured senior subordinated
                                 debt. Accordingly they will rank:

                                 - behind all of our existing and future senior
                                   debt;

                                 - equally with all of our future unsecured
                                   senior subordinated debt that does not
                                   expressly provide that it is subordinated to the notes; and

                                 - ahead of any of our future debt that
                                   expressly provides that it is subordinated to the notes.

                                 Under specified circumstances, our domestic subsidiaries will be required to guarantee the notes. However, the guarantees will rank behind all of the senior debt of those subsidiaries. Our subsidiaries do not currently have any debt. See "Description of the Notes -- Certain Covenants -- Additional Note Guarantees."

Optional Redemption...........   The notes may be redeemed, in whole or in part,
                                 on or after January 15, 2006, at the redemption prices described in this prospectus, plus accrued interest. At any time before January
                                 15, 2006, the notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued interest to the redemption date.

                                 In addition, on or before January 15, 2005, up to 35% of the aggregate principal amount of the notes may be redeemed at the redemption price described in this prospectus with the net cash proceeds from certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption. See "Description of the Notes -- Optional Redemption."

Certain Covenants.............   While we do not meet the Suspension Condition,
                                 covenants contained in the indenture under which the notes will be issued will, among other things, limit our ability and the ability of our restricted subsidiaries to do certain things. We will meet the Suspension Condition if the notes are rated investment grade by both
                                 Moody's Investors Service, Inc. and Standard &
                                 Poor's Rating Services and if we are not in default under the indenture. We currently do not meet the Suspension Condition.

                                 While we do not meet the Suspension Condition, the covenants contained in our indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - borrow money or sell preferred stock;

                                 - create liens;

                                 - pay dividends on, or redeem or repurchase,
                                   our stock;

                                 - make certain types of investments;

                                 - sell stock in our restricted subsidiaries;

                                 - restrict dividends or other payments from
                                   subsidiaries;

                                 - enter into transactions with affiliates; and

                                 - sell assets or merge with other companies.

                                 If and while we meet the Suspension Condition, the covenants contained in the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - create liens;

                                 - restrict dividends or other payments from
                                   subsidiaries; and

                                 - merge with other companies.

                                 In addition, the indenture will, among other things, require us to provide reports to holders of the notes.

                                 These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of the Notes."

Registration Rights...........   If we do not comply with certain of our
                                 obligations under the registration rights agreement, we have agreed to pay liquidated damages. See "Description of the
                                 Notes -- Registration Rights; Liquidated
                                 Damages."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes pursuant to the exchange offer. We will pay all our expenses incident to the exchange offer. See "Use of Proceeds."

Absence of Public Market for
the Notes                        There is no market for the exchange notes.
                                 There can be no assurance that an active trading market for the notes will develop, or, if it develops, will continue to exist.
                                 Although the initial purchaser of the
                                 outstanding notes has informed us that it currently intends to make a market in the exchange notes, it is not obligated to do so, and any such market making my be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.
                                 We do not intend to list the notes on any securities exchange.

     You should carefully consider all of the information contained in this prospectus, including the discussion under the caption "Risk Factors" regarding specific risks involved in an investment in the notes.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table contains our summary consolidated financial and operating data for the five fiscal years ended October 31, 1997, 1998, 1999, 2000 and 2001, which have been derived from our audited consolidated financial statements. You should read the following information in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes which are included elsewhere in this prospectus.

                                                             FISCAL YEAR ENDED OCTOBER 31,
                                             --------------------------------------------------------------
                                                1997         1998         1999         2000         2001
                                             ----------   ----------   ----------   ----------   ----------
                                                     ($ IN THOUSANDS EXCEPT RATIOS AND SALES DATA)
STATEMENT OF INCOME DATA
Net sales:
  Timber...................................  $  186,814   $  166,037   $  170,992   $  161,586   $  161,129
  Paper and paperboard.....................     196,192      193,154      226,330      255,025      195,765
  Converted products.......................     389,839      394,053      377,027      451,195      441,975
  Power sales..............................          --           --           --        8,492       77,086
                                             ----------   ----------   ----------   ----------   ----------
  Total net sales..........................     772,845      753,244      774,349      876,298      875,955
Cost of products sold, including outward
  freight..................................     661,684      666,960      644,071      710,235      725,313
                                             ----------   ----------   ----------   ----------   ----------
Gross profit...............................     111,161       86,284      130,278      166,063      150,642
Selling, administrative and general
  expenses.................................      63,760       64,693       62,670       69,098       74,895
                                             ----------   ----------   ----------   ----------   ----------
Operating profit...........................      47,401       21,591       67,608       96,965       75,747
Interest expensed..........................     (31,613)     (39,935)     (38,703)     (40,115)     (39,626)
Other income...............................       3,706        4,192        2,579        2,097        1,546
                                             ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes..........      19,494      (14,152)      31,484       58,947       37,667
Provision for income taxes.................       6,800       (7,500)      11,500       21,300       13,000
                                             ----------   ----------   ----------   ----------   ----------
Net income (loss)..........................  $   12,694   $   (6,652)  $   19,984   $   37,647   $   24,667
                                             ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA
Total assets...............................  $1,260,903   $1,263,343   $1,212,753   $1,276,690   $1,324,448
Total debt.................................     568,255      617,637      544,018      553,970      593,400
Shareholders' equity.......................     449,506      414,949      420,463      432,042      425,395

OTHER DATA
EBITDDA(a):
  Timber...................................  $  111,304   $   84,855   $   92,046   $   79,476   $   74,996
  Paper and paperboard(b)..................      18,701       12,742       21,289       26,631       20,416
  Converted products(b)....................       7,473       21,082       41,095       60,337       53,447
                                             ----------   ----------   ----------   ----------   ----------
  Total EBITDDA............................  $  137,478   $  118,679   $  154,430   $  166,444   $  148,859
                                             ==========   ==========   ==========   ==========   ==========
EBITDDA margin.............................        17.8%        15.8%        19.9%        19.0%        17.0%
Capital expenditures.......................  $  155,443   $   88,676   $   32,778   $  106,174   $  119,631
Depreciation, depletion, and
  amortization.............................      86,371       92,896       84,243       67,382       71,566
Total debt/EBITDDA.........................       4.13x        5.20x        3.52x        3.33x        3.99x
EBITDDA/Interest expensed..................       4.35x        2.97x        3.99x        4.15x        3.76x
Ratio of earnings to fixed charges(c)......       1.53x           --        1.85x        2.39x        1.86x

SALES DATA
Logs, thousands of board feet..............     218,000      235,000      230,000      209,000      235,000
Lumber, thousands of board feet............      65,000       76,000       85,000       93,000      100,000
Paper, tons................................     202,000      221,000      241,000      298,000      252,000
Paperboard, tons...........................     177,000      140,000      240,000      183,000      106,000
Converted products, tons...................     548,000      524,000      500,000      550,000      535,000
Logs, $/thousand board feet................  $      724   $      598   $      605   $      613   $      548
Lumber, $/thousand board feet..............         443          336          378          357          323
Paper, $/ton FOB mill equivalent...........         638          610          565          580          590
Paperboard, $/ton FOB mill equivalent......         332          353          333          384          348
Converted products, $/ton..................         711          752          754          820          826

---------------

(a) EBITDDA represents income (loss) before interest expensed, income taxes, depreciation, depletion (also referred to as cost of timber harvested) and amortization. EBITDDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDDA is not necessarily comparable to similarly titled measures used by other companies.

(b) EBITDDA for our paper and paperboard and converted products segments includes allocated results from power sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expenses. In fiscal year 1998, our earnings were insufficient to cover fixed charges by $12.8 million.

                                  RISK FACTORS

     Before investing in our notes, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus.

RISKS RELATING TO OUR DEBT

  OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR CASH FLOW AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

     We have now, and will continue to have after the offering, a significant amount of debt. At January 31, 2002, after giving effect to the transactions described under "Use of Proceeds" and the repayment of our $20.0 million of 6.76% Senior Notes due August 15, 2002, from the escrowed funds, we would have had $409.4 million of senior debt, $623.1 million of total debt, and a debt-to-shareholders' equity ratio of 1.49x. After giving effect to the transactions described under "Use of Proceeds" and the repayment of our 6.76% Senior Notes due August 15, 2002, from the escrowed funds as if they occurred at the beginning of fiscal year 2001, at October 31, 2001, our ratio of earnings to fixed charges would have been 1.40x.

     Our substantial amount of debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations under the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the forest, paper and packaging products industries, which may place us at a competitive disadvantage compared with competitors that have less debt; and

     - limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

  WE MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD FURTHER INCREASE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     The terms of our credit agreement governing our new revolving credit facility and the indenture governing the notes will allow us to incur substantial amounts of additional debt subject to certain limitations. Any such additional debt could be senior to the notes and could increase the risks associated with our substantial leverage.

  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES MAY BE ADVERSELY AFFECTED BY THE RIGHTS OF OUR SENIOR CREDITORS.

     At January 31, 2002, assuming we had completed the transactions described under "Use of Proceeds" and applied the escrowed funds to repay our $20.0 million of 6.76% Senior Notes due August 15, 2002, we would have had $409.4 million of senior debt and $623.1 million of total debt. The notes will be our general unsecured obligations, junior in right of payment to all existing and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made on the notes.

     In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, holders of the notes will participate ratably with all of our general unsecured creditors. However, because the indenture requires that, until all of our senior debt is repaid, amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than our other general unsecured creditors in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, including the holders of the notes.

     The subordination provisions of the indenture will also provide that, in most circumstances, we may not make payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See "Description of the Notes -- Subordination."

  TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, WHICH MAY NOT BE AVAILABLE TO US.

     Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt. In addition, prior to the repayment of the notes, we will be required to refinance our new revolving credit facility and some of our other senior debt. We cannot assure you that we will be able to refinance any of our debt, including our new revolving credit facility, on commercially reasonable terms or at all. If we were unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

     - sales of certain assets to meet our debt service obligations;

     - sales of equity; and

     - negotiations with our lenders to restructure the applicable debt.

     Our credit agreements and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to do some of these things.

  THE FINANCING AGREEMENTS GOVERNING OUR DEBT, INCLUDING THE NOTES AND OUR NEW REVOLVING CREDIT FACILITY, CONTAIN VARIOUS COVENANTS THAT LIMIT OUR DISCRETION IN THE OPERATION OF OUR BUSINESS AND COULD LEAD TO ACCELERATION OF DEBT.

     Our existing and future financing agreements impose and will impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including minimum net worth and minimum current and fixed charge coverage ratios, and limit or prohibit our ability to, among other things:

     - incur additional debt and issue preferred stock;

     - create liens;

     - redeem and/or prepay certain debt;

     - sell capital stock of subsidiaries or other assets;

     - make certain investments;

     - enter new lines of business;

     - engage in consolidations, mergers and acquisitions;

     - make certain capital expenditures; and

     - pay dividends and make other distributions.

     These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

     Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain the financial tests and ratios required by some of the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. In 1999 and 2001, we obtained amendments with respect to the financial tests and ratios required by certain of our financing agreements. The 1999 amendments were in connection with waivers to those financial tests and ratios that we obtained in 1998. We cannot assure you that we will be able to obtain future waivers or amendments, if necessary, at acceptable terms or at all.

  WE MAY BE UNABLE TO MAKE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE NOTES, WHICH WOULD CAUSE DEFAULTS UNDER THE INDENTURE GOVERNING THE NOTES, OUR NEW REVOLVING CREDIT FACILITY AND OUR OTHER FINANCING ARRANGEMENTS.

     The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. We are prohibited under the new revolving credit facility, and may be prohibited under debt we may incur in the future, from purchasing any notes prior to their stated maturity. In such circumstances, we will be required to repay or obtain the requisite consent from the affected lenders to permit the repurchase of the notes. If we are unable to repay all of such debt or are unable to obtain the necessary consents, we will be unable to offer to repurchase the notes, which would constitute an event of default under the indenture governing the notes, which itself would also constitute a default under our new revolving credit facility and our other existing financing arrangements, and could constitute a default under the terms of any future debt that we may incur. In addition, we may not have sufficient funds available at the time of any change of control to repurchase the notes. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control."

  AN ACTIVE PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES, WHICH MAY HINDER YOUR ABILITY TO LIQUIDATE YOUR INVESTMENT.

     Prior to this offering, there was no public market for the notes. The initial purchasers of the outstanding notes have informed us that they intend to make a market in the notes. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

RISKS RELATING TO OUR BUSINESS

  CYCLICAL INDUSTRY CONDITIONS AND COMMODITY PRICING HAVE ADVERSELY AFFECTED AND MAY CONTINUE TO ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our operating results reflect the general cyclical pattern of the forest, paper and packaging products industries. Most of our products are commodity products and are subject to competition from other timber companies and paper and paperboard products manufacturers worldwide. Historically, prices for our products have been volatile, and we, like other participants in the forest, paper and packaging products industries, have limited influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the forest, paper and packaging products industries. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The demand for our timber is primarily affected by the level of new residential construction activity and home repair and remodeling activity. Demand for our paper and packaging products is primarily affected by the state of the global economy in general and the economies in North America and East Asia in particular. Due to generally weak worldwide economic conditions, especially in our main export market, Asia, global demand for our paper and paperboard products has generally declined. A prolonged and severe weakness in the markets for one or more of our principal products could seriously harm our financial condition and results of operations and our ability to satisfy our cash requirements, including the payment of interest and principal on our debt.

  OUR INDUSTRIES ARE HIGHLY COMPETITIVE AND SUBJECT TO WIDE PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The forest, paper and packaging products industries are highly competitive globally, and no single company is dominant. These industries have suffered from excess capacity and are also capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. Our competitors include large, vertically integrated forest, paper and packaging products companies and numerous smaller companies. Larger companies that compete with us in each of our markets may be better able to withstand the adverse nature of the business cycle because they may have greater financial resources than we do. In the past year, we have seen significant competition in the Japanese timber market as European competitors have benefited from the strength of the U.S. dollar relative to the Euro. These conditions have contributed to substantial price competition and volatility within our industry, especially during periods of reduced demand. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our substantial leveraged position, may harm our ability to respond to competition and other market conditions.

     Pricing in the U.S. softwood lumber industry has been impacted historically by Canadian exports into the United States. In 1996, the Softwood Lumber Agreement, a five-year quota accord, was put in place in an attempt to reduce Canadian softwood lumber exports to the United States. The agreement taxed exports that exceeded certain levels from the Canadian provinces of British Columbia, Alberta, Ontario and Quebec. Despite the quota, exports from Canada to the United States increased each year the quota was in effect as shipments from other Canadian provinces rose sharply. Following the expiration of the Softwood Lumber Agreement in March 2001, exports of Canadian softwood lumber into the United States have increased. According to the American Pulp and Paper Association, from April through August 2001, imports of Canadian softwood lumber into the United States increased by 6.0% compared with the same period in 2000. At the request of U.S. lumber producers, the U.S. Department of Commerce introduced a temporary 19.3% countervailing duty on August 15, 2001 on lumber shipments from the four Canadian provinces originally affected by the Softwood Lumber Agreement. On October 31, 2001, an additional 12.6% anti-dumping tariff, which applies to all Canadian producers, was introduced as a result of an investigation that identified six Canadian producers selling lumber into the United States at prices below production costs. The temporary 19.3% countervailing duty expired on December 15, 2001. However, the Department of Commerce is continuing to review whether to impose a new countervailing duty. The 12.6% anti-dumping tariff is expected to remain in place until a final decision is made regarding the duty.

  PRICE FLUCTUATIONS IN RAW MATERIALS COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN THE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS.

     The most significant raw material used in our operations is fiber, including wood, recycled and other fiber, which during fiscal year 2001 accounted for 43.0% of our costs of products sold in our paper and paperboard segment, not including shipping, warehousing and outward freight. We obtained approximately 90% of our wood fiber requirements at open market prices during fiscal year 2001. We also obtained almost all of our recycled fiber on the open market. Wood and recycled fiber are both subject to commodity pricing, which fluctuates on the basis of market factors over which we have no control. In addition, the cost of fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions, particularly the conditions in the Pacific Northwest, where we purchase most of our fiber. Further, our access to wood fiber could be adversely affected by consolidation of sawmills in the Pacific Northwest that supply wood fiber to our Longview mill, as well as more stringent environmental or other regulations affecting the supply or cost of timber to those sawmills. We may not be able to pass any future raw material cost increases through to our customers through product price increases. Our inability to pass increased costs through to our customers could harm our financial condition, results of operations and cash flow.

  OUR OPERATIONS REQUIRE SUBSTANTIAL CAPITAL AND OUR CAPITAL RESOURCES MAY NOT BE ADEQUATE TO PROVIDE FOR ALL OF OUR CASH REQUIREMENTS.

     Our operations require substantial capital. Capital requirements for expansion, replacement and maintenance of existing facilities or equipment or to comply with existing and future changes in environmental laws and regulations may be substantial. Although we maintain our equipment with regular periodic and scheduled maintenance, we cannot assure you that key pieces of equipment will not need to be repaired or replaced or that we will not incur significant additional costs associated with environmental compliance. The costs of repairing or replacing equipment and the associated downtime of an affected production line could harm our financial condition, results of operations and cash flow. If our future capital resources are inadequate to provide for our operating needs, capital expenditures and other cash requirements on economic terms, our business, financial condition, results of operations and cash flow could be harmed.

  WE ARE SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATION AND ENVIRONMENTAL COMPLIANCE EXPENDITURES AND LIABILITIES.

     Our businesses are subject to many federal, state and local environmental, health and safety laws and regulations, particularly with respect to the restoration and reforestation of timberlands, harvesting timber near waterways, discharges of pollutants and emissions, and the management, disposal and remediation of hazardous substances or other contaminants. Compliance with these laws and regulations is a significant factor in our business and we have incurred, and expect to continue to incur, significant expenditures to remain in compliance. We expect that the environmental laws and regulations to which we are subject will become more stringent and more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

     Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Investigations may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Consequently, we cannot assure you that existing or future circumstances or developments with respect to contamination, including unanticipated discovery of contamination or discharges of hazardous substances, will not require significant expenditures by us or that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures.

     Some environmental laws permit individuals, citizens groups and other third parties to file claims against us based upon alleged violations of laws or damages to property stemming from contamination, or upon alleged injury to persons stemming from exposure to hazardous substances used or otherwise controlled by us. We may be required to expend significant sums to defend and/or settle existing or future claims. See "Business -- Regulation."

  NATURAL DISASTERS OR OTHER EVENTS MAY CAUSE LOSSES TO OUR TIMBER HOLDINGS OR LIMIT OUR ABILITY TO HARVEST OUR TIMBER.

     The volume and value of timber that can be harvested from our lands may be limited by natural disasters and other events such as fire, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other causes. The occurrence of any of these events could harm our business, financial condition and results of operations. Further, as is typical in the industry, we do not maintain insurance for any loss of our standing timber from natural disasters or other causes. In addition, fire and other natural disasters in adjacent or nearby timberlands may limit our access to, or impede our ability to harvest, our timber. In periods of poor logging conditions, we may harvest less timber than expected, thus impacting our net sales of timber during such periods.

  OUR PULP AND PAPER MILL AND ALL OF OUR PAPER MACHINES ARE LOCATED AT A SINGLE COMPLEX IN LONGVIEW, WASHINGTON.

     Our pulp and paper mill and all of our paper machines are located at a single 350 acre complex in Longview, Washington. Since we do not have pulp and paper production elsewhere, a material disruption at our mill could result in a material disruption of our paper making operations. Such disruptions could be caused by:

     - prolonged power failures;

     - a breakdown of our continuous pulp digesters;

     - chemical spill or release;

     - disruptions in the transportation infrastructure including railroad tracks, bridges, tunnels and roads; or

     - fires, floods, earthquakes or other disasters.

     Although we currently have certain business insurance and replacement value insurance, we cannot assure you that we are adequately insured to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any losses due to interruptions in our business due to damage to or destruction of our Longview pulp and paper making complex caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises. A disruption in our pulp and paper operations would also adversely affect our converting plants, which in fiscal year 2001 obtained approximately 98% of their paper and paperboard requirements from our mill.

  HIGH ENERGY COSTS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Through the first three quarters of fiscal year 2001, energy had become an increasingly variable operating expense for us as a result of rapid and substantial price increases that began in mid-2000 and continued in 2001. We have not been able, and in the future may not be able, to pass all increased energy costs through to our customers. In addition, the primary contracts pursuant to which we advantageously purchased and sold power in the past have expired and, under new terms, we have significantly less flexibility in our ability to sell and use power generated by our facilities. See
"Business -- Energy."

  CHANGES IN THE VALUE OF THE U.S. DOLLAR RELATIVE TO OTHER CURRENCIES COULD RESULT IN FLUCTUATIONS IN DEMAND FOR OUR PRODUCTS.

     While all of our revenues are earned in U.S. dollars, a large portion of our sales are made to customers operating in markets that use currencies other than U.S. dollars. For the fiscal year 2001, exports accounted for over 13.1% of our total sales. Of this amount, 6.2% of our total sales came from timber export sales, primarily to Japan, and 6.9% of our total sales came from export sales of paper and paperboard, primarily to Hong Kong, Canada and Southeast Asia. Strength in the value of the U.S. dollar relative to the currencies of these countries could make it more expensive for our customers operating in foreign markets to purchase our products, could make our products less price competitive with our foreign competitors, and could consequently reduce the demand for our products. A reduction in demand for our products could harm our business, financial condition and results of operations.

     In addition, adverse currency valuations could make paper and paperboard from foreign competitors more price competitive in the U.S. market. This situation has caused, and from time to time in the future may cause, excess supply of paper and paperboard in the United States, which, in turn, will likely result in a decrease in U.S. paper and paperboard prices.

  OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE HARMED BY FUTURE LABOR DISRUPTIONS.

     Approximately 2,279 of our employees, or over 62% of our workforce, are parties to collective bargaining agreements. As a result, there is a risk of work stoppage due to strikes or walkouts. We have 11 collective bargaining agreements expiring at various times through calendar year 2007, including three agreements covering approximately 319 employees that will expire during calendar year 2002. Any significant work stoppage as a result of the failure to successfully negotiate new collective bargaining agreements could have a material adverse effect on our business, financial condition and results of operations.

  ACTS OF TERRORISM OR WAR AND ANY MILITARY OR ECONOMIC RESPONSE BY THE UNITED STATES MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     The United States was recently the victim of several acts of terrorism. These acts have disrupted the functioning of the financial markets and numerous other businesses. The United States has responded with military actions and is expected to continue to use military force. Although we believe we have thus far experienced minimal disruption of our business, the potential near- and long-term impacts on us are difficult to assess. However, we would likely be adversely affected by those events to the extent those military actions or future terrorist acts or responses to terrorist acts contribute to the weakening of the U.S. or international economies.

                                USE OF PROCEEDS

     We issued $215 million principal amount of the outstanding notes on January 25, 2002 to the initial purchasers of those notes. We are making the exchange offer to satisfy our obligations under the outstanding notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of outstanding notes. Any outstanding notes that are properly tendered in the exchange offer will be accepted, canceled and retired and cannot be reissued.

     We estimate that our net proceeds from the offering of the outstanding notes were approximately $207.7 million, after deducting the discount payable to the initial purchasers and estimated offering expenses payable by us. We used these net proceeds, along with borrowings under our new revolving credit facility, to repay certain of our outstanding debt. We repaid approximately $35 million of our existing credit facility that matured in January 2002 and which, as of October 31, 2001, bore an interest rate of 3.63%, and repaid approximately $305 million of our existing credit facility that would have matured in February 2003 and which, as of October 31, 2001, bore an interest rate of 4.36%. Upon repayment, we cancelled both of these facilities. In addition, we prepaid our $25.0 million of 7.75% Series B Senior Notes due April 18, 2002, and irrevocably placed into an escrow account $20.5 million, the amount that, together with future accrued interest, will be sufficient to repay our $20.0 million of 6.76% Senior Notes due August 15, 2002, at their maturity. See "Escrowed Funds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Description of Certain Debt."

                                 ESCROWED FUNDS

     Under the terms of the documents governing our new revolving credit facility, we irrevocably placed $20.5 million into an escrow account upon closing of the offering of the outstanding notes. These escrowed funds, together with future accrued interest, will be sufficient to repay the $20.0 million principal amount of our 6.76% Senior Notes due August 15, 2002, together with accrued interest, at their maturity.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization and escrowed funds at January 31, 2002.

     You should read the following table in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Certain Debt" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                               AT JANUARY 31,
                                                                    2002
                                                               --------------
                                                               (IN THOUSANDS)
Escrowed funds..............................................     $   20,508
                                                                 ==========
Total debt:
  New revolving credit facility.............................     $  178,000
  Senior notes due through 2010(a)..........................        224,500
  Revenue bonds due through 2018............................         26,900
  Outstanding notes.........................................        213,668
                                                                 ----------
     Total debt(a)..........................................     $  643,068
                                                                 ==========
Total debt less escrowed funds..............................     $  622,560
                                                                 ==========
Total shareholders' equity..................................     $  417,877
                                                                 ==========
Total capitalization........................................     $1,060,945
                                                                 ==========
Total capitalization less escrowed funds....................     $1,040,437
                                                                 ==========

---------------

(a) Includes $20.0 million of 6.76% Senior Notes due August 15, 2002 that we will repay with the gross proceeds of the funds in escrow.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table contains our selected consolidated financial and operating data for the five fiscal years ended October 31, 1997, 1998, 1999, 2000 and 2001, which have been derived from our audited consolidated financial statements. You should read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes which are included elsewhere in this prospectus.

                                                       FISCAL YEAR ENDED OCTOBER 31,
                                       --------------------------------------------------------------
                                          1997         1998         1999         2000         2001
                                       ----------   ----------   ----------   ----------   ----------
                                               ($ IN THOUSANDS EXCEPT RATIOS AND SALES DATA)
STATEMENT OF INCOME DATA
Net sales:
  Timber.............................  $  186,814   $  166,037   $  170,992   $  161,586   $  161,129
  Paper and paperboard...............     196,192      193,154      226,330      255,025      195,765
  Converted products.................     389,839      394,053      377,027      451,195      441,975
  Power sales........................          --           --           --        8,492       77,086
                                       ----------   ----------   ----------   ----------   ----------
  Total net sales....................     772,845      753,244      774,349      876,298      875,955
Cost of products sold, including
  outward Freight....................     661,684      666,960      644,071      710,235      725,313
                                       ----------   ----------   ----------   ----------   ----------
Gross profit.........................     111,161       86,284      130,278      166,063      150,642
Selling, administrative and general
  expenses...........................      63,760       64,693       62,670       69,098       74,895
                                       ----------   ----------   ----------   ----------   ----------
Operating profit.....................      47,401       21,591       67,608       96,965       75,747
Interest expensed....................     (31,613)     (39,935)     (38,703)     (40,115)     (39,626)
Other income.........................       3,706        4,192        2,579        2,097        1,546
                                       ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes....      19,494      (14,152)      31,484       58,947       37,667
Provision for income taxes...........       6,800       (7,500)      11,500       21,300       13,000
                                       ----------   ----------   ----------   ----------   ----------
Net income (loss)....................  $   12,694   $   (6,652)  $   19,984   $   37,647   $   24,667
                                       ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA
Total assets.........................  $1,260,903   $1,263,343   $1,212,753   $1,276,690   $1,324,448
Total debt...........................     568,255      617,637      544,018      553,970      593,400
Shareholders' equity.................     449,506      414,949      420,463      432,042      425,395

OTHER DATA
EBITDDA(a):
  Timber.............................  $  111,304   $   84,855   $   92,046   $   79,476   $   74,996
  Paper and paperboard(b)............      18,701       12,742       21,289       26,631       20,416
  Converted products(b)..............       7,473       21,082       41,095       60,337       53,447
                                       ----------   ----------   ----------   ----------   ----------
  Total EBITDDA......................  $  137,478   $  118,679   $  154,430   $  166,444   $  148,859
                                       ==========   ==========   ==========   ==========   ==========
EBITDDA margin.......................        17.8%        15.8%        19.9%        19.0%        17.0%
Capital expenditures.................  $  155,443   $   88,676   $   32,778   $  106,174   $  119,631
Depreciation, depletion, and
  amortization.......................      86,371       92,896       84,243       67,382       71,566
Total debt/EBITDDA...................        4.13x        5.20x        3.52x        3.33x        3.99x
EBITDDA/Interest expensed............        4.35x        2.97x        3.99x        4.15x        3.76x
Ratio of earnings to fixed
  charges(c).........................        1.53x          --         1.85x        2.39x        1.86x

SALES DATA
Logs, thousands of board feet........     218,000      235,000      230,000      209,000      235,000
Lumber, thousands of board feet......      65,000       76,000       85,000       93,000      100,000
Paper, tons..........................     202,000      221,000      241,000      298,000      252,000
Paperboard, tons.....................     177,000      140,000      240,000      183,000      106,000
Converted products, tons.............     548,000      524,000      500,000      550,000      535,000
Logs, $/thousand board feet..........  $      724   $      598   $      605   $      613   $      548
Lumber, $/thousand board feet........         443          336          378          357          323
Paper, $/ton FOB mill equivalent.....         638          610          565          580          590
Paperboard, $/ton FOB mill
  equivalent.........................         332          353          333          384          348
Converted products, $/ton............         711          752          754          820          826

---------------

(a) EBITDDA represents income (loss) before interest expensed, income taxes, depreciation, depletion (also referred to as cost of timber harvested) and amortization. EBITDDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDDA is not necessarily comparable to similarly titled measures used by other companies.

(b) EBITDDA for our paper and paperboard and converted products segments includes allocated results from power sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expenses. In fiscal year 1998, our earnings were insufficient to cover fixed charges by $12.8 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with the financial statements, including the related notes, and the other financial information appearing elsewhere in this prospectus, as well as the risks described in the "Risk Factors" section. The following discussion contains forward looking statements. See "Forward-Looking Statements."

OVERVIEW

     Our business is organized into three segments: timber, paper and paperboard and converted products. We benefit from significant integration between our business segments. During fiscal year 2001, our paper and paperboard segment obtained approximately 10% of its wood chips from logs that were harvested from our timberlands and chipped by our chipping operations. In the same period, our converted products segment obtained approximately 98% of its paper and paperboard requirements from our Longview mill, representing approximately 61% of total mill production. In addition, our business segments share centralized corporate management, accounting, human resources and information systems support. Our fiscal year ends on October 31.

     Net sales for individual segments are reported net of intercompany transfers. Segment operating profits reflect allocations of selling, general and administrative expenses on the basis of the relative cost to produce products in each segment. In the case of intercompany transfers of products between segments, cost of products sold is based upon transfer pricing policies that we believe assist us in managing and optimizing the consolidated financial performance of our business as a whole. For example, when our paper and paperboard segment obtains logs from our timber segment for whole log chipping at our chipping facilities, we assign a transfer price to those logs based upon the historical cost and hauling expenses of the logs, regardless of the market price of those logs or wood chips at the time of transfer. For paperboard acquired from our paper mill and used in our converting operations, we assign a transfer price equal to the paper mill's cost. Depending on market conditions, our transfer pricing practices may understate or overstate the actual price at which we could have sold those products into the open market or the actual price in the open market at which we could have purchased the raw materials used to produce those products. As a consequence, these allocations and transfer pricing policies sometimes result in individual segment results that do not reflect the financial performance that would have resulted for a segment operating as a stand-alone business.

     We own and manage timberlands in Oregon and Washington and produce logs for sale in the domestic and export markets. During fiscal year 2001, our domestic customers consisted of approximately 60 independent sawmills and plywood plants. Export sales, which we make primarily to Japan, have, on average, accounted for approximately 41% of the net sales of our timber segment over our last five fiscal years. Results of operations for our timber segment also include our sawmill and contract lumber, which on average has accounted for approximately 18% of the net sales of this segment over the last five fiscal years. Net sales of our timber segment are primarily affected by housing starts and other construction activity in the domestic and Japanese markets. Construction activity is influenced by mortgage interest rates and general economic conditions in those markets. Net sales in this segment are also affected by supply-side factors such as government regulation restricting the harvest of timber from public and certain private lands and competition from logs supplied by foreign producers, especially Canadian producers. The strength of the Japanese market can significantly influence the results of our timber segment since our sales into that market tend to be at higher prices than sales into the domestic market. Because all of our sales are U.S. dollar denominated, our export sales are also significantly influenced by the relative strength of the U.S. dollar. Cost of products sold in the timber segment primarily include contract logging expense, the cost of operating our sawmill and depletion, which is based on the historical cost of timber that is harvested. For a general discussion on timber market pricing, see "Industry Overview -- Timber."

     Our paper and paperboard segment produces a wide variety of paper and paperboard at our Longview mill. We sell our paper and paperboard products to a number of domestic and export customers. Export sales, primarily to Asia, have, on average, accounted for approximately 37% of the net sales of our paper and paperboard segment over the last five fiscal years. In fiscal year 2001, our converted products segment used approximately 61% of our paper and paperboard output. Net sales in the paper and paperboard segment are primarily affected by general economic activity in the United States and Southeast Asia and the relative strength of the U.S. dollar. Average prices in this segment have also been favorably affected by industry capacity rationalization over the last several years. The demand for certain specialty products manufactured by our paper and paperboard segment tends to be less dependent on the economic cycles affecting the commodity paper market. The major component of cost of products sold for the paper and paperboard segment is fiber, which consists primarily of wood chips, but also includes sawdust and recycled materials. Fiber has represented, on average, 43.7% of the segment cost of products produced over the last five fiscal years, not including shipping, warehousing and outward freight. We have recently invested in processes that allow us to use an increased amount of less expensive sawdust and recycled materials in making our paper and paperboard products. Cost of products sold also includes labor, energy and chemicals used in processing. For a general discussion on paper and paperboard market pricing, see "Industry Overview -- Paperboard" and "-- Kraft Paper."

     Our converted products segment produces corrugated containers, solid fiber boxes, creative point-of-purchase displays, handle shopping bags and merchandise bags. Nearly all of our converted products are sold domestically for end uses that include packaging for consumables such as fresh and frozen produce and beverages, as well as for toys, furniture and electronics. Net sales in the converted products segment are primarily affected by general economic activity in the United States. The primary constituent materials for converted products are paper and paperboard, which have represented an average of 52.2% of our cost of products sold for this segment over the past five fiscal years. During fiscal year 2001, our converted products segment obtained approximately 98% of its paper and paperboard requirements from our Longview mill at mill cost. Cost of products sold also includes energy, labor, ink and glue. For a general discussion on converted products market pricing, see "Industry
Overview -- Corrugated Containers."

     Our Longview mill contains six steam-driven turbine generators and one natural gas-fired co-generation facility, all of which are capable of producing electric power. During fiscal year 2001, we elected, based on the relationship between rates we could obtain for third-party sales of electricity and the cost to us of purchasing electricity and natural gas, to sell a significant percentage of the electricity that we generated into the market. As a result, we realized $77.1 million from net sales of electric power during the period. During fiscal year 2001, the operating profit and EBITDDA from power sales allocated to our paper and paperboard segment were $15.6 million and $16.6 million, respectively, and the operating profit and EBITDDA allocated to our converted products segment were $19.4 million and $20.5 million, respectively. We made allocations between those segments based on the relative cost to produce products in each segment. However, the operating profit and EBITDDA of those segments for fiscal year 2001, net of the contribution from power sales, does not reflect the results that we would have obtained for those segments in the absence of our decision to sell power externally. These sales had the effect of significantly increasing our energy costs for operation as well as increasing our requirements for natural gas used to fuel the co-generation facility.

     Our power sales decreased during the third and fourth quarters of fiscal year 2001 primarily due to decreased prices available to us in the electric power market. In January, 2002, we ceased selling power. Our future decisions regarding electric power generation, including the extent to which we operate our co-generation facility for sales into the market, will change from period to period based on market conditions and our own power requirements. However, the primary contracts pursuant to which we purchased and sold power in the past have expired and, under new terms, we have significantly less flexibility in our ability to sell and use power generated by our facilities. We do not expect sales of power to meaningfully contribute to our results in the coming year. See "Business -- Energy."

     We can curtail the operation of certain of our equipment and facilities from time to time to provide us with flexibility in managing our operations and cost structure. Under certain market conditions, we may fully or partially curtail the operation of one or more of the paper machines at our Longview mill. When we curtail a machine, we typically switch production from the curtailed machine to maximize the efficient use of other machines that we would not otherwise fully utilize. In addition, we may curtail the operation of certain of our converting facilities if we believe it is advantageous to do so.

     For our first fiscal quarter of 2002, our EBITDDA has declined from the same period in fiscal year 2001. EBITDDA for the first fiscal quarter of 2002 was $17.6 million. The decrease from first fiscal quarter of 2001 EBITDDA of $41.5 million primarily reflects the absence of profits from the sale of power. We expect the balance of the reduction was largely the result of the negative impact of the events of September 11th on new orders, greater downtime taken at the Longview mill, the continued deterioration of the linerboard export market and the reduction in non-cash pension income.

RESULTS OF OPERATIONS

     The following table highlights our net sales and profits for the periods indicated.

                                                       FISCAL YEAR ENDED OCTOBER 31,
                                                       ------------------------------
                                                         1999       2000       2001
                                                       --------   --------   --------
                                                              ($ IN THOUSANDS)
Net sales:
  Timber.............................................  $170,992   $161,586   $161,129
  Paper and paperboard...............................   226,330    255,025    195,765
  Converted products.................................   377,027    451,195    441,975
  Power sales........................................        --      8,492     77,086
                                                       --------   --------   --------
  Total net sales....................................   774,349    876,298    875,955
Cost of products sold, including outward freight.....   644,071    710,235    725,313
Selling, administrative and general expenses.........    62,670     69,098     74,895
Operating profit:
  Timber.............................................    83,207     69,438     65,238
  Paper and paperboard(a)............................    (4,114)     6,472      2,173
  Converted products(a)..............................   (11,485)    21,055      8,336
                                                       --------   --------   --------
  Total operating profit.............................    67,608     96,965     75,747
Interest expensed....................................   (38,703)   (40,115)   (39,626)
Net income...........................................  $ 19,984   $ 37,647   $ 24,667

---------------

(a) Includes allocated results from power sales.

FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000

  CONSOLIDATED RESULTS

     Net sales. Fiscal year 2001 net sales were $876.0 million, compared with $876.3 million for fiscal year 2000. Net sales remained relatively unchanged as a result of an incremental $68.6 million of opportunistic net sales of internally generated power to third-parties on economically favorable terms, offset by a decrease in net sales in our paper and paperboard segments of $59.3 million, or 23.2%, and in our converted products segment of $9.2 million, or 2.0%. See "Selected Segment Results" below.

     Cost of products sold, including outward freight. Fiscal year 2001 cost of products sold was $725.3 million, or 82.8% of net sales, compared with $710.2 million, or 81.0% of net sales, for fiscal year 2000. This increase as a percentage of net sales was primarily due to a 5% increase in average wood chip costs and a 59% increase in average natural gas costs at the Longview Mill, which were partially due to increased power sales discussed above. These were partially offset by an approximately 29% decrease in average old corrugated container costs and higher margins on power sales. Our cost of products sold includes depreciation, depletion and amortization costs. Depreciation, depletion and amortization consist primarily of depreciation of our plant and equipment, the cost of timber harvested and, to a lesser degree, amortization of logging roads. This expense was $71.6 million for fiscal year 2001, compared with $67.4 million for fiscal year 2000.

     Selling, administrative and general expenses. Fiscal year 2001 selling, administrative and general expenses were $74.9 million, or 8.6% of net sales, compared with $69.1 million, or 7.9% of net sales, for fiscal year 2000. This increase as a percentage of net sales was primarily attributable to salary increases, including market adjustments, the opening of our new Bowling Green, Kentucky, converting plant and costs associated with our business process improvement initiative.

     Operating profit. Fiscal year 2001 operating profit was $75.7 million, or 8.6% of net sales, compared with $97.0 million, or 11.1% of net sales, for fiscal year 2000. See "Selected Segment Results" below.

     Provision for taxes on income. Fiscal year 2001 provision for income taxes was $13.0 million, reflecting a tax rate of 34.5%. Fiscal year 2000 provision for income taxes was $21.3 million, reflecting a tax rate of 36.1%. The decrease in amount was primarily the result of a decrease in net income.

     Net income. For the reasons noted above, net income decreased to $24.7 million from $37.6 million in fiscal year 2000, representing a 34.5% decrease.

  SELECTED SEGMENT RESULTS

  Timber

                                                  FISCAL YEAR ENDED
                                                     OCTOBER 31,
                                                 -------------------       PERCENTAGE
                                                   2000       2001     INCREASE/(DECREASE)
                                                 --------   --------   -------------------
Timber net sales, $ millions...................  $  161.6   $  161.1           (0.3)%
Timber operating profit, $ millions............      69.4       65.2           (6.0)%
Logs, thousands of board feet..................   209,000    235,000           12.4%
Lumber, thousands of board feet................    93,000    100,000            7.5%
Logs, $/thousand board feet....................  $    613   $    548          (10.6)%
Lumber, $/thousand board feet..................       357        323           (9.5)%

     Fiscal year 2001 timber net sales were $161.1 million, compared with $161.6 million for fiscal year 2000. The fiscal year 2001 results were impacted by a decrease in log prices of 10.6% and a decrease in lumber prices of 9.5%, offset by an increase in log volume of 12.4% and an increase in lumber volume of 7.5%. The price decline was in part due to a soft Japanese housing market and adverse U.S. dollar to Japanese yen exchange rates. Weak export market prices significantly influence our average prices as export prices tend to be significantly higher than domestic prices. The volume increases were largely due to relatively strong demand in the domestic market, where prices, although lower overall in fiscal year 2001, improved from levels in the first half of the year, as well as to greater timber harvesting in 2001 as a result of improved logging conditions over those experienced in 2000. Fiscal year 2001 export sales in the timber segment were $54.5 million, or 33.8%, of timber net sales compared with $66.4 million, or 41.1%, for fiscal year 2000. This decrease was a result of export price and volume declines. Fiscal year 2001 timber operating profit was $65.2 million, compared with $69.4 million for fiscal year 2000. The primary reason for this 6.0% decline was a decrease in average log and lumber prices, partially offset by an increase in log and lumber volume due to relatively strong demand in the domestic market and less curtailment of harvesting in fiscal year 2001, which resulted in some shifting of export sales to domestic sales.

  Paper and Paperboard

                                                  FISCAL YEAR ENDED
                                                     OCTOBER 31,
                                                 -------------------       PERCENTAGE
                                                   2000       2001     INCREASE/(DECREASE)
                                                 --------   --------   -------------------
Paper and paperboard net sales, $ millions.....  $  255.0   $  195.8          (23.2)%
Paper and paperboard operating profit, $
  millions.....................................       6.5        2.2          (66.4)%
Paper, tons....................................   298,000    252,000          (15.4)%
Paperboard, tons...............................   183,000    106,000          (42.1)%
Paper, $/ton FOB mill equivalent...............  $    580   $    590            1.7%
Paperboard, $/ton FOB mill equivalent..........       384        348           (9.4)%

     Fiscal year 2001 paper and paperboard net sales were $195.8 million, compared with $255.0 million for fiscal year 2000. This 23.2% decrease was primarily due to a 25.6% decrease in combined paper and paperboard volume, along with a decrease in paperboard pricing, partially offset by an increase in paper pricing. Paperboard volume decreased by 42.1% primarily as a result of our decision not to sell into the Asian market at prices that were depressed due to a general worsening of business conditions in Asia and the strength of the U.S. dollar. In addition, Chinese and other Asian producers added kraft top recycled linerboard capacity that tended to reduce export kraft linerboard prices. As a result of our decision, we have fully curtailed our least efficient paperboard machine in addition to partially curtailing two other machines to match production with incoming orders. Fiscal year 2001 export sales in the paper and paperboard segment were $60.2 million, or 30.7%, of paper and paperboard net sales, compared with $95.8 million, or 37.6%, for fiscal year 2000. Paper volume decreased by 15.4% as a result of a general economic slowdown in the U.S. market and increased competition from European producers in the export market due to, among other things, strength in the U.S. dollar. However, paper prices increased by 1.7% due to a change in our product mix as we continued to increase sales of TEA-Kraft(TM) paper and other value-added products in the domestic market. Fiscal year 2001 paper and paperboard operating profit was $2.2 million, compared with $6.5 million for fiscal year 2000. Operating profits were negatively impacted by a 5% increase in the average cost of wood chips. In fiscal year 2001, residual wood chip costs increased and we used a greater proportion of more expensive wood chips from whole log chipping operations. We have since reduced our use of whole log chips and are taking advantage of lower-cost residual chips. Operating profits were also negatively affected by increased costs caused by low machine utilization rates in the first half of fiscal year 2001 and higher energy prices. Operating profits were favorably impacted by the profits from the sale of electrical power allocated to the paper and paperboard segment. We allocated $15.6 million to the segment operating profit as a result of power sales in fiscal year 2001, compared with $1.3 million in fiscal year 2000. The basis for this allocation was consistent with the method used to allocate identifiable assets and other costs between segments. These sales had the effect of significantly increasing our energy costs for operation of the paper and paperboard segment as well as increasing our requirements for natural gas used to fuel the co-generation facility. Due to the increased sale of power in fiscal year 2001, plus the increased cost of natural gas, energy costs increased from 8% to 14% of paper and paperboard and converted products net sales (including power sales) in fiscal years 2000 and 2001, respectively. However, energy prices decreased in the fourth quarter of fiscal year 2001 and we expect decreased sales of energy into the market in fiscal year 2002. The Longview mill operated at 80% of capacity during fiscal year 2001 compared with 88% during fiscal year 2000.

  Converted Products

                                                  FISCAL YEAR ENDED
                                                     OCTOBER 31,
                                                 -------------------       PERCENTAGE
                                                   2000       2001     INCREASE/(DECREASE)
                                                 --------   --------   -------------------
Converted products sales, $ millions...........  $  451.2   $  442.0           (2.0)%
Converted products operating profit, $
  millions.....................................      21.1        8.3          (60.4)%
Converted products, tons.......................   550,000    535,000           (2.7)%
Converted products, $/ton......................  $    820   $    826            0.7%

     Fiscal year 2001 converted products net sales were $442.0 million, compared with $451.2 million for fiscal year 2000. Converted products volume decreased 2.7% due to general softening of the economy. Converted product pricing was favorably impacted by increased sales of value-added products such as point-of-purchase displays and higher-quality print orders. Our specialty products, which we identify as print jobs with four colors or more, jobs with a high percentage of die-cuts and other enumerated converted products, represented 26.7% of our converted products net sales for fiscal year 2001, compared with 26.3% for fiscal year 2000. Fiscal year 2001 converted products operating profit was $8.3 million, compared with $21.1 million for the fiscal year 2000. Operating profits were negatively impacted by the increased cost of paper and paperboard supplied to us by the Longview mill and increased converting costs, including labor and converting supplies, offset by the favorable impact of the profits from the sale of electrical power allocated to the converted products segment. The increase in paper and paperboard cost was due to the Longview mill's increased cost of wood chips and natural gas and power related costs and the increased costs due to a lower operating rate at the mill described above. The increased cost was also partially attributable to the increased use of high-quality paperboard used in manufacturing value-added products. The average mill cost of paper and paperboard supplied to our converting plants increased by 4.7% for fiscal year 2001, as compared to fiscal year 2000. We allocated $19.4 million to the segment operating profit as a result of power sales in fiscal year 2001, compared with $1.2 million in fiscal year 2000.

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

  CONSOLIDATED RESULTS

     Net sales. Fiscal year 2000 net sales were $876.3 million, compared with $774.3 million for fiscal year 1999. This 13.2% increase was attributable to an increase in paper and paperboard net sales of $28.7 million, or 12.7%, converted products net sales of $74.2 million, or 19.7%, and new power sales of $8.5 million, offset by a decrease in net sales in our timber segment of $9.4 million, or 5.5%.

     Cost of products sold, including outward freight. Fiscal year 2000 cost of products sold was $710.2 million, or 81.0% of net sales, compared with $644.1 million, or 83.2% of net sales, for fiscal year 1999. The decrease as a percentage of net sales was primarily due to improved margins resulting from an increase in prices in most of our segments and a decrease in depreciation, depletion and amortization costs. Expense for depreciation, depletion and amortization amounted to $67.4 million for fiscal year 2000, compared with $84.2 million for fiscal year 1999. This change resulted primarily from the extension of the depreciable lives of our major equipment following a study we conducted to assess the average useful life of certain of our capital assets and to approximate industry standards.

     Selling, administrative and general expenses. Fiscal year 2000 selling, administrative and general expenses were $69.1 million, or 7.9% of net sales, compared with $62.7 million, or 8.1% of net sales, for fiscal year 1999. The decrease as a percentage of net sales was partially due to an increase in net sales due to pricing increases in most of our segments. This decrease was offset by an increase in our converted products sales force and other staff, in conjunction with the expansion of our converting plants in 2000 and our focus on marketing specialty, value-added converted products, coupled with salary increases and increased training costs.

     Operating profit. Fiscal year 2000 operating profit was $97.0 million, or 11.1% of net sales, compared with $67.6 million, or 8.7% of net sales, for fiscal year 1999. This increase was attributable to a $10.6 million increase in paper and paperboard operating profit, and a $32.5 million increase in converted products operating profit, offset by a $13.8 million decrease in timber operating profit.

     Provision for taxes on income. Fiscal year 2000 provision for income taxes was $21.3 million, reflecting a tax rate of 36.1%. Fiscal year 1999 provision for income taxes was $11.5 million, reflecting a tax rate of 36.5%. This increase in amount was primarily due to an increase in net income resulting from increased operating profit.

     Net income. For the reasons noted above, fiscal year 2000 net income increased to $37.6 million from $20.0 million in fiscal year 1999.

  SELECTED SEGMENT RESULTS

  Timber

                                                  FISCAL YEAR ENDED
                                                     OCTOBER 31,
                                                 -------------------       PERCENTAGE
                                                   1999       2000     INCREASE/(DECREASE)
                                                 --------   --------   -------------------
Timber sales, $ millions.......................  $  171.0   $  161.6           (5.5)%
Timber operating profit, $ millions............      83.2       69.4          (16.5)%
Logs, thousands of board feet..................   230,000    209,000           (9.1)%
Lumber, thousands of board feet................    85,000     93,000            9.4%
Logs, $/thousand board feet....................  $    605   $    613            1.3%
Lumber, $/thousand board feet..................       378        357           (5.6)%

     Fiscal year 2000 timber net sales were $161.6 million, compared with $171.0 million for fiscal year 1999. This 5.5% decrease was primarily due to a decrease in log volume of 9.1% and a decrease in lumber prices of 5.6%, partially offset by an increase in log prices and lumber volume. Domestic log volume and prices decreased as a result of the deterioration of domestic demand throughout the year, while export prices increased overall in fiscal year 2000, with export volume remaining stable. Fiscal year 2000 export sales in the timber segment were $66.4 million, or 41.1%, of timber net sales, compared with $63.9 million, or 37.4%, for fiscal year 1999. Prices in the domestic lumber markets declined throughout most of the period primarily due to an increase in Canadian lumber exports. Lumber volume increased despite falling prices due to our decision to maintain certain customer relationships. Fiscal year 2000 timber operating profit was $69.4 million, compared with $83.2 million for fiscal year 1999. The primary reason for this 16.5% decline was a decrease in log volume and lumber prices and, to a lesser extent, higher logging expenses, costs associated with installing a new saw in our sawmill and increased depletion costs related to the mix of timber harvested in 2000.

  Paper and Paperboard

                                                  FISCAL YEAR ENDED
                                                     OCTOBER 31,
                                                 -------------------       PERCENTAGE
                                                   1999       2000     INCREASE/(DECREASE)
                                                 --------   --------   -------------------
Paper and paperboard sales, $ millions.........  $  226.3   $  255.0           12.7%
Paper and paperboard operating profit, $
  millions.....................................      (4.1)       6.5            N/A
Paper, tons....................................   241,000    298,000           23.7%
Paperboard, tons...............................   240,000    183,000          (23.8)%
Paper, $/ton FOB mill equivalent...............  $    565   $    580            2.7%
Paperboard, $/ton FOB mill equivalent..........       333        384           15.3%

     Fiscal year 2000 paper and paperboard net sales were $255.0 million, compared with $226.3 million for fiscal year 1999. This 12.7% increase was primarily due to increases in average paper and paperboard prices of 2.7% and 15.3%, respectively. The price increases were primarily due to lower domestic inventories resulting from the rationalization of paper machines following industry consolidation in 1999 and the curtailment of paper machines by a number of manufacturers. Additionally, we continued to increase our domestic sales of specialty, value-added products such as TEA-Kraft(TM) paper through a targeted marketing effort. Paper volume increased by 23.7% primarily due to sales of TEA-Kraft(TM) paper and sales to new Canadian customers that we established during fiscal year 2000. The paper volume increase was offset by a 23.8% decrease in paperboard volume. We significantly increased export sales of corrugated medium and linerboard in fiscal year 1999 following improved demand and constrained supply. As a result of deteriorating margins on these products due to strong competition and weak prices, we significantly reduced export paperboard volume in fiscal year 2000. Fiscal year 2000 export sales in the paper and paperboard segment were $95.8 million, or 37.6%, of paper and paperboard net sales compared with $95.1 million, or 42.0%, in fiscal year 1999. Fiscal year 2000 paper and paperboard operating profit was $6.5 million, compared with an operating loss of $4.1 million for fiscal year 1999. Operating profits were favorably impacted by higher prices, increased domestic sales of value-added products such as TEA-Kraft(TM) paper and significantly reduced export sales of low margin corrugated medium and linerboard. This favorable impact to operating profits was partially offset by increased wood chip and energy costs. Average wood chip costs were about 4% higher in fiscal year 2000 than in the prior fiscal year. The average cost of OCC, a significant source of this segment's raw materials, was 27% higher in fiscal year 2000 compared with fiscal year 1999 due to increased prices resulting from unusually high demand for OCC. For fiscal year 2000, these two raw materials combined represented approximately 38% of our total segment cost of products produced, not including shipping, warehousing and outward freight, compared with approximately 37% for fiscal year 1999. The average cost of electricity and natural gas increased approximately 5% and 21%, respectively, for fiscal year 2000 compared with fiscal year 1999. The Longview mill operated at approximately 88% of capacity during fiscal year 2000 compared with approximately 85% during fiscal year 1999.

  Converted Products

                                                  FISCAL YEAR ENDED
                                                     OCTOBER 31,
                                                 -------------------       PERCENTAGE
                                                   1999       2000     INCREASE/(DECREASE)
                                                 --------   --------   -------------------
Converted products sales, $ millions...........  $  377.0   $  451.2          19.7%
Converted products operating profit, $
  millions.....................................     (11.5)      21.1           N/A
Converted products, tons.......................   500,000    550,000          10.0%
Converted products, $/ton......................  $    754   $    820           8.8%

     Fiscal year 2000 converted products net sales were $451.2 million, compared with $377.0 million for fiscal year 1999. This 19.7% increase was primarily due to increases in volume of 10.0% and an increase in price of 8.8%. Although general corrugated container demand was relatively flat for fiscal year 2000, we believe our volume improved due in large part to our efforts to expand specialty, value-added product sales through an increased focus on marketing specialty products and increased value placed by customers on the quality and service we provide. In the middle of fiscal year 2000, we were also successful in implementing price increases for most of our converted products. In fiscal year 2000, our specialty products represented 26.3% of net sales, compared with 24.6% for fiscal year 1999. Fiscal year 2000 converted products operating profit was $21.1 million, compared with an operating loss of $11.5 million for fiscal year 1999. The primary reasons for the improvement were the price and volume increases, partially offset by increases in the cost of producing paperboard supplied from the Longview mill as described above, and increases in wages and the hiring of additional sales representatives at our converting plants.

LIQUIDITY AND CAPITAL RESOURCES

     At October 31, 2001, our financial position included long-term debt of $585.4 million, including current installments of long-term debt of $45.0 million. Additionally, short-term borrowings at October 31, 2001 were $8.0 million. At January 31, 2002, we had long-term debt of $569.7 million, including current installments of $32.4 million, and short-term borrowings of $41.0 million.

     Net cash provided by operations was $110.5 million in fiscal year 2001, $112.4 million in fiscal year 2000 and $117.1 million in fiscal year 1999. The decrease in fiscal year 2001 was primarily due to a decrease in operating profits. The decrease in fiscal year 2000 was largely the result of increased pension and other noncurrent assets.

     Net cash used for investing was $118.5 million in fiscal year 2001, $104.9 million in fiscal year 2000 and $27.6 million in fiscal year 1999. Our capital expenditures, including timberland acquisitions, were $119.6 million in fiscal year 2001, $106.2 million in fiscal year 2000 and $32.8 million in fiscal year 1999. In fiscal year 2000, we started a capital program to enable us to increase our domestic converted products business in an effort to reduce our reliance on the competitive export paperboard market. Significant capital expenditures in 2001 included the construction of our new Bowling Green, Kentucky converting plant; purchasing of flexo folder gluers, expansion of the material handling system and other equipment upgrades at our Spanish Fork, Utah converting plant; upgrading our Amsterdam, New York converting facility by expanding the building, increasing the corrugator's capacity and purchasing a flexo folder gluer; and the completion of the replacement of the press section of a paper machine which began in 2000. Significant capital expenditures in fiscal year 2000 included the purchase of a corrugator for our Spanish Fork, Utah converting plant; the construction of our Seward, Nebraska converting plant; the rebuilding of a paper machine; and the commencement of work to replace the press section on a paper machine. In fiscal year 1999, we made lower capital expenditures as a result of lower operating profits and our ability to curtail investing based on prior years' expenditures.

     Capital expenditures are expected to total approximately $43 million for each of fiscal years 2002 and 2003, including expenditures for timber purchases, plant and equipment maintenance and improvements and environmental compliance.

     Net cash provided by financing was $8.0 million in fiscal year 2001, while the net cash used for financing was $7.6 million in fiscal year 2000 and $89.5 million in fiscal year 1999. The change in fiscal year 2001 primarily reflects a $39.4 million increase in borrowings during fiscal year 2001 to fund capital expenditures such as the construction of our Bowling Green, Kentucky converting plant and the purchase of founders' stock for $6.8 million. Debt increased by $10.0 million in fiscal year 2000 and decreased by $73.6 million in fiscal year 1999. The reduction in our debt in 1999 was due to a reduced level of capital expenditures from previous years, an increase in operating profit and a decrease in interest expense over the same period, which allowed more of our cash to be used to repay our debt.

     During fiscal years 2001 and 2000, we purchased 500,000 shares and 100,000 shares, respectively, of our stock for approximately $6.8 million and $1.3 million, respectively. During fiscal year 1999 we did not purchase shares of our stock. See "Certain Transactions with Related Parties."

     Each quarter we determine the amount of our dividend based on operating results, current market conditions and debt levels. Cash dividends of $0.12 per share were declared and paid in the fourth quarter of 2001 in the aggregate amount of $6.1 million. During fiscal year 2001, we declared and paid total dividends of $0.48 per share, for an aggregate amount of $24.6 million. Dividends of $0.48 and $0.28 per share were paid in fiscal year 2000 and fiscal year 1999, respectively, for an aggregate amount of $24.8 million and $14.5 million, respectively.

     The board of directors declared a cash dividend of $0.03 per share, for an aggregate amount of $1.5 million, which was paid on January 10, 2002 to shareholders of record on December 24, 2001. The reduction was based on fourth quarter earnings and current economic conditions that are negatively affecting our business.

     At January 31, 2002, assuming the application of the escrowed funds had occurred on January 31, 2002, we would have had outstanding debt of: $178.0 million under our new revolving credit facility, excluding $2.3 million of letters of credit, $215.0 million of the notes, $204.5 million of senior notes and $26.9 million of industrial revenue bonds. In addition, we would have had available an additional $[72.0] million under our new revolving credit facility. We would also have had available a $15.0 million uncommitted line of credit under our M&I facility. See "Use of Proceeds" and "Description of Certain Debt."

     We believe that our cash flow generated from operations and available borrowings under our new revolving credit facility and our M&I facility provide sufficient resources to fund operations and to meet our debt payment obligations and foreseeable capital expenditure requirements.

     For the quarter ended April 30, 2001, we obtained amendments from the holders of certain senior notes with respect to compliance with covenants that require us to maintain a specified current ratio. The amendments affected the quarters ended April 30, 2001, and July 31, 2001. As of June 2001, when we closed a senior note offering, we were in full compliance with all financial covenants of the original note agreements without regard to the amendments. As a result of amendments to certain senior notes obtained in 1999, we continue to pay an additional 0.75% per annum over the original note coupon rates until an investment grade credit rating is obtained for our unsecured senior debt. We cannot assure you that we will be able to obtain future waivers or amendments, if necessary, at acceptable terms or at all.

OTHER

     During the year ended October 31, 1999, we adjusted the estimated useful lives of some capital assets. As a result of an updated comparison of the estimated useful lives for various asset categories of certain companies in the industry and further study of our own asset base, we adjusted the estimated useful lives of our machinery and equipment for fiscal year 2000. The estimated useful lives now range from 20 to 40 years for buildings and principally from 15 to 20 years for machinery and equipment. These changes increased fiscal 2000 and fiscal 1999 net income by approximately $10.2 million and $5.8 million, respectively, by decreasing the amount of annual depreciation.

     Although we believe that we are in substantial compliance with federal, state and local laws regarding environmental quality, the Environmental Protection Agency (EPA) has issued a final air and water quality rule referred to as the "Cluster Rule." We estimate that over the next 5 years required pollution control capital expenditures could range from $15.0 million to $20.0 million. We have included these estimated expenditures in our capital expenditure budget discussed above.

     Although future pollution control expenditures cannot be predicted with any certainty and could continue to escalate because of continuing changes in laws and regulations and uncertainty as to how they will be interpreted and applied, we believe that compliance with these regulations will not have a material impact on our capital expenditures, earnings or competitive position.

     Our exposure to market risks on our financial instruments is limited to interest rate changes on variable rate debt, including debt under our revolving credit facilities. The interest rates applied to our variable rate borrowings are adjusted often and therefore react quickly to any movement in the general trend of market interest rates. Interest expense incurred annually related to our variable rate debt is dependent upon the amount outstanding during the year and the extent to which interest rates rise and fall. We currently do not engage in commodity, currency or interest rate hedging arrangements or engage in transactions involving derivatives, although we may do so in the future, on a non-speculative basis, if business conditions warrant.

                               INDUSTRY OVERVIEW

     The following discussion is intended to provide background information concerning the industry in which we operate. You are cautioned, however, that our business is not necessarily affected by the industry trends or other factors discussed below in the same manner or to the same degree as the industry generally. In addition, the information provided below is based on data from specified industry research firms and U.S. government sources. While we generally consider these sources to be reliable, we have not independently verified the accuracy or completeness of this information. As a result, we cannot assure you that the information provided by these sources is accurate and reliable. Some of the information included in the following discussion is based on predictions and projections published by these sources. These predictions and projections are subject to inherent uncertainties. Consequently, actual results may differ materially from those expressed in or implied by these predictions and projections. See "Forward-Looking Statements." For specific information about our business and operating results, see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other information contained in this prospectus.

TIMBER

     Timber is the primary raw material used in the forest products industry and is required in the making of paper, paperboard and wood products. Timber companies are responsible for planting, fertilizing, thinning, and cutting trees and marketing logs. Logs are primarily marketed and sold either to sawmills or plywood mills to be made into lumber or other wood products, or to wood-chipping facilities to be processed into wood chips used primarily by pulp and paper manufacturers. According to the most recent U.S. Department of Agriculture ("USDA") survey completed in 1996, there were an estimated 518 million acres of commercially available timberlands in the United States, including 38 million acres in the Pacific Northwest. Of this total, the USDA estimated that 31% was owned by federal, state and local governments and 69% was owned by private landowners, of which 13% was owned by forest products companies.

     Timber supply is a function of the physical access to timber and the availability of harvestable timberlands. Access to standing timber may be limited by the difficulty of constructing logging roads and the impact of natural barriers such as rivers, lakes, canyons and rugged terrain. Timberland availability is limited by several factors, including state and federal forest management policies, alternate uses of land, and loss to real estate development. Timber supply from federal lands, which represent 24% of the commercially available timberlands in the United States, has been increasingly reduced by federal environmental regulation. In 1990, the U.S. Fish and Wildlife Service listed the northern spotted owl as a threatened species. That decision affected approximately 6.9 million acres of federal land in California, Oregon and Washington. As shown in the table below, federal timber harvesting has been curtailed from 8.5 billion board feet in 1991 to 1.9 billion board feet in 2001.

                            FEDERAL TIMBER HARVESTED

                                                                   BOARD
                                                                   FEET
                                                               -------------
                                                               (IN BILLIONS)
1991........................................................       8.50
1992........................................................       7.30
1993........................................................       5.90
1994........................................................       4.80
1995........................................................       3.90
1996........................................................       3.70
1997........................................................       3.30
1998........................................................       3.30
1999........................................................       2.90
2000........................................................       2.50
2001........................................................       1.90

---------------

Source: USDA

     Although many sawmills faced inadequate supplies of timber as a result of the reduction in available federal timber and were forced to close, companies with private timber holdings benefited as prices for logs and lumber increased significantly in response to the supply reduction. Timber prices reached peak levels during late 1993 through 1994, and although prices have declined from these record levels, current prices still exceed pre-1993 levels. The reduction in timber from federal lands is expected to continue for the foreseeable future. Increases in the supply of logs imported or harvested from private lands have only partially offset the lost volume from federal lands. These private lands generally contain lower percentages of mature, high-quality timber than that found on federal lands.

     The demand for timber is directly related to the underlying demand for lumber, pulp, paper, panel and other forest products. The demand for lumber and manufactured wood products in the United States, Asia and elsewhere is primarily affected by the level of new residential construction activity and repair and remodeling activity, which, in turn, is impacted by changes in general economic and demographic factors, including interest rates for home mortgages and construction loans.

     A strong U.S. homebuilding market has driven demand for timber over the last several years. From 1991 to 2000, both housing starts and repair and remodeling expenditures in the United States have grown at an average annual rate of approximately 5%.

                           U.S. CONSTRUCTION ACTIVITY

                                                                    TOTAL REPAIR AND REMODELING
                                              U.S. HOUSING STARTS          EXPENDITURES
                                              -------------------   ---------------------------
                                                 (IN MILLIONS)             (IN BILLIONS)
1991........................................          1.0                        98
1992........................................          1.2                       104
1993........................................          1.3                       108
1994........................................          1.5                       115
1995........................................          1.4                       112
1996........................................          1.5                       115
1997........................................          1.5                       119
1998........................................          1.6                       134
1999........................................          1.6                       143
2000........................................          1.6                       153
2001........................................          1.6                       163*

---------------

* Annualized projection, based on actual figures through September, 2001.

Source: U.S. Commerce Department

     After declining in 2000 to 1.569 million units from record-high 1999 levels of 1.641 million units, the number of housing starts in the United States for 2001 increased to 1.603 million units, or by 2.2% compared with 2000. Relatively low mortgage rates have contributed to this demand. According to the Federal Home Loan Mortgage Corporation, the average rate of a 30-year mortgage was 6.97% during 2001, which is significantly below the 8.05% average during 2000. However, due to the general slowing of the economy and the September 11, 2001 terrorist attacks on the United States, there is uncertainty about the growth of the housing market over the intermediate term. In December 2001, housing starts decreased 3.4% from November 2001 to a seasonally adjusted annual rate of 1.570 million units, which is a 2.5% increase over the December 2000 annual rate of
1.532 million units.

     In Japan, the recent rate of housing starts per capita is approximately twice that of the United States. In 1997, Japan had 11.0 housing starts per 1,000 persons, compared to 5.2 in the United States. This relatively high rate of residential construction in Japan is due to, among other factors, high population growth, the shorter life span of Japanese housing, the government's use of housing to support or boost the economy and the lack of stringent urban planning regulations in Japan. As a result, the Japanese housing market has demonstrated the ability to remain more resilient to the current economic downturn than the Japanese economy in general. There were 1.23 million housing starts in Japan in 2000. Japanese housing starts were expected to total roughly
1.17 million units in 2001, which would represent a decrease of 4.9% from 2000. From January to August 2001, 45% of Japanese housing starts were wood-based and 55% were concrete-based.

  SOFTWOOD LUMBER

     Timber is classified into one of two basic categories: hardwood and softwood. Hardwood trees are deciduous trees that, with few exceptions, lose their leaves in colder months. Softwood trees are conifers and evergreens such as firs, pines, spruces, and junipers. Wood from softwood trees is typically used for house framing, sheathing, paneling and scaffolding. Hardwoods are mainly used for furniture, flooring, architectural woodwork, trim, paneling and cabinets. Currently, softwoods comprise approximately 58% of the growing stock volume on U.S. timberlands.

     Because softwood is the primary source of lumber for the homebuilding industry, softwood consumption has remained strong over recent years. However, volume and price fell slightly in 2000 from record-high 1999 levels. This softening was primarily due to the overall U.S. economic slowdown and a decline in new housing starts. Also contributing to the market downturn was the strong U.S. dollar, which made U.S. lumber exports more costly for foreign buyers.

                        U.S. SOFTWOOD LUMBER CONSUMPTION

                                                                   BOARD
                                                                   FEET
                                                               -------------
                                                               (IN BILLIONS)
1991........................................................       42.0
1992........................................................       45.7
1993........................................................       45.8
1994........................................................       48.1
1995........................................................       47.8
1996........................................................       50.1
1997........................................................       50.9
1998........................................................       52.2
1999........................................................       54.3
2000........................................................       54.0
2001........................................................       53.1

---------------

Source: American Forest and Paper Association

     Pricing in the U.S. softwood lumber industry has been impacted historically by Canadian exports into the United States. In 1996, the Softwood Lumber Agreement, a five-year quota accord, was put in place in an attempt to reduce Canadian softwood lumber exports to the United States. The agreement taxed exports that exceeded certain levels from the Canadian provinces of British Columbia, Alberta, Ontario and Quebec. Despite the quota, exports from Canada to the United States increased each year the quota was in effect as shipments from other Canadian provinces rose sharply. Following the expiration of the Softwood Lumber Agreement in March 2001, exports of Canadian softwood lumber into the United States have increased. According to the American Pulp and Paper Association, from April through August 2001, imports of Canadian softwood lumber into the United States increased by 6.0% compared with the same period in 2000. At the request of U.S. lumber producers, the U.S. Department of Commerce introduced a temporary 19.3% countervailing duty on August 15, 2001, on lumber shipments from the four Canadian provinces originally affected by the Softwood Lumber Agreement. On October 31, 2001, an additional 12.6% anti-dumping tariff, which applies to all Canadian producers, was introduced as a result of an investigation that identified six Canadian producers selling lumber into the United States at prices below production costs. The temporary 19.3% countervailing duty expired on December 15, 2001. However, the Department of Commerce is continuing to review whether to impose a new countervailing duty. The 12.6% anti-dumping tariff is expected to remain in place until a final decision is made regarding the duty.

     Prices for softwood lumber are volatile due to the seasonality and cyclicality of its end markets. According to data from Random Lengths, shown below, after increasing between 1991 and 1994, the average annual price dropped in 1995 to $337 per thousand board feet, or MBF. Prices rebounded during 1996 and 1997, reaching a ten-year high of $417 per MBF before declining to $349 per MBF in 1998. Despite this volatility, the prices for softwood lumber have not fallen below the historical low of $236 per MBF reached in

1991. In calendar 2001, the average price was $312 per MBF, with the average price dropping to $279 per MBF during the fourth quarter of 2001.

              AVERAGE U.S. SOFTWOOD LUMBER PRICES, FRAMING LUMBER

                                                                 AVERAGE
                                                                  PRICE
                                                               -----------
                                                               ($ PER MBF)
1991........................................................     236.00
1992........................................................     287.00
1993........................................................     394.00
1994........................................................     409.00
1995........................................................     337.00
1996........................................................     401.00
1997........................................................     417.00
1998........................................................     349.00
1999........................................................     402.00
2000........................................................     323.00
2001........................................................     312.00

---------------

Source: Random Lengths

PAPERBOARD

     Paperboard refers to heavyweight grades of paper primarily used for manufacturing corrugated shipping containers, folding cartons, and many other types of packaging for consumer and industrial products. Additional uses include point-of-purchase displays, free-standing bins, book covers, milk cartons and insulation materials. Paper and paperboard are manufactured from pulp derived from virgin wood fiber and/or recycled paper and paperboard products. Pulp is manufactured by a variety of different processes, while paperboard is manufactured primarily through the kraft process. The kraft process is a process in which raw material fibers from wood chips are cooked under pressure in a chemical mixture in vessels called digesters. Once pulp has been prepared, it can be sent directly to a paper or paperboard machine or dried for inventory or sale in the marketplace.

     Two major categories of paperboard -- linerboard and corrugating medium -- are combined to make corrugated sheets, the material used to make corrugated containers. Linerboard is the inner and outer facing of corrugated sheets. Kraft linerboard is made from softwood chips that have long fibers that contribute to the product's strength. In 2000, approximately 78% of linerboard production in the United States was kraft and the remaining 22% was made primarily from recycled fiber. Production of linerboard from recycled material has grown rapidly over the past several years due to a combination of cost efficiency, demand from environmentally conscious customers, and new technology that has made the quality of recycled linerboard more comparable to linerboard made from wood chips. Corrugating medium is used to form the fluting material comprising the middle portion of corrugated sheets used to make corrugated containers. The portion of corrugating medium produced from recycled fiber rose to about 41% in 2000, compared with 20% in 1980, as producers shifted to this lower-cost material.

     According to the Pulp & Paper 2000 North American Factbook, approximately 25% of paperboard produced in the United States is sold on the open market to independent converters or customers outside the United States. The remaining 75% is sold or transferred by integrated producers to their domestic converting, or box, plants or traded with other integrated producers at prices generally determined by consultants or independent industry newsletters.

     Paper and paperboard demand is influenced primarily by general economic conditions. The industry's supply is affected by capacity, which, in turn, is influenced by paper and paperboard market prices. In recent years, the supply and demand balance has improved as companies resisted adding capacity during the upswing in the late 1990s. The American Forest and Paper Association, or AFPA, estimates that U.S. paper and paperboard companies added net capacity at a rate of 0.6% in 1999 and 1.3% in 2000 and that capacity decreased by 1.3% in 2001, compared with an average increase rate of 2.1% over the previous ten years. The AFPA also estimates that net capacity will increase at an average rate of 0.4% from 2002 to 2004. By demonstrating capacity restraint by idling machines, paper and paperboard companies are able to operate more efficiently. The following table shows the capacity, production and consumption of containerboard from 1991 to 2001.

       UNITED STATES CONTAINERBOARD CAPACITY, PRODUCTION AND CONSUMPTION

                                                             THOUSANDS OF SHORT TONS
                                                       -----------------------------------
                                                       CAPACITY   PRODUCTION   CONSUMPTION
                                                       --------   ----------   -----------
1991.................................................   28,937      28,046       24,622
1992.................................................   30,032      29,325       25,804
1993.................................................   30,748      29,704       27,144
1994.................................................   31,925      31,630       28,822
1995.................................................   33,514      32,101       28,046
1996.................................................   35,444      33,490       29,819
1997.................................................   37,008      35,466       31,299
1998.................................................   37,353      34,827       31,290
1999.................................................   36,442      34,387       31,351
2000.................................................   37,121      32,646       29,828
2001.................................................   37,259      31,104       28,729*

---------------

* Estimated

Sources: AFPA and Fibre Box Association

     Prices for unbleached kraft linerboard have historically reflected the strength of the U.S. economy, along with the overall supply and demand in the paper industry. According to Resource Information Systems, Inc. ("RISI"), between 1991 and 2000 the average annual price for 42 lb. unbleached kraft linerboard in the Western United States reached a high in 1995 of $526 per ton before decreasing to $342 per ton in 1997. Prices recovered somewhat to $473 per ton in 2000, but declined to an average of $441 per ton in 2001.

   AVERAGE U.S. PRICES FOR UNBLEACHED KRAFT LINERBOARD (42 LB., WESTERN U.S.)

                                                                 AVERAGE
                                                                  PRICE
                                                               -----------
                                                               ($ PER TON)
1991........................................................     352.08
1992........................................................     360.00
1993........................................................     317.92
1994........................................................     389.58
1995........................................................     525.80
1996........................................................     377.50
1997........................................................     341.70
1998........................................................     369.20
1999........................................................     392.50
2000........................................................     472.50
2001........................................................     440.83

---------------

Source: RISI

KRAFT PAPER

     Kraft paper is the brown paper used for a variety of products, including grocery bags, gift wrapping paper and "butcher's paper." Kraft paper is generally stronger than other types of paper. Many kraft paper machines can be switched to make kraft paperboard with relative ease in response to changing market demand. Demand for kraft paper has declined over the past two decades as kraft paper has slowly been replaced by plastic products in several traditional end-use markets such as grocery bags. Supply has continued to be strong as many of the industry's kraft paper machines are swing machines which permit the manufacturer to produce either retail bag paper or lightweight linerboard.

     One reference price for kraft paper is the market price of the 50 lb. unbleached shipping sack. These prices have historically moved with the paper industry in general. Prior to 2001, prices had been gradually increasing for several years and reached a new ten-year high of $723 per ton in 2000. During 2001, prices decreased slightly to $721 per ton.

            AVERAGE U.S. PRICES FOR 50 LB. UNBLEACHED SHIPPING SACK

                                                                 AVERAGE
                                                                  PRICE
                                                               -----------
                                                               ($ PER TON)
1991........................................................     550.00
1992........................................................     555.00
1993........................................................     540.00
1994........................................................     566.25
1995........................................................     685.00
1996........................................................     599.17
1997........................................................     589.58
1998........................................................     620.00
1999........................................................     655.00
2000........................................................     722.50
2001........................................................     720.83

---------------

Source: RISI

CORRUGATED CONTAINERS

     Corrugated containers provide convenient and affordable protective packaging for most consumer products, including fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. In addition, corrugated product use has expanded beyond shipping products as retailers have looked to improve sales by using corrugated product displays that incorporate colors, small flutes and coatings to create a stylish package. This specialty graphic packaging segment of the corrugated products industry includes litho-laminated products, preprinted linerboard, and flexo-direct printing with four or more colors. Although there are numerous end-markets for corrugated containers, the food and beverage and printing industries combined consumed over 60% of production in 2000.

       CORRUGATED CONTAINER SHIPMENTS BY END USE INDUSTRY, 1990 AND 2000

                                                              2000   1990
                                                              ----   ----
                                                                  (%)
Stone, Clay & Glass.........................................   3.2    3.0
Machinery...................................................   4.8    5.1
Lumber & Furniture..........................................   2.5    3.5
Metals......................................................   2.4    3.2
Misc. Manufacturing.........................................   7.7    5.5
All other...................................................   3.0    3.6
Textiles & Apparel..........................................   2.3    3.3
Chemicals...................................................   5.7    6.5
Rubber & Plastic............................................   5.0    5.2
Paper & Printing............................................  22.1   22.8
Food & Beverage.............................................  41.3   37.8

---------------

Source: Fibre Box Association

     The three major types of converting plants that produce corrugated containers are corrugator plants, sheet-feeder plants and sheet plants. Sheet-feeder plants produce corrugated sheets by employing a corrugator that turns corrugating medium into fluting material and then glues that fluting material between layers of linerboard. Corrugator plants can produce corrugated sheets in the same manner as sheet-feeder plants, and can also cut, print, fold and glue corrugated sheets into finished corrugated containers. Sheet plants have the same container-making capabilities as corrugator plants but do not have a corrugator and, therefore, must acquire their corrugated sheets from sheet-feeder plants or corrugator plants.

     Corrugated container demand is closely linked to domestic manufacturing for multiple industries and the overall performance of the U.S. economy. However, corrugated container shipments for some end markets, such as the food and beverage industry, tend to have less volatility due to consumer demand being relatively stable regardless of the status of the economy. The food and beverage industry accounted for approximately 38% of corrugated container shipments in 2000. At approximately $28 billion, U.S. corrugated container sales constituted the largest segment of the $95 billion domestic packaging industry in 1999. Corrugated container shipments, the most important indicator of corrugated container demand, have increased at an average annual rate of 2.4% between 1991 and 2000.

     Between 1991 and 2001, corrugated container prices reached an average annual high of $58.61 per thousand square feet, or MSF, in 1995. Following a price decline to $43.98 per MSF in the third quarter of 1997, prices increased, reaching $56.35 per MSF in the fourth quarter of 2000. Prices decreased slightly to $55.09 per MSF in 2001.

                    AVERAGE PRICES FOR CORRUGATED CONTAINERS

                                                                 AVERAGE
                                                                  PRICE
                                                               -----------
                                                               ($ PER MSF)
1991........................................................      44.11
1992........................................................      45.01
1993........................................................      44.38
1994........................................................      46.93
1995........................................................      58.61
1996........................................................      50.89
1997........................................................      45.42
1998........................................................      48.48
1999........................................................      49.47
2000........................................................      55.46
2001........................................................      55.09

---------------

Source: Fibre Box Association

                                    BUSINESS

OVERVIEW

     Longview Fibre Company is a publicly held forest, paper and packaging products company engaged in three primary businesses: the ownership and management of timberlands that principally produce logs for sale; the ownership and operation of a pulp and paper mill, which produces kraft paper and paperboard; and the ownership and operation of converting plants, which produce finished products such as corrugated containers, specialty packaging and merchandise bags.

     We commenced operations in Longview, Washington in 1927 with a single paperboard machine to produce paper products. Since our inception, we have continued to expand our operations and currently own one of the world's largest pulp and paper making complexes, 17 converting plants in 12 states and significant holdings of valuable timberlands in the Pacific Northwest composed of slightly more than 571,000 acres of timberlands.

COMPETITIVE STRENGTHS AND STRATEGIES

     Significant High-Quality Timberland Resources. We own and manage approximately 571,000 acres of timberlands in Oregon and Washington containing an estimated 4.4 billion board feet of 30-year old and older timber. Approximately 85% of our timber is located in the favorable growing climate west of the Cascade mountains. That climate, combined with our advanced forest management practices, has resulted in an estimated average annual marketable volume growth rate across our properties of approximately 5.5% based on the scribner scale board feet measurement system. Over 90% of our specie mix is softwoods such as Douglas Fir and Hemlock that, due to their strength and flexibility, are generally preferred over hardwoods for construction lumber and plywood. A significant percentage of our timber is of an age and quality that makes it particularly attractive to certain overseas markets, primarily Japan, where over the past ten years we have realized average sales prices between 30% and 60% higher than our domestic sales prices.

     Our timber holdings have significant value, with an appraised market value of approximately $1 billion, or an average of approximately $1,737 per acre, based on an October 2001 appraisal we received from Atterbury Consultants, Inc., a nationally recognized appraisal firm specializing in timber inventory and valuations. The value of our timberlands has increased due to the decrease in permitted harvesting of government forests in connection with threatened and endangered wildlife protection and other federal policies restricting timber harvest. According to the U.S. Department of Agriculture, the annual amount of timber harvested from federal forests has declined from 8.5 billion board feet in 1991 to 1.9 billion board feet in 2001.

     We manage our timberlands on a "sustained yield" basis; that is, we harvest levels of timber that can be sustained into perpetuity due to natural growth and our reforestation efforts. Although we currently base our annual timber harvesting plans on a conservative average rotation of 60 years, we have determined that the shortest possible rotation that allows us to maintain our timberlands in perpetuity is 48 years. As a result, we can harvest additional timber on an interim basis to take advantage of favorable market conditions or as a source of liquidity available to offset the business cycles of our paper and paperboard and converted products businesses.

     Specialty, Value-Added, High-Margin Products. We strive to develop special market opportunities where we can add value for our customers by providing total service and innovative solutions through customized graphic, structural design and specialty product capabilities. Approximately 27% of our converted products segment net sales were derived from these higher-margin specialty products during fiscal year 2001, commanding an average operating margin approximately 49% higher than our non-specialty products. These specialty products include Liquiplex(R), a family of disposable bulk-liquid bins, point-of-purchase displays and new corrugated pallets that for many uses have advantages over wooden pallets. Our six-color printers and specialty gluers and dryers enable us to make printed boxes in virtually any size, shape and design to meet the specific requirements of our customers. Where possible, we develop products in conjunction with our customers and enter into long-term relationships. Within our paper and paperboard segment, approximately 17% of our segment net sales for fiscal year 2001 were from our specialty TEA-Kraft(TM) paper, a highly rupture-resistant multi-wall bag used in the agriculture, pet food, chemical, and cement industries. During the same period, domestic TEA-Kraft(TM) paper sales commanded an average operating margin approximately 68% higher than our other domestic paper products.

     Modern and Efficient Facilities. We have recently completed a significant multi-year capital investment program that we believe has resulted in our facilities being more technologically advanced and cost-competitive. This capital investment program focused on modernizing and increasing the efficiency of our Longview mill and expanding the capabilities of our converting plants.

     Our Longview mill is one of the world's largest pulp and paper making complexes. The mill benefits from centralized management and storage and from dependable sources of fiber. Our recent capital initiatives have resulted in greater mill efficiency due to, among other things, enhanced manufacturing process flexibility. This has enabled us to efficiently develop and produce a greater variety of specialized grades of products. We have also upgraded the mill's machine capabilities to be able to use a greater amount of less costly raw material fiber, such as sawdust and old corrugated containers, or OCC, instead of wood chips. As a result of our capital investments and all of our paper machines being located at one complex, we are able to switch quickly between production of paper and paperboard on swing machines in order to produce higher-margin specialty grade paper in response to market demands. Other recent mill improvements include expanding the mill's power generation capacity, allowing us to actively manage our electricity costs.

     Our capital investment program has also resulted in our converting plants becoming some of the best-equipped in the United States, capable of producing corrugated containers and merchandise bags in virtually any size, shape or design based on customer needs. Our focus on value-added packaging, high-quality products and our ability to use recycled content has provided us a competitive advantage in several of our markets. In addition, since 1998 we have built two new converting plants in order to expand into new geographical markets. We expect that our newest converting plant, in Bowling Green, Kentucky, will be operating at planned capacity by the middle of 2002.

     Due to our recent capital investments, we expect to substantially reduce our discretionary capital expenditures for the next several years, and we expect that our facilities will require reduced capital expenditures for maintenance in the near future.

     Process Improvements. We recently implemented a process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking "best practices" from each of our plants and applying them to our other plants. This initiative is expected to result in a number of improvements, including more efficient production, inventory management and on-time order fulfillment. We also engaged a third-party consulting group to assist us with our business process improvement, or BPI, initiative, which complements our process standardization initiative. Our BPI initiative has identified cost savings throughout all of our segments by utilizing system improvements to enhance business processes, implementing new procurement practices, and decreasing working capital by reducing inventories and improving customer service. The new procurement practices should leverage our buying power by consolidating purchases of commodity items and rationalizing the number of vendors and transactions. We have identified and have begun to implement improvements that we believe will result in substantial cost savings. Additionally, we will focus on increasing overall efficiency by, among other things, workforce rationalization, possible closure or curtailment of non-competitive facilities, reallocation of production and implementation of a strategy to reduce energy consumption by better utilizing existing capacity.

     Diversified Revenue Streams Across Customers and End-Use Markets. As an integrated forest, paper and packaging products company, we produce a variety of paper, paperboard and value-added products including corrugated containers, value-added specialty packaging and merchandise bags. We also own and manage timberlands that produce logs for domestic and export sale, primarily to the residential and commercial construction markets. As a result, our revenue streams are derived from multiple end-use markets including packaging for fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys, electronics, residential and commercial construction and furniture. We believe this diversity decreases our long-term vulnerability to adverse economic cycles because the demand and pricing for many of our products may fluctuate at different points in the economic cycle.

     Experienced Management. Our eight senior managers have approximately 260 years of combined experience in the forest, paper and packaging products industries and have led our company through several industry cycles. This management team has demonstrated a track record of conservative financial policies, proactive and opportunistic acquisitions of timberlands and prudent capital improvements that have enhanced our efficiency and ability to produce high-quality and value-added products. Additionally, our officers and board of directors collectively own approximately 10% of our common stock and, accordingly, are highly motivated to perform and share in our success.

PRODUCTS

     We are an integrated forest, paper and packaging products company engaged in three primary businesses: timber, paper and paperboard, and converted products.

TIMBER

     We own and manage approximately 571,000 acres of timberlands in nine tree farms in Oregon and Washington that contain an estimated 4.4 billion board feet of 30-year old and older timber. Approximately 60% of our specie mix is Douglas Fir, which is a premium species of softwood primarily used in residential and commercial construction. During fiscal year 2001, 66.2% of our timber net sales were to our domestic customers consisting of approximately 60 independent sawmills and plywood plants, with the balance exported primarily to Japan. We are the third-largest U.S. exporter of logs to the Japanese market and we realize a significant price premium on the logs we sell into that market. Our timber holdings have an appraised market value of approximately $1 billion, based on an October 2001 appraisal we received from Atterbury Consultants, Inc., a nationally recognized appraisal firm specializing in timber inventory and valuations.

     We also operate a sawmill near Leavenworth, Washington, that processes logs into lumber, wood chips and various by-products for domestic and Pacific Rim construction and other markets. This sawmill provides improved log realization at one of our tree farms, and also produces wood chips for use at our pulp and paper mill in Longview, Washington. In addition, we maintain six log chipping operations principally located along the Snake River and Columbia River corridors. We supply these chipping facilities with lower-quality timber, also known as pulpwood, that would command relatively low prices if sold as logs to sawmills, and we also purchase pulpwood from third parties. We process the wood chips for pulp for our Longview mill. Our timber is harvested by independent logging contractors.

     In addition to the docks on the Columbia River at our Longview complex, we have close access to the Port of Longview on the Columbia River that allows us to conveniently ship our logs, paper and paperboard to our overseas customers.

     Timberlands. We believe that our timber resources represent significant value and will remain an important contributor to our continued success. Over 90% of our timber is softwoods such as Douglas Fir and Hemlock that, because of their long fiber, strength and flexibility, are generally preferred over hardwoods for construction lumber and plywood. Our timberlands have primarily second or third growth timber, a substantial amount of which is easily accessible given the moderate terrain and extensive road systems where our timber is located. Approximately 85% of our timberlands are located west of the Cascade Mountains in Oregon and Washington. The remaining 15% of our timberlands are in eastern Oregon and Washington. The following table gives an estimate of the timber contained in our timberlands, expressed by species in merchantable million board feet, or MMBF.

             TIMBER INVENTORY BY SPECIES -- 30 YEARS OLD AND OLDER
                                     (MMBF)

                                         DOUGLAS              OTHER                 TOTAL
                                           FIR     HEMLOCK   SOFTWOOD   HARDWOOD   SPECIES
                                         -------   -------   --------   --------   -------
Oregon.................................   1,937       519       71        242       2,769
Washington.............................     755       661      158        179       1,753
Set-asides(a)..........................     (78)      (29)      (7)       (39)       (153)
                                          -----     -----      ---        ---       -----
Total..................................   2,614     1,151      222        382       4,369
                                          =====     =====      ===        ===       =====
% of Total.............................      60%       26%       5%         9%        100%

---------------

(a) Includes all administrative reserves and regulatory set-asides.

     We believe our timberlands are well diversified by age and advantageously dispersed geographically. The well-balanced age distribution of our timber reduces the likelihood of an interruption in timber supply and our geographically non-contiguous timberlands reduces our risk of significant loss due to forest fires, disease and other natural disasters. As a matter of policy, we have consistently acquired timberlands to increase our inventory when available at acceptable prices reflecting the site, quality of timber and growing stock. We have purchased 18,426 acres of timberlands over the last five years. We sold 1,367 acres during the first quarter of 2002.

     As a substantial U.S. timberland owner, we believe we are positioned to benefit from the continuing reduction in the availability of U.S. federal timber for harvesting. The federal government has curtailed the harvesting of timber in response to heightened environmental concerns. This curtailment is pronounced in the Pacific Northwest due to concern over threatened and endangered wildlife species such as the spotted owl, marbled murrelet and salmon. We believe that the shift in governmental forest management emphasis from timber resource production to conservation and habitat preservation has added to the value of our private timberlands.

     Appraisal. In October 2001, Atterbury Consultants, Inc., a nationally recognized appraisal firm specializing in timber inventory and valuations, appraised our timberlands. Using a 14-year discounted cash flow analysis and estimated terminal value, Atterbury arrived at an overall property value of approximately $1 billion. The future cash flows were estimated assuming: (1) approximately 289 million board feet of logs harvested every year; (2) an average sales price and cost per thousand board feet of $510 and $220, respectively, based on Atterbury's market estimates; (3) an annual 1% real price increase starting after year 4; and (4) a 9.0% discount rate. Average costs include estimates for logging, hauling, road maintenance, administrative expenses, reforesting and harvest tax. Atterbury also considered two comparable sales transactions in preparing the appraisal.

     The amount of timber harvested is based on Atterbury's views as to expected harvesting by a buyer of our timberlands as a whole during the 14-year period given our timber inventory, not on our long-term approach of a 60-year sustainable yield basis. The harvesting level assumed by Atterbury would result in a long-term decrease in our inventory level.

     The appraisal is not intended to be, and should not be interpreted as, an estimate of our cash flows from our timber segment for any future period. The information does not include, among other things, the effect of future changes in prices, costs, tax rates and environmental and regulatory conditions, which past experience indicates are likely to occur. These changes may have a significant impact on our future net cash flows from our timber segment and the value of our timber inventory.

     Timber Resource Management. We maintain a conservative forest management plan that seeks to enhance timber growth and quality in our timberlands while simultaneously meeting or exceeding environ-mental requirements. We view our timberland holdings as assets with substantial value apart from our manufacturing facilities and manage the timberlands on a "sustained yield" basis; that is, we harvest levels of timber that can be sustained into perpetuity due to natural growth and our reforestation efforts. We operate our timberlands on a sustained yield basis with rotations of 40 years for hardwood and 55 to 70 years for softwood. Our average rotation age has been 60 years. Timber growth rates and existing age class distribution are important variables for a forest products company as they ultimately determine how much timber can be harvested. More accelerated growth rates and proportionally larger acreage of older age classes permit larger annual harvests. Growth rates vary depending on species, location, age and forestry practices.

     We can harvest approximately 280 million board feet of merchantable timber per year from our timberlands on a sustained yield basis, based on our average 60-year rotation. Under this sustained yield rotation, our inventory of mature, standing timber 30-years old and older would remain at approximately 4.4 billion board feet in perpetuity. Our timber harvest plans are principally based on forecasted demand, price and the availability of timber from external sources. These harvest plans are reviewed several times throughout the year and revised at least annually, and are sufficiently flexible to permit modification in response to fluctuations in the log market.

     Our timber operations involve forest management, harvesting operations and ongoing reforestation. We employ a professional team of foresters and engineers who lead these activities. Proper management of the forest cycle includes preparing land for reforestation, pre-commercial and commercial thinning, fertilizing and harvesting mature trees. The majority of seedlings planted on our lands are developed through our forest genetics tree-improvement program. More than 100 million trees have been planted in our timberlands through our active reforestation program.

     Our forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and density. Forest stands are thinned and fertilized periodically to improve growth and stand quality until they are harvested. We typically reforest within one year of harvest, thereby continuing our balanced distribution of age classes. Any deficiency in a particular age class is managed by maintaining adequate harvestable inventory levels of other age classes and through acquisitions. A balanced distribution of age classes will tend to provide a more regular source of cash flow, as the various timber stands reach their harvestable age. We actively use pre-commercial and commercial thinning, which is the practice of harvesting immature and lower-value trees in order to maximize the long-term value of our timberlands and generate incremental cash flow. In addition to providing another source of wood chips, we believe that thinning improves the overall productivity of our timberlands by enhancing the growth of the remaining trees.

     Timber harvest timing depends in part on growth cycles and in part on economic conditions. Growth cycles for timber tend to change over time as a result of technological, biological and genetic advances that improve forest management practices. We continue to develop our forest management operations to benefit from such advances to improve timber yields.

     Sales and Customers. As a steady supplier of timber for over 40 years, we have cultivated and established long-standing relationships with many of our timber customers. The majority of our domestic sales are to independent sawmills and plywood plants within a reasonable hauling distance from our timberlands. Our exports are principally to Japan through sales to U.S. exporters or directly to foreign importers. Sales are generated mostly through long-standing relationships, generally at negotiated market prices. During fiscal year 2001, our top 5 customers, including exporters, accounted for approximately 36% of our timber net sales, which represented approximately 7% of our total net sales. Our largest customer accounted for approximately 8% of our segment net sales during this period, which represented 1.4% of our total net sales.

PAPER AND PAPERBOARD

     We produce our high-quality kraft paper and paperboard at our Longview, Washington mill, one of the world's largest pulp and paper making complexes with an aggregate annual paper and paperboard capacity in excess of 1 million tons. Based on production capacity, we are North America's second-largest unbleached kraft paper manufacturer with a 14.3% share. Our mill complex is located on 350 acres with deep water frontage on the Columbia River, and has connections with two transcontinental railroads as well as close access to the main north-south interstate on the West Coast. We produce a wide variety of paper and paperboard at our mill, including corrugating medium and linerboard, which are combined to make corrugated containers; kraft paper; and heavier grades of paper for multi-wall shipping sacks used by the agricultural, pet food, chemical and cement industries.

     We have established a reputation for manufacturing strong, high-quality paper and paperboard using a variety of fibers for superior packaging products. We produce most of our high-quality kraft pulp through the use of what we believe to be two of the world's largest continuous pulp digesters. These high-efficiency Kamyr brand digesters breakdown wood chips into wood pulp that can then be used to make paper and related products. Purchased bleached pulp and pulp from sawdust and OCC provide the balance of our pulp. Approximately 22% of the pulp that we used in fiscal year 2001 was from OCC, which makes our paper and paperboard products more attractive to an increasingly environmentally-conscious public.

     Manufacturing. We have continuously upgraded and expanded our paper mill to produce higher-quality paper more quickly and economically. Our mill consists of one pulp mill and twelve paper machines with more than 3,300 tons average daily paper and paperboard production capacity. Our rated annual paper and paperboard production capacity exceeds 1 million tons.

     Most of the paper mill's pulp is produced by the kraft process, in which raw material fibers from wood chips are cooked under pressure in a chemical mixture in vessels called digesters. The kraft process is widely considered to be the most desirable process for making pulp because it produces paper and paperboard with high structural strength due to the relatively longer fibers in the pulp. Our fully automated digesters can produce large quantities of unbleached pulp and feature an energy- and chemical-efficient pulping process. In addition to digesting our own unbleached pulp, we purchase bleached pulp from third parties and process recycled material into pulp. Pulp is then refined, diluted and subsequently fed into our paper machines to be made into paper.

     The kraft process is an expensive method of producing pulp and is economically feasible only through energy conservation and efficient recovery and reuse of pulping chemicals. Accordingly, we recycle used chemicals both to produce heat and to be re-fed into the digesters for additional pulp making. We also continue to pursue computer-controlled process automation to improve mill energy conservation, process control and quality. Our continuous Kamyr digesters use only half the energy used by batch digesting, another widely employed pulping process. The design and development efforts of a professional staff of more than 50 engineers and chemists contribute significantly to all phases of pulp and paper making.

     The flexibility of our paper machines enables us to focus on individual customer needs by developing customized grades for specific product requirements and enables us to rapidly adjust to market conditions. We currently have several swing machines that can produce paper or paperboard. In addition, paper machines of various trim widths and capabilities have been added periodically, while our smaller machines have been utilized to make small lots of specialty paper and paperboard.

     We also recently engaged a third party consulting group to assist us with our corporate business process improvements, or BPI, initiative. Our BPI initiative has identified cost savings throughout all of our segments by utilizing system improvements to enhance business processes, implementing new procurement practices, and decreasing working capital by reducing inventories and improving customer service. The new procurement practices should leverage our buying power by consolidating purchases of commodity items and rationalizing the number of vendors and transactions. We have identified improvements that we believe should result in substantial cost savings. Additionally, we will focus on increasing overall efficiency by, among other things, workforce rationalization, possible closure or curtailment of non-competitive facilities, reallocation of production and implementation of a strategy to reduce energy consumption by better utilizing existing capacity.

     Raw Materials and Suppliers. Our mill's advanced technology combined with our papermaking flexibility enables us to use virtually all species of Pacific Northwest wood, including various firs, pines, cedars, hemlock and hardwoods. Our raw material fibers come primarily from purchased wood chips and sawdust with important contributions from fiber reclaimed from post-consumer and post-industrial waste such as OCC and purchased bleach pulp from a variety of sources. In addition to the wood chips and sawdust that we purchase, we source raw materials from our own sawmill at Leavenworth and our six log chipping facilities. Our chip operations are located principally along the Snake and Columbia River corridors, allowing for low-cost transport by barge. Residual wood chips and sawdust are also supplied by many of our timber customers that generate these residuals from logs purchased from us.

     During fiscal year 2001, approximately 12% of our fiber requirements was generated from internal operations, and approximately 22% was generated from recycled materials. The remainder of our fiber came from more than 60 chip suppliers composed of sawmills, plywood plants and whole log chipping facilities primarily located in Washington, Oregon, Idaho and Montana within a 1,300-mile radius of our Longview mill. Actual sourcing levels vary with market conditions. We can receive over 30 rail cars, as many as 300 truck loads and a number of barges full of wood chips at the mill daily. In addition, approximately 17% of our fiber is from wood chips that are purchased at market prices from sawmills to which we also sell our logs. We believe our stable historical relationships with these mills result in a dependable supply of wood chips from them. We purchase bleached pulp from various sources and have an arrangement to purchase pressed bleached pulp (which has not been dried) from a nearby mill that has excess capacity. We continue to broaden our raw material supply and reduce fiber costs by increased recovery of wastes and use of OCC, which has been made possible through ongoing plant and machine upgrades.

     Sales and Customers. We continue to emphasize quality, service, continuity and design of our paper and paperboard products to meet our customer needs. We have been engaged in a long campaign to increase the production of value-added specialty and custom paper grades and broaden our product lines. Our paper products are sold by our sales forces located in Walnut Creek and Los Angeles, California; Longview, Washington; Milwaukee, Wisconsin; and Atlanta, Georgia, or through paper merchants. In fiscal year 2001, our converted products segment obtained approximately 98% of its paper and paperboard requirements from our Longview mill, representing approximately 61% of total mill production. We sell the remaining mill production to a small number of export customers and to a large number of geographically dispersed domestic customers.

     Where possible, we develop products in conjunction with our customers and enter into long-term relationships. Within our paper and paperboard segment, approximately 17% of our segment net sales during fiscal year 2001 were from our specialty TEA-Kraft(TM) paper, a highly rupture-resistant multi-wall bag used in the agriculture, pet food, chemical and cement industries. Excluding sales to our converting plants, during fiscal year 2001, our top 5 domestic customers and our top 5 export customers accounted for approximately 32% and 29%, respectively, of our paper and paperboard net sales. The domestic customers represented approximately 7% of our total net sales and the export customers represented approximately 6% of our total net sales. Our largest customer, an exporter who resells our products to a number of smaller customers, accounted for approximately 19% of our total segment net sales during this period, which represented approximately 4% of our total net sales. There were no other customers accounting for more than 10% of segment net sales.

CONVERTED PRODUCTS

     We own and operate 17 converting plants located in 12 states that produce value-added corrugated containers, specialty packaging, creative point-of-purchase displays, handle shopping bags and merchandise bags. We are capable of producing containers in virtually any size, type, color and design, and we believe that we have established a reputation for high-quality products and services. With our advanced technologies, we are able to produce products with high-quality six color graphics printed directly on corrugated material using our computerized ink-blending expertise. We also produce complex structural designs by employing micro-flute corrugating, precision die-cutting and specialized folding-gluing capabilities. Our corrugated containers are typically used for packaging of items such as fresh and frozen fruits and vegetables, juice, wine, beer, appliances, furniture, toys and electronics. Virtually all of our products in this segment are sold to domestic customers.

     In addition to manufacturing standard corrugated shipping containers, our container products include solid-fiber boxes, containers with specialty folding-gluing characteristics and a full line of jumbo boxes in a variety of sizes. We also produce Liquiplex(R), a family of bulk-liquid disposable bins available in sizes up to 330 gallons, as well as a number of different types of consumer bags including handle shopping bags, merchandise bags and other specialty bags. Similar to boxes, bags are produced according to customer specifications in a variety of colors, sizes or shapes, complete with exacting printing of designs or promotional messages.

     Manufacturing. Our commitment to automation and improvements in plant and equipment is evidenced by our recent investments to modernize our facilities and equipment. Investments in newer technologies have produced a variety of capabilities including high-speed corrugating, high-quality graphics printing and other precise box finishing. As a result, we believe our converting facilities are some of the best-equipped in the United States, capable of producing corrugated containers and merchandise bags in virtually any size, shape or design based on customer needs.

     We recently implemented a process standardization initiative for order entry, production scheduling, shipping and inventory control at our converting plants which involves taking "best practices" from each of our plants and applying them to our other plants. This initiative is expected to result in a number of improvements, including more efficient production and inventory management and on-time order fulfillment. We also expect that the BPI initiative will result in cost savings and efficiencies in our converted products operations similar to those in our paper and paperboard segment.

     Of our 17 converting plants, 3 are sheet plants that fashion corrugated sheets obtained from our corrugator plants into finished products; 12 are corrugator plants that, in addition to converting corrugated sheets into finished products, can also produce corrugated sheets from corrugating medium and linerboard; and 2 are bag plants. We do not operate any sheet-feeder plants. See "Business -- Facilities" for the locations of our converting plants.

     Raw Material Sources and Supply. The principal raw material used by our converting plants is paper and paperboard. Our converting plants receive approximately 98% of their paper and paperboard from our Longview mill either directly or through barter arrangements, whereby one of our converting plants acquires paper and paperboard from a third-party's paper mill that is geographically closer to it than our Longview mill. In return, our mill supplies paper and paperboard to such third-party's converting plant.

     Sales and Customers. Sales of converted products are made directly to end users, as well as through jobbers. Each plant has its own sales force that reports to a full-time sales manager for that location. Both sales managers and plant managers in turn report to regional divisional managers. We have approximately 90 full-time direct sales employees in our converted products segment.

     We sell our converted products to over 3,500 customers nationwide. We maintain long-standing relationships with many of our customers, some of whom have purchased from us for over 50 years. Although we have large account customers with whom we have established relationships, we seek to focus on market-niche business opportunities where we add value through service, customized design, and specialty product capabilities. We believe we often encounter less competition in pursuing those opportunities as many of our larger competitors do not find such specialty niches to have the volume of production that would make this business attractive to them. Our vertical integration with, and the process flexibility of, our Longview mill allow us to quickly and efficiently respond to our customers' changing needs. During fiscal year 2001, our top 5 customers accounted for approximately 26% of our converted products net sales, with no customer accounting for more than 8% of segment net sales. Those top 5 customers represented approximately 13% of our total net sales and our largest customer represented approximately 4% of our total net sales.

ENERGY

     Our Longview mill contains six steam-driven turbine generators and one natural gas-fired co-generation facility, all of which are capable of producing electric power. The steam-driven generators generally have a combined capacity to produce 40 megawatts of power and the co-generation facility generally has a capacity to produce 60 megawatts of power. The primary contracts pursuant to which we purchased and sold power in the past have expired. Under new terms, we have agreed to use all of our steam-driven generator capacity for internal use and, except under limited circumstances, sell all of our power produced from our co-generation facility into the market. Our future decisions regarding electric power generation, including the extent to which we operate our co-generation facility for sales into the market, will change from period to period based on market conditions and our own power requirements. We do not expect sales of power to meaningfully contribute to our results in the coming year.

COMPETITION

     We compete to varying degrees with a number of U.S. and foreign forest, paper and packaging products companies in different product lines and in different quality segments within each product line. Each segment in which we compete is highly competitive. We compete on the basis of price and our strong reputation as a quality producer, which we support through our product consistency, modern facilities, highly trained workforce, manufacturing and delivery flexibility and experienced field sales force.

     There are numerous large timber suppliers in the United States for the domestic and export markets and these suppliers compete on the basis of price and quality. Ranked on the basis of annual board feet, Weyerhaeuser Company was the largest domestic producer and exporter of timber in 2000. Longview and Willamette Industries were other significant exporters in 2000.

     Our paper and paperboard segment primarily competes in the highly-concentrated U.S. unbleached kraft paper market. The 10 largest U.S. producers of kraft paper comprised approximately 84% of industry capacity. International Paper was the largest producer in 2000, based on industry capacity, and we were the second largest. Abroad, we compete with many domestic producers as well as with foreign competitors such as Eurocan, New Zealand Paper and Canadian Forest Products. Competition in the unbleached kraft paper market is primarily based on price, service and quality.

     In the world paperboard market we compete with many of the same foreign and domestic paper producers. Many foreign companies also compete with us in the domestic linerboard market. We believe Smurfit-Stone Container was the largest producer in 2000 based on industry capacity. The paperboard market competes primarily in the same manner as does the paper market.

     There are many competitors in the markets for our converted packaging products, including other large, vertically-integrated companies and numerous smaller companies. Although no single company is dominant in any particular market, we have significant competitors in this segment, including Smurfit-Stone Container, who is our largest competitor. Due to the high cost of transporting corrugated containers, competition from foreign manufacturers does not have a significant impact on the corrugated container market in the United States. The packaging industry competes on price as well as design, quality and service, with varying emphasis on these factors depending on the product line.

FACILITIES

     Our production facilities are listed below:

                                                              APPROX.       APPROX.        LEASED/
                                                               ACRES    BUILDING SQ. FT.    OWNED
                                                              -------   ----------------   -------
PULP, PAPER AND PAPERBOARD PRODUCTION FACILITY
  Longview, Washington(a)...................................    358        3,115,080        Owned
CONVERTED PRODUCTS PRODUCTION FACILITIES
  Amsterdam, New York (Corrugated Containers)...............     11          219,840        Owned
  Bowling Green, Kentucky (Corrugated Containers)...........     20          306,486        Owned
  Cedar City, Utah (Corrugated Containers)(b)...............     22          143,000        Owned
  Cedar Rapids, Iowa (Corrugated Containers)................     21          388,000        Owned
  Fridley, Minnesota (Corrugated Containers)................     17          291,000        Owned
  Grand Forks, North Dakota (Corrugated Containers)(b)......     27           85,000        Owned
  Longview, Washington (Corrugated and Solid Fibre
     Containers)............................................    (a)              (a)        Owned
  Milwaukee, Wisconsin (Corrugated and Solid Fibre
     Containers)............................................     15          493,700        Owned
  Oakland, California (Corrugated Containers)...............      7          215,500        Owned
  Seattle, Washington (Corrugated Containers)...............      3          132,300        Owned
  Seward, Nebraska (Corrugated Containers)(b)...............     18           85,000        Owned
  Spanish Fork, Utah (Corrugated Containers)(c).............     25          519,000        Owned
  Spanish Fork, Utah (Merchandise and Specialty Bags)(c)....    (c)              (c)        Owned
  Twin Falls, Idaho (Corrugated Containers).................     12          446,000        Owned
  Waltham, Massachusetts (Merchandise and Specialty Bags)...      3           94,600        Owned
  West Springfield, Massachusetts (Corrugated Containers)...     11          230,460        Owned
  Yakima, Washington (Corrugated Containers)................     18          419,000        Owned
WOOD CHIP PRODUCTION FACILITIES
  Bullfrog, Washington......................................     74              (d)        Owned
  Clarkston, Washington.....................................     19              (d)       Leased
  Clatskanie, Oregon (also log sorting).....................     23              (d)        Owned
  Kalama, Washington........................................     12              (d)       Leased
  Lewiston, Idaho...........................................     13              (d)       Leased
  The Dalles, Oregon........................................     54              (d)       Leased
SAWMILL
  Leavenworth, Washington (also log sorting)................     69          125,000        Owned

---------------

(a) Our Longview facility is used for pulp, paper and paperboard production, converted products production and as our corporate headquarters.

(b) Corrugated sheet plants.

(c) Our Spanish Fork facilities are located in the same complex. These are considered separate facilities but share a common warehouse and other structures.

(d) Chip production facilities do not have significant covered building space. Buildings consist of office and shop buildings and special purpose structures over chipping equipment.

     In addition to the facilities listed above, we have twelve strategically located corrugated container storage facilities that are used primarily as warehouse space. We also have one chip reload facility.

EMPLOYEES

     As of January 31, 2002, we employed approximately 3,635 employees, of which approximately 2,279 employees are parties to collective bargaining agreements between us and one of five unions, the Association of Western Pulp and Paper Workers; the Graphic Communications Union; the Paper, Allied-Industrial, Chemical and Energy Workers International Union -- formerly UPIU; MSW&HU International Brotherhood of Teamsters (the Warehousemen, Drivers & Helpers Union); and the Western Council of Industrial Workers, United Brotherhood of Carpenters & Joiners of America, AFL-CIO. We have 11 collective bargaining agreements, which expire at various dates through the year 2007, including three agreements covering approximately 319 employees that will expire in calendar year 2002. We believe that our relationship with our employees is good and we have recently signed a new collective bargaining agreement with our 1,400 Longview mill employees that extends through calendar year 2006.

LEGAL PROCEEDINGS

     We have recently agreed to participate in the arbitration of two disputes concerning our electric power generation. The first dispute involves approximately $2 million that we believe the Bonneville Power Administration, or BPA, owes us for power we indirectly sold to BPA through our local public utility district pursuant to a now expired contract. The second dispute involves approximately $5 million that BPA claims to be owed from our public utility district in connection with power we sold over the last several years. We have agreed with the public utility district that it may pass through to us as a cost under our contract, the amount of such claim, if any, that is awarded to BPA in the arbitration. We do not believe that the results of these disputes will have a material financial impact on us.

     From time to time we have been, and expect to continue to be, subject to other legal proceedings and claims in the ordinary course of our business. These include various proceedings relating to the cleanup of hazardous waste under the federal Comprehensive Environmental Response Compensation and Liability Act, and similar state laws. These claims, even when lacking merit, can result in the expenditure of significant financial and managerial resources as we defend ourselves. Although the final outcome of any legal proceeding cannot be predicted with any degree of certainty, we believe that any ultimate liability resulting from any of the legal proceedings, or all of them combined, would not have a material effect on our financial position or results of operation.

REGULATION

     The forest, paper and packaging products industries are highly-regulated, subject to a variety of federal, state and local environmental, pollution control and other laws and regulations.

     Our forestry and manufacturing operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment, including laws relating to water quality, air quality, waste management and hazardous substances. We believe that we are in substantial compliance with all relevant local, state and federal regulations. All of our facilities meet current regulatory standards in all material respects, and we believe we are operating in an environmentally responsible manner. We maintain environmental and industrial safety and health compliance programs and periodically conduct internal regulatory audits of our operations to monitor compliance with relevant laws and regulations. We continually review all known environmental exposures, including the costs of remediation. At the present time, we are not aware of any environmental liabilities that would have a material impact on our results of operations.

     Environmental impacts at some of our facilities resulting from current and historic operations, and at certain third-party sites to which we sent hazardous substances for disposal or storage, require expenditures for remediation. Liability arising out of prior ownership or past operations is sometimes imposed without regard to causation or prior knowledge of contamination. Violations of environmental laws and regulations can subject us, and in certain cases have subjected us, to additional costs and expenses, including defense costs and expenses and civil penalties. Violations of environmental laws and regulations can also subject us to criminal penalties.

     In addition, the operations of our manufacturing facilities and timberlands are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of employees. We conduct internal safety audits to identify potential violations of law or unsafe conditions, and we believe that we are in material compliance with all applicable safety and health laws and regulations.

     In fiscal year 2002, we expect to spend approximately $3.6 million on capital expenditures associated with achieving or maintaining compliance with environmental laws and regulations, and approximately $7 million on operating and other non-qualified expenditures relating to environmental matters.

     Timberlands. Operations on timberlands are subject to specialized statutes and regulations in the states of Oregon and Washington. These include Forest Practices Acts that address many timber growing, harvesting and processing activities and require us to establish "no-cut" zones in environmentally sensitive areas. Other state laws and regulations control timber slash burning operations during fire hazard periods and to protect air quality. Regulations also control road construction and maintenance activities, and logging activities affecting water quality or in proximity to certain ocean and inland shorelines or wetlands.

     Water Quality and Wastewater. The federal Clean Water Act and comparable state statutes regulate discharges of process wastewater, and require National Pollutant Discharge Elimination System ("NPDES") permits for discharge of industrial wastewater and stormwater runoff into regulated public waters. Our manufacturing facilities are generally in compliance with NPDES wastewater and stormwater requirements.

     Air Quality. The federal Clean Air Act and comparable state statutes regulate emissions into the air, and require air permits that set limits on such air emissions. Our manufacturing facilities are generally in compliance with these air permit requirements.

     Cluster Rule. The Environmental Protection Agency issued a final air and water quality rule for the pulp and paper industry referred to as the "Cluster Rule" in 1998. The Cluster Rule requires that pulp and paper mills become elemental chlorine free in the pulp bleaching process. Upcoming regulatory milestones include implementation of "MACT II," which relates to combustion sources, by January 2004, and implementation of "MACT I," which relates to the pulping and bleaching processes, by April 2006. We estimate that over the next several years, required pollution control capital expenditures to comply with this regulatory program will range from $15.0 million to $20.0 million.

     Endangered Species. The Federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species habitat includes restrictions on timber harvesting and related activities. A number of species indigenous to the Pacific Northwest have already been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, goshawk, bald eagle and various anadromous fish species. Some of these species, including the northern spotted owl, marbled murrelet and goshawk, are found in some of our timberlands, requiring us to refrain from harvesting some of our timberland resources. There can be no assurance that additional species within our timberlands will not subsequently receive protected status under the Endangered Species Act or that more members of species currently protected will not be discovered within our timberlands, requiring us to refrain from harvesting timber on additional acres.

     Timber Exports. Federal law prohibits the export of unprocessed timber acquired from federal lands in the Western United States, or the substitution of unprocessed federal timber from the Western United States for unprocessed private timber that is exported. Persons owning timber-processing facilities may seek authorization from the U.S. Department of Agriculture for a "sourcing area" within which the person may purchase federal timber while exporting unprocessed private timber originating from outside the sourcing area. We have one such sourcing area.

     Energy. Although we generally are not regulated as a public utility, we must comply with federal and state utility regulations in order to sell the electricity that we produce into the market. Relevant regulations provide that an industrial producer of electrical power such as Longview may sell power into the wholesale market without being regulated as a public utility by obtaining certification as a Qualifying Facility from the Federal Energy Regulatory Commission. We currently have such certification and are not regulated as a public utility.

                                   MANAGEMENT

     Our directors, executive officers and senior management personnel and certain biographical information about each of these individuals are set forth below:

NAME                           AGE                       POSITION
----                           ---                       --------
Richard P. Wollenberg........  86    Director, Chairman and Chief Executive Officer
Richard H. Wollenberg........  48    Director, President and Chief Operating Officer
Richard J. Parker............  53    Director, Senior Vice President -- Production and
                                     Mill Manager
David L. Bowden..............  66    Director and Senior Vice President -- Timber
Ken D. Gettman...............  53    Senior Vice President -- Container Group
Lisa J. Holbrook.............  46    Director, Senior Vice President -- Finance,
                                     Secretary and Treasurer
Robert B. Arkell.............  71    Director, Vice President -- Industrial Relations
                                     and General Counsel
Robert E. Wertheimer.........  73    Director
John R. Kretchmer............  44    Director
M. Alexis Dow................  53    Director
David A. Wollenberg..........  54    Director
Michael C. Henderson.........  55    Director

     Richard P. Wollenberg was elected Chairman of the Board in 1985, and has been a Director since 1946. He has served as Chief Executive Officer since 1978 and as President from 1969 to September 2001. He is a member of the Executive Committee of the Board. Mr. Wollenberg has been active at Longview Fibre since 1939. Mr. Wollenberg received a bachelor of science degree in mechanical engineering from the University of California at Berkeley and a master's degree in business administration from Harvard University. Richard P. Wollenberg is the father of Richard H. Wollenberg and David A. Wollenberg.

     Richard H. Wollenberg was elected Executive Vice President in January 2001 and the President and Chief Operating Officer in September 2001, effective October 1, 2001, and has been a Director since 1995. Mr. Wollenberg previously served as our Vice President -- Production, Western Container Division and has been with Longview Fibre since 1988. Mr. Wollenberg received a juris doctorate from Willamette University and a bachelor of philosophy degree from Reed College.

     Richard J. Parker was elected Senior Vice President -- Production and Mill Manager in 1994 and has been a Director since 1997. He previously served as Vice President and Assistant to the President, and Pulp Mill Superintendent and has been with Longview Fibre since 1972. Mr. Parker received a bachelor of science degree in chemical engineering from Washington State University, and is a graduate of the Harvard Business School's Program for Management Development.

     David L. Bowden was elected Senior Vice President -- Timber in 1992, and has been a Director since 1990. He previously served as Vice
President -- Timber. He serves on the Executive Committee of the Board. Mr. Bowden has been with Longview Fibre since 1960. Mr. Bowden received a bachelor of science degree in forest engineering from Oregon State University.

     Ken D. Gettman was elected Senior Vice President -- Container Group in September 2001, effective October 1, 2001. He previously served as Vice President -- Sales, Western Container Division from January 1998 to September 2001 and Sales Manager from 1994 to 1997. Mr. Gettman has been with Longview Fibre since 1967.

     Lisa J. Holbrook was elected Senior Vice President -- Finance, Secretary and Treasurer in 1992 and has been a Director since 1992. Ms. Holbrook previously served as Vice President -- Finance, Secretary and Treasurer and has been with Longview Fibre since 1977. Ms. Holbrook received a bachelor of arts degree in business administration from Washington State University, and is a graduate of the Harvard Business School's Program for Management Development.

     Robert B. Arkell was elected Vice President -- Industrial Relations and General Counsel in 1979 and has been a Director since 1986. Mr. Arkell previously served as Judge, Superior Court for Cowlitz County, Washington. Mr. Arkell received a juris doctorate from the University of California, Hastings College of Law, and a bachelor of business administration degree from the University of Washington.

     Robert E. Wertheimer retired from Longview Fibre as Executive Vice President on January 1, 2001. He was elected to that position in 1985, and has been a Director since 1956. He previously served as Vice President -- Container Division. He also serves on the Executive Committee of the Board. Mr. Wertheimer received a bachelor of science degree from the University of Washington and a master's degree in business administration from Harvard University.

     John R. Kretchmer was elected Chief Executive Officer in 1999 and Board Member in 1995 of the American Licorice Company. Mr. Kretchmer has been a Director since 1997. He has been a member of the Audit Committee since 1997. Mr. Kretchmer previously served as Partner, PricewaterhouseCoopers. Mr. Kretchmer received a bachelor of science degree in accounting from the University of Oregon.

     M. Alexis Dow was elected Auditor, Metro Regional Government, Oregon in 1995. Ms. Dow previously was a self-employed consultant and CPA subcontractor since 1986 and has been a Director and the chairperson of the Audit Committee since 1988. Ms. Dow previously served as a senior manager at Price Waterhouse. Ms. Dow received a bachelor of science degree from the University of Rhode Island.

     David A. Wollenberg has been the President of Cortana Corporation, a real estate investment company, since 1982 and has been a Director since 1979. Mr. Wollenberg received a bachelor of arts degree in economics from Brown University and a master's degree in business administration from Stanford University.

     Michael C. Henderson has been the Chairman of Albina Community BanCorp, a bank holding company, and Albina Community Bank, since 1995. Mr. Henderson was also the Chief Executive Officer of H(2)F Media, Inc., a software development company, from June 2000 through June 2001. Prior to and during that time, Mr. Henderson served as Chief Executive Officer of Pinemeadow Group, a manufacturer of consumer products, from June 1998 through April 2001. He served as President and Chief Executive Officer of PacifiCorp Holdings, Inc. from January 1996 through February 1998. Mr. Henderson has been a Director and member of the Audit Committee since June 2001. Mr. Henderson received a bachelor of arts degree in accounting from the University of Washington.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     During fiscal year 2000, pursuant to a stock redemption agreement, we repurchased 100,000 shares of common stock at an aggregate purchase price of $1,262,500 in a private transaction from the estate of J. Roger Wollenberg. Richard P. Wollenberg, our Chairman of the Board and Chief Executive Officer, is the brother of the deceased. Pursuant to the stock redemption agreement, we also purchased an additional 500,000 shares in increments of 100,000 shares each month from November 2000 through March 2001, for an aggregate amount of approximately $6.8 million, based on the market price of the common stock at the time of purchase. There are no additional shares covered by this stock redemption agreement. To our knowledge, no executive officer, director or holder of more than 5% of our outstanding common stock (or their immediate family members) is a beneficiary of the estate.

                          DESCRIPTION OF CERTAIN DEBT

NEW REVOLVING CREDIT FACILITY

     Concurrent with the sale of the outstanding notes, we entered into a new senior revolving credit facility that provides for revolving borrowings, including swingline loans and letters of credit, of up to $250.0 million for a three-year term. We used the new revolving credit facility to repay our existing credit facilities and to fund the escrow, and we intend to use the new revolving facility in the future for working capital, capital expenditures and other general corporate purposes. The new revolving credit facility is not guaranteed by our subsidiaries and is unsecured, but senior in right of payment to the notes.

     Borrowings under the new revolving credit facility bear interest at a floating rate equal to, at our option, either (1) the base rate, which is the higher of the Federal Funds rate plus 0.5% or the administrative agent's prime rate, in either case plus a margin ranging from 0.375% to 1.625% depending on our ratio of total funded debt to total funded debt plus shareholders' equity (our "capitalization ratio"), or (2) the Eurodollar Interbank Offered Rate, plus a margin ranging from 1.625% to 2.875% depending upon our capitalization ratio. In addition, the undrawn portion of the new revolving credit facility is subject to a facility fee of 0.45% to 0.65% depending upon the same ratio. Our initial margin and facility fee were approximately 2.50% and 0.60%, respectively.

     The new revolving credit facility contains restrictive covenants that are customary for this type of facility, including covenants restricting, among other things, our ability and our subsidiaries' ability to create liens, merge or consolidate, dispose of assets, incur debt and guarantees, pay dividends, repurchase or redeem capital stock and debt (including the notes), make certain investments or acquisitions, enter into certain transactions with affiliates, or change the nature of our business. The new revolving credit facility also contains several financial maintenance covenants, including covenants establishing a maximum fixed charge coverage ratio, maximum capitalization ratio and minimum net worth.

     The new revolving credit facility contains events of default that are customary for these types of facilities, including nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross-default to other debt, bankruptcy and other insolvency events, material judgments, certain ERISA events, actual or asserted invalidity of loan documentation and certain changes of control of Longview. The occurrence of any event of default could result in the acceleration of our obligations under the new revolving credit facility and could materially and adversely affect our ability to repay the notes.

     In addition, the new revolving credit facility requires us to permanently reduce amounts outstanding under the new revolving credit facility with the net cash proceeds from asset sales, debt issuances and the issuance of our equity securities.

SENIOR NOTES

     From time to time we have privately placed senior notes with various entities. All of the senior notes are unsecured obligations, but will be senior in right of payment to the notes. The senior notes are not guaranteed by our subsidiaries. The agreements governing the senior notes provide restrictions on creating liens, incurring debt, paying dividends and making other restricted payments, merging and consolidating, disposing of assets and transactions with affiliates. In addition, some of those agreements provide restrictions on entering into sales and leaseback transactions and making investments. The agreements governing the senior notes provide for various financial maintenance covenants, such as minimum tangible or consolidated net worth, maximum leverage ratios, current ratios and fixed charge coverage ratios.

     We may prepay all of the senior notes at any time, subject to payment of a prepayment or make-whole premium, except that the 6.76% Senior Notes due August 15, 2002, do not allow optional prepayment. None of the senior notes contain a sinking fund or similar mandatory prepayment obligation.

     Each of the agreements governing the senior notes contains customary events of default.

     We have set forth our senior notes at January 31, 2002, in the following table:

                                                               PRINCIPAL
SENIOR NOTES(A)                                                  AMOUNT
---------------                                               ------------
6.76% Senior Notes due August 15, 2002(b)...................    20,000,000
6.86% Senior Notes due September 8, 2003....................    20,000,000
7.55% Senior Notes due October 21, 2003.....................    30,000,000
8.84% Senior Notes due December 15, 2004....................    30,000,000
8.83% Series 2001 Senior Notes, Tranche 1 due June 28,
  2006......................................................    67,500,000
Floating Rate Series 2001 Senior Notes, Tranche 2 due June
  28, 2006..................................................     5,000,000
6.77% Series A Senior Notes, Tranche 1 due March 31, 2006...    13,000,000
6.92% Series A Senior Notes, Tranche 2 due March 31, 2008...    24,000,000
7.00% Series A Senior Notes, Tranche 3 due March 31, 2010...    15,000,000
                                                              ------------
Total.......................................................  $224,500,000
                                                              ============

---------------

(a) Except for the 8.83% Series 2001 Senior Notes, Tranche 1 due June 28, 2006, and the Floating Rate Series 2001 Senior Notes, Tranche 2 due June 28, 2006, we agreed in 1999 to pay an additional 0.75% interest on all of our senior notes in connection with obtaining amendments to certain financial ratio covenants.

(b) To be repaid with the proceeds from the escrow account established in connection with the transactions described in "Use of Proceeds."

INDUSTRIAL REVENUE BONDS

     At January 31, 2002, we had $26.9 million of debt represented by various industrial revenue bonds with floating rates of interest ranging from 2.05% to 3.25%. In early 2003, $12.4 million of our industrial revenue bonds mature, with the remaining $14.5 million maturing from 2014 to 2018. The industrial revenue bonds were issued by political entities in Washington, Idaho, Minnesota, California, Wisconsin, Massachusetts and New York to finance the acquisition of equipment located within those states. We secured the industrial revenue bonds with the equipment purchased with the net proceeds from those bonds. We agreed to pay the relevant political entity interest payments that correspond to the payments of interest on the bonds, and we agreed to pay the principal amount upon maturity, redemption, or acceleration. The agreements with respect to the industrial revenue bonds contain covenants substantially similar to the covenants under our senior notes.

     When we issued the industrial revenue bonds, we caused the issuance of letters of credit to the trustees of the bonds to provide credit support for the payment of principal on the bonds and certain interest. We must reimburse all payments made under the letters of credit. We expect the letters of credit will continue or be replaced under our new revolving credit facility.

MARSHALL & ILSLEY FACILITY

     Marshall & Ilsley Bank has agreed to provide up to $15 million of revolving loans to us on a short-term basis. Marshall & Ilsley Bank renews their commitment to us on a yearly basis in late January. At January 31, 2002, we had no amount outstanding under the M&I facility.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchaser of the outstanding notes. In that agreement, we agreed to use our best efforts to file and have declared effective within 150 days of the sale of the outstanding notes a registration statement relating to an offer to exchange the exchange notes for the outstanding notes. We also agreed to use our best efforts to complete the exchange offer for the outstanding notes within 30 business days after the effective date of this registration statement. We are offering the exchange notes under this prospectus in the exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the outstanding notes as the "exchange offer."

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if, among other things:

     - you are acquiring the exchange notes in the ordinary course of your business;

     - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

     - you are not an affiliate of Longview.

     If you tender your outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes or you are an affiliate of Longview, you:

     - cannot rely on such interpretations by the SEC staff, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction of the exchange notes and such secondary resale transaction must be covered by an effective registration statement under the Securities Act of 1933 containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

     This prospectus may be used for an offer to resell, resale or otherwise transfer exchange notes only as specifically described in this prospectus. Only those broker-dealers that acquired outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where that broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $215 million principal amount of notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer:

     - will remain outstanding,

     - will continue to accrue interest, and

     - will be entitled to the rights and benefits that holders have under the indenture relating to the outstanding notes and, under limited circumstances, the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "-- Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

     We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., Seattle time, on           ,
2002, unless in our sole discretion we extend it.

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., Seattle time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

     - to delay accepting for exchange any outstanding notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer.

     We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment:

     - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

     - the representations described under "-- Your Representations to Us."

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act of 1933.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     We have appointed U.S. Bank NA as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                         By Hand Delivery to 4:30 P.M.

                                   U.S. Bank
                         Attn: Corporate Trust Services
                          1420 Fifth Avenue, 7th Floor
                               Seattle, WA 98101

                        By Overnight Courier and By Hand
                  Delivery After 4:30 P.M. on Expiration Date

                                   U.S. Bank
                         Attn: Corporate Trust Services
                          1420 Fifth Avenue, 7th Floor
                               Seattle, WA 98101

                        By Registered or Certified Mail

                                   U.S. Bank
                         Attn: Corporate Trust Services
                          1420 Fifth Avenue, 7th Floor
                               Seattle, WA 98101

            By Facsimile Transmission (Eligible Institutions Only):

                                   U.S. Bank
                         Attn: Corporate Trust Services
                              FAX: (206) 344-4630

                             Confirm By Telephone:

                                 (206) 344-4686

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender, described below, or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTAND-

ING NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in your name, or

     - obtain a properly completed bond power from the registered holder of your outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

PROCEDURES FOR PHYSICAL TENDER

     To complete a physical tender, a holder must:

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

     - mail or deliver or facsimile the letter of transmittal to the exchange agent prior to the expiration date, and

     - deliver the outstanding notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "-- Exchange Agent" prior to the expiration date.

  SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tenders" guaranteed by an eligible institution unless the outstanding notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible institution.

     An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

     If a person other than the registered holder of any outstanding notes signs the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the outstanding notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation,

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

     - we may enforce the agreement against such participant.

     To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

WHEN WE WILL ISSUE EXCHANGE NOTES

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - outstanding notes or a timely book-entry confirmation of transfer of such outstanding notes into the exchange agent's account at DTC, and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

RETURN OF OUTSTANDING NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or nonexchanged outstanding notes without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such nonexchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes you receive will be acquired in the ordinary course of your business,

     - you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act of 1933,

     - you are not our affiliate, as defined in Rule 405 under the Securities Act of 1933, or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act of 1933,

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes, and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes but they are not immediately available or if you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

     - stating your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

     - stating that the tender is being made thereby,

     - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., Seattle time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "-- Exchange Agent," or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn,

     - identify the outstanding notes to be withdrawn, including the registration number and the principal amount of such outstanding notes,

     - be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

     - specify the name in which such outstanding notes are to be registered, if different from that of the person who tendered the outstanding notes.

     If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., Seattle time, on the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include:

     - SEC registration fees for the exchange notes,

     - fees and expenses of the exchange agent and trustee,

     - accounting and legal fees,

     - printing costs, and

     - related fees and expenses.

TRANSFER TAXES

     If you tender your outstanding notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered,

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or

     - a transfer tax is imposed for any reason other than the exchange of exchange notes for outstanding notes in the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act of 1933.

     The tender of outstanding notes in the exchange offer will reduce the outstanding principal amount of the outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action, if any, to take. In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes, except as required by the registration rights agreement.

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

                            DESCRIPTION OF THE NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Longview Fibre Company and not to any of its subsidiaries.

     The outstanding notes were issued, and the exchange notes will be issued, by the Company under an Indenture dated January 25, 2002 (the "Indenture") among itself and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the Indenture.

     The notes will constitute a single series of debt securities under the Indenture. If the exchange offer is consummated, any holders of outstanding notes who do not exchange their outstanding notes for exchange notes will vote together with all other holders of the notes for all relevant purposes under the Indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the other notes, and the holders of the outstanding notes and the other notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the notes mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the outstanding notes, the exchange notes, and all other notes collectively then outstanding.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     The Notes:

     - are general unsecured obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Debt of the Company, including borrowings under the Credit Agreement;

     - are pari passu in right of payment with any future senior subordinated Indebtedness of the Company.

     The Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities (including trade payables and lease obligations) of our subsidiaries, except to the extent that our subsidiaries guarantee the Notes or the Company is itself recognized as a creditor of the subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

     Assuming we had repaid our 6.76% Senior Notes due August 15, 2002 from the escrowed funds, on January 31, 2002, the Company would have had total Senior Debt of $623.1 million. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the Notes will be subordinated to the payment of the Senior Debt. The Indenture will permit us to incur additional Senior Debt.

     As of the date of the Indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     In the exchange offer, we will issue up to $215.0 million aggregate principal amount of exchange notes. The Indenture provides that the Company may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes, any Exchange Notes that may be issued as described under "Registration Rights; Liquidated Damages," and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on January 15, 2009.

     Interest on the Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2002. The Company will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

SUBORDINATION

     The payment of principal, interest and premium and Liquidated Damages, if any, and other payment obligations on, or with respect to, the Notes (including any obligation to repurchase the Notes) will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture.

     The holders of Senior Debt of the Company will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company:

          (1) in a liquidation or dissolution of the Company;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshaling of the Company's assets and liabilities.

     The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

          (1) a payment default on Designated Senior Debt of the Company occurs; or

          (2) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or (a) with respect to Designated Senior Debt arising under the Credit Agreement, the administrative agent thereunder or (b) with respect to any other Designated Senior Debt, the holders or the representative of the holders of any such Designated Senior Debt of the Company (a "nonpayment default").

     Payments on the Notes may and shall be resumed:

          (1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived;

          (2) in case of a nonpayment default, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the Company has been accelerated; and

          (3) in either case, upon the earlier of the payment in full of the obligations outstanding under and the satisfaction and discharge or defeasance of such Designated Senior Debt.

     No new Payment Blockage Notice may be delivered unless and until:

          (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

          (2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

     If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

          (1) the payment is prohibited by these subordination provisions; and

          (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

     The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company.

     Payments under a Note Guarantee of a Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company.

     "Designated Senior Debt" means:

          (1) any Indebtedness outstanding under the Credit Agreement; and

          (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $20.0 million or more (including Senior Debt issued contemporaneously pursuant to the same agreement, the principal amount of which in the aggregate exceeds $20.0 million) and that has been designated by the Company as "Designated Senior Debt."

     "Permitted Junior Securities" means:

          (1) Equity Interests in the Company or any Guarantor; or (2) debt securities that are subordinated to all Senior Debt and to any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes or a Note Guarantee are subordinated to Senior Debt under the Indenture.

     "Senior Debt" means:

          (1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities (including the Credit Agreement) and all Hedging Obligations and Currency Hedging Obligations with respect thereto;

          (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by the Company;

          (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

OPTIONAL REDEMPTION

     At any time prior to January 15, 2005, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

          (2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering.

     In addition, at any time prior to January 15, 2006, the Company may redeem all or part of the Notes upon not less than 30 days nor more than 60 days' notice at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any to the applicable date of redemption, plus (iii) the Make-Whole Premium.

     Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company's option prior to January 15, 2006.

     After January 15, 2006, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2006........................................................     105.00%
2007........................................................     102.50%
2008 and thereafter.........................................     100.00%

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The agreements governing some of the Company's outstanding Senior Debt will prohibit the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under our Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     If the Company effects legal defeasance or covenant defeasance of the Notes under the Indenture prior to the occurrence of a Change of Control, the Company will not be obligated to make a Change of Control Offer as a result of that Change of Control. See "-- Legal Defeasance and Covenant Defeasance" below. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; provided that this clause (1) shall not apply to conveyances of real property, including timberlands, for environmental conservation purposes, consistent with the Company's business purpose and approved by the Board of Directors;

          (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

          (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both; provided that non-cash consideration in excess of the 25% limit may be received by the Company and its Restricted Subsidiaries in an Asset Sale in an aggregate amount, when taken together with all other non-cash consideration in excess of the 25% limit received by the Company and its Restricted Subsidiaries in Asset Sales since the date of the Indenture, not to exceed $25.0 million (with non-cash consideration being valued at its fair market value, as determined by the Company's Board of Directors in good faith (which determination will be conclusive and binding), on the date of its receipt by the Company and its Restricted Subsidiaries and without giving effect to subsequent changes in value); provided further that any sale of such excess non-cash consideration shall be for cash and shall be considered an Asset Sale under the Indenture and must comply with the provisions of this covenant. For purposes of this provision, each of the following shall be deemed to be cash:

             (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days following the consummation of such Asset Sale.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

          (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of a Person engaged in a Permitted Business that becomes a Restricted Subsidiary;

          (3) to make a capital expenditure in or that is used or useful in a Permitted Business; or

          (4) to acquire other long-term assets in or that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

     The agreements governing some of the Company's outstanding Senior Debt will prohibit the Company from purchasing any Notes. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

          (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

          (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No Notes of $1,000 shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Guarantor (other than a Wholly Owned Restricted Subsidiary);

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          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or any Note Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

             (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

             (d) $40.0 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the payment of any dividend in respect of shares of the Company's Capital Stock, provided that the aggregate amount of all such dividends paid pursuant to this clause (3) in any twelve month period shall not exceed $15.0 million;

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          (4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (5) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management or former management pursuant to any management equity subscription agreement, stock option agreement, employment agreement, stock compensation plan or similar agreement, but excluding payments made to holders upon the exercise of stock appreciation rights, approved by the Company's Board of Directors or a committee of its Board of Directors comprised solely of two or more "non-employee" directors (within the meaning of Rule 16b-3(b)(3)(i) under the Exchange Act); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

          (7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award; and

          (8) any redemption of share purchase rights issued pursuant to the Company's share purchase rights plan existing on the date of the Indenture (as the same may be amended from time to time) or any similar successor or replacement share purchase rights plan, for a redemption price not to exceed $0.01 per share purchase right.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.25 to 1 from the date of the Indenture through and including the one year anniversary from the date of the Indenture and 2.50 to 1 thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

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     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by the Company or any Guarantor of Indebtedness (a) under the Credit Agreement, in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) not to exceed $250.0 million, and (b) under other Credit Facilities, in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) not to exceed $15.0 million, in each case less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay such Indebtedness (and, in the case of Indebtedness under a revolving credit facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant "-- Repurchase at the Option of Holders -- Asset Sales";

          (2) the incurrence by the Company of the Existing Indebtedness;

          (3) the incurrence by the Company of Indebtedness represented by the Notes to be issued on the date of the Indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement and any Guarantee of the Notes by a Restricted Subsidiary;

          (4) the incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $40.0 million at any time outstanding;

          (5) the incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5), or (11) of this paragraph;

          (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries; provided, however, that:

             (a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

             (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence, in the ordinary course of business and not for speculative purposes, by the Company or any of its Restricted Subsidiaries of:

             (a) Hedging Obligations with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding;

             (b) Currency Hedging Obligations incurred for the purpose of protecting the Company or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates;

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

             (c) Commodity Price Protection Obligations incurred for the purpose of protecting the Company or any of its Restricted Subsidiaries against fluctuations in the price of raw materials used in the ordinary course of its business;

          (8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

          (10) the issuance by the Company of Permitted Disqualified Stock, the net proceeds of which are used to refund, refinance or replace (A) Indebtedness that was permitted to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (11) of this paragraph, (B) Disqualified Stock that was permitted to be issued under the first paragraph of this covenant or (C) Permitted Disqualified Stock that was permitted to be issued under this clause (10) of this paragraph; and

          (11) the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $25.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant including applying such Indebtedness to any one or more categories. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) or (2) of the definition of Permitted Debt.

  LIMITATION ON SENIOR SUBORDINATED DEBT

     The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Note Guarantee.

  LIENS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

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  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness and the Credit Facilities (including the Credit Agreement) as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings in the good faith judgment of the Board of Directors are no more restrictive, taken as a whole, than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

          (2) the Indenture and the Notes;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (5) customary non-assignment provisions in leases, contracts or agreements entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

          (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (11) Indebtedness of a Restricted Subsidiary that is a Guarantor, so long as such Restricted Subsidiary is a Guarantor, permitted to be incurred under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" provided that such encumbrance or restriction is not applicable to the properties or assets of any Person other than such Guarantor.

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  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

             (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

             (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2) the Company delivers to the Trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or

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        such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) transactions between or among the Company and/or its Restricted Subsidiaries;

          (2) any employment, compensation, benefit or indemnification arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business with directors, employees or consultants; and

          (3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

  ADDITIONAL NOTE GUARANTEES

     The Company will cause each of its Non-Guarantor Domestic Subsidiaries to become a Guarantor to the extent necessary so that the aggregate fair market value of Investments (measured on the date such Investments were made and without giving effect to subsequent changes in value) by the Company and its Restricted Subsidiaries in all Non-Guarantor Domestic Subsidiaries after the date of the Indenture does not at any time exceed $5 million. The form of the Guarantee will be attached as an exhibit to the Indenture. Any Guarantee may be subordinated to the Senior Debt of such Guarantor to the same extent as the Notes are subordinated to Senior Debt of the Company.

  LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee, pledge any assets to secure the payment of, or assume or in any other manner become liable with respect to, any Indebtedness the Company, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

             (b) such sale or other disposition complies with the "Asset Sale" provisions of the Indenture, including the application of the Net Proceeds therefrom.

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     The Note Guarantee of a Guarantor may be released:

          (1) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company (including by way of merger or consolidation) if the sale of all such Capital Stock of that Guarantor complies with the "Asset Sale" provisions of the Indenture; or

          (2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the business operated by the Company on the date of the Indenture be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  SALE AND LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction other than among the Company and its Restricted Subsidiaries; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

  LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
  SUBSIDIARIES

     The Company will not transfer, convey, sell or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to issue, transfer, convey, sell or otherwise dispose of, any Equity Interests in any

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Restricted Subsidiary of the Company to any Person (other than the Company or a
Wholly Owned Restricted Subsidiary of the Company), except:

          (1) if, immediately after giving effect to such issuance, transfer, conveyance, sale, or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Restricted Payments" covenant if made on the date of such issuance or sale; or

          (2) issuances, transfers, conveyances, sales or other dispositions of common stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales".

  BUSINESS ACTIVITIES

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to holders, securities analysts and prospective investors upon request.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

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SUSPENSION CONDITION

     During any period of time that the Notes are rated Investment Grade by both Rating Agencies and no Default or Event of Default shall have occurred and then be continuing (the foregoing conditions being referred to collectively as the "Suspension Condition"), the Company and its Restricted Subsidiaries will not be subject to the covenants described under "-- Certain Covenants -- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," clause (4) of "-- Merger, Consolidation or Sale of Assets," "-- Transactions with Affiliates," clauses 1(a) and 3 of "-- Sale and Leaseback Transactions," "-- Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries" and "-- Repurchase at the Option of the Holders -- Asset Sales" (collectively, the "Suspended Covenants"). As a result, if and while we meet the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the Notes such that the Notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the Notes, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described above under "-- Certain Covenants -- Restricted Payments" as if such covenant had been in effect during the entire period of time from the date of the Indenture.

     So long as the Notes are outstanding, including while we meet the Suspension Condition, the Company and its Restricted Subsidiaries will be subject to the provisions of the Indenture described under "-- Repurchase at the Option of the Holders -- Change of Control" and the following covenants:
"-- Limitation on Senior Subordinated Debt," "-- Liens," "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Merger, Consolidation or Sale of Assets" (other than clause (4)), "-- Additional Note Guarantees," "-- Limitation on Issuances of Guarantees of Indebtedness,"
"-- Designation of Restricted and Unrestricted Subsidiaries," "-- Sale and Leaseback Transactions" (other than clauses 1(a) and 3), "-- Business Activities," "-- Payments for Consent" and "-- Reports."

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

          (2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

          (3) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

          (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

             (a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,
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     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

          (8) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. After a declaration of acceleration, but before a judgment or decree for payment of money due has been obtained, the holders of a majority in principal amount of Notes may, under certain circumstances, rescind and annul such acceleration.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note

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

waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

          (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

          (3) reduce the rate of or change the time for payment of interest on any Note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any Note payable in money other than U.S. dollars;

          (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

          (7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

          (8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

          (9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "Repurchase at the Option of
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

     Holders -- Asset Sales" covenant after the obligation to make the Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Repurchase at the Option of Holders -- Change of Control" covenant after a Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

          (10) except as otherwise permitted under the "Merger, Consolidation and Sale of Assets" covenant, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; or

          (11) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provision of the Indenture relating to subordination that adversely affects the rights of the holders of the Notes will require the consent of the holders of at least 75% in aggregate principal amount of Notes then outstanding.

     Any amendment to the provisions of the Indenture relating to subordination or legal or covenant defeasance will require the consent of the lenders under the Credit Agreement.

     Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1) either:

             (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

             (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

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

          (3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

          (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

     In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     A copy of the Indenture and Registration Rights Agreement may be obtained without charge by writing to Longview Fibre Corporation, 300 Fibre Way, Longview, Washington 98632, Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the exchange notes by one or more notes in registered, global form (collectively, the "Global Notes"). The Global Notes will be deposited on issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     The Global Notes will be deposited on behalf of the acquirers of the exchange notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct at DTC. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes."

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's

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

system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the

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Company nor the Trustee will be liable for any delay by DTC or any of its
Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

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EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes. See "-- Additional Information."

     We entered into the Registration Rights Agreement with the initial purchasers of the outstanding notes. Pursuant to the Registration Rights Agreement, we agree to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes, and, upon the effectiveness of the Exchange Offer Registration Statement, to offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their outstanding Notes for Exchange Notes.

     If:

          (1) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

          (2) any Holder of Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

             (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

             (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

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             (c) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company,

the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement provides:

          (1) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the closing of this offering;

          (2) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the closing of this offering;

          (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will

             (a) commence the Exchange Offer; and

             (b) issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

          (4) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and use their best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 135 days after such obligation arises.

     If:

          (1) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (3) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

          (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, equal to one-half of one percent (0.50%) per annum on the principal amount of Notes held by such Holder.

     The amount of the Liquidated Damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.5% per annum.

     All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.
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     Holders of Notes are required to make certain representations to the
Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes are also required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition (including by way of merger, consolidation or sale and leaseback transaction) of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

          (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

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          (5) the sale or other disposition of cash or Cash Equivalents; and

          (6) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating (or if Thomson Bank Watch is not making such ratings publicly available, a nationally recognized U.S. rating agency selected by the Company) of "B" or better;

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          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of all classes of Voting Stock of the Company;

          (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and
     (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the voting power of all classes of Voting Stock of the Company.

     "Commodity Price Protection Obligations" means, with respect to any specified Person, the obligations of such Person under any forward contract, commodity swap, commodity option or other similar financial arrangement or arrangement relating to, or the value of which is dependent on, fluctuations in commodity prices entered into in the ordinary course of business for valid business purposes and not for speculative purposes.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an asset sale or other disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest

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     component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

          (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4) the cumulative effect of a change in accounting principles shall be excluded; and

          (5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the

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     payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1) was a member of such Board of Directors on the date of the Indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Credit Agreement, dated as of the date of the Indenture, by and among the Company, Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC, as Lead Arranger, and the other Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against the fluctuations in currency values entered into in the ordinary course of business for valid business purposes and not for speculative purposes.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

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     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

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

          (4) the Fixed Charges attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating rate shall be computed as if the rate in effect on the date such calculation is made (taking into account any Hedging Obligations applicable to such Indebtedness, if such Hedging Obligations have a remaining term in excess of 12 months or, if shorter, the remaining term of such Indebtedness) had been the applicable rate for the entire period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantor" means each Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns, unless and until such Note Guarantee is released in accordance with the terms of the Indenture.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations, Currency Hedging Obligations or Commodity Price Protection Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investment Grade" means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies, in each case with a stable or improving outlook.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Make-Whole Premium" means, with respect to a Note on any date of redemption, the greater of (x) 1% of the principal amount of such Note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at January 15, 2006 (such redemption price being described under "-- Optional Redemption") plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such Note through January 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Guarantor Domestic Subsidiary" means any Domestic Subsidiary that is not a Guarantor.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs and expenses and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

     "Permitted Disqualified Stock" means any Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness) or other Disqualified Stock of the Company; provided that:

          (1) the stated redemption value of such Permitted Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the stated redemption value of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness or dividends on or other payments in respect of such Disqualified Stock, and the amount of all expenses and premiums in connection therewith);

          (2) such Permitted Disqualified Stock has

             (i) a final maturity date or mandatory redemption date later than

                (a) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or

                (b) the maturity date or mandatory redemption date of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; and

             (ii) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

provided further that if such Permitted Disqualified Stock permits the holders thereof to require the Company to repurchase or redeem such Permitted Disqualified Stock at the option of the holder thereof prior to the final maturity of the Notes, then the terms of such Permitted Disqualified Stock shall also provide that the Company may not repurchase or redeem any such Permitted Disqualified Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

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

     "Permitted Investments" means:

          (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any Investments solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (6) Hedging Obligations, Currency Hedging Obligations and Commodity Price Protection Obligations incurred under clause (7) under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

          (7) any Investment received in compromise or settlement of obligations of any Person incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (8) any Investments represented by accounts receivable arising or acquired in the ordinary course of business and extensions of credit on commercially reasonable terms in the ordinary course of business in accordance with normal trade practice;

          (9) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

          (10) any loan or financing provided to or for the benefit of contractors or customers for the purchase of equipment in the ordinary course of business, not to exceed at any one time $10.0 million in the aggregate;

          (11) any loan or advances to employees in connection with relocation at the request of the Company not to exceed $2.0 million at any one time;

          (12) Investments in Restricted Subsidiaries of the Company that are not Guarantors having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value) since the date of the Indenture not to exceed $5.0 million; and

          (13) other Investments in any Person, including any Non-Guarantor Domestic Subsidiary, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the Indenture, not to exceed $20.0 million.

     "Permitted Liens" means:

          (1) Liens on the assets of the Company or any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

          (2) Liens in favor of the Company or any Restricted Subsidiary;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

          (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (6) Liens existing on the date of the Indenture;

          (7) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $3.0 million at any one time outstanding;

          (8) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure performance of bids or contracts, statutory and common law landlord's Liens or other obligations of a like nature incurred in the ordinary course of business;

          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently contested;

          (10) Liens incurred in the ordinary course of business in connection with workers' compensation and unemployment insurance, social security obligations, assessments or governmental charges;

          (11) Liens which arise out of judgments or awards that do not result in an Event of Default under the Indenture;

          (12) With respect to timberland owned, leased or otherwise acquired, Liens consisting of encumbrances in the nature of leases or subleases granted to others, easements, rights-of-way, restrictions, reservations of mineral, oil, gas, water or other similar rights existing on the date of acquisition, encroachments or questions of location, boundary and area which accurate survey may disclose, exceptions and reservations in the United States patents or state deeds, any prohibition or limitation on the use, occupancy or improvement of land resulting from the rights of the public or riparian owners to use any waters which may cover the land and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary course of the conduct of the business of the Company and its Restricted Subsidiaries;

          (13) easements, rights-of-way, zoning restrictions, licenses, or restrictions on the use or other similar encumbrances on the use of real property and minor defects or irregularities in title, in each case not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries; and

          (14) Liens of carriers, warehouseman, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace,

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

defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Public Equity Offering" means an offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Rating Agencies" means (1) S&P and Moody's or (2) if S&P or Moody's or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means (1) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Replacement Assets" means (1) long-term assets, including timberlands, that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Rating Services, a division of the McGraw Hills Companies, Inc., and its successors.

     "Significant Subsidiary" means any Restricted Subsidiary, that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay,
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

redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to January 15, 2006, provided, however, that if the then remaining term to January 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to January 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, unless such guarantee or credit support is released upon such designation; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a

Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, (i) when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness; and

     (ii) when applied to any Disqualified Stock or Permitted Disqualified Stock at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity, stated redemption value or other payments in respect of such Disqualified Stock or Permitted Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding stated redemption value of such Disqualified Stock or Permitted Disqualified Stock.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary describes the material United States federal income tax consequences relevant to the exchange of outstanding notes for exchange notes in this exchange offer and the ownership and disposition of the exchange notes. This summary is limited to United States holders and non-United States holders who exchange outstanding notes for exchange notes pursuant to this exchange offer and who hold the exchange notes as capital assets. This summary does not describe all the tax consequences that may be relevant to such holders in light of their particular circumstances or to holders subject to special rules, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - investors in pass-through entities;

     - partnerships or other entities classified as partnerships for United States federal income tax purposes;

     - tax-exempt organizations or pension plans;

     - insurance companies;

     - persons holding notes as a part of a hedging, conversion, straddle or other integrated transaction;

     - United States holders whose "functional currency" is not the U.S. dollar; and

     - persons subject to the alternative minimum tax.

     The following summary, as well as the conclusions regarding certain issues of United States federal income tax law that are reflected in such summary, is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and related regulations, rulings and judicial decisions, changes to which subsequent to the date hereof may affect the tax consequences described herein.

     As used herein, a "United States holder" means an owner of an exchange note that is, for United States federal income tax purposes:

     - an individual citizen or resident of the United States (including certain former citizens);

     - a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; and

     - a trust if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     A "non-United States holder" means a beneficial owner of a note that is not a United States holder.

     The United States federal income tax consequences to an owner of an exchange note that is a partnership may depend on the status of its partners. Partnerships planning to exchange outstanding notes for exchange notes are urged to consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situation.

THE EXCHANGE OFFER

     An exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, United States holders and non-United States holders will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes pursuant to this exchange offer. The holding period of the exchange notes will include the holding period of the outstanding notes and the tax basis in the exchange notes will be the same as the basis in the outstanding note immediately before the exchange.

UNITED STATES HOLDER

  PAYMENTS OF INTEREST

     Interest on an exchange note generally will be taxable to any United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's regular method of accounting for United States federal income tax purposes.

  SALE, EXCHANGE AND RETIREMENT OF EXCHANGE NOTES

     Upon the sale, exchange or retirement of an exchange note, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the exchange note. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the exchange note has been held for more than one year. Under current law, net capital gains of noncorporate taxpayers (including individuals) are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to significant limitations.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting will apply to certain payments of principal and interest on an exchange note and to the proceeds from the sale of an exchange note paid to United States holders other than certain exempt recipients. Additionally, a backup withholding tax (presently 30%) will apply to such payments if the United States holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules.

     If the backup withholding tax applies to a United States holder, the United States holder may use the amounts withheld as a refund or credit against the United States holder's United States federal income tax liability as long as the United States holder provides certain information to the Internal Revenue Service.

NON-UNITED STATES HOLDER

  PAYMENTS OF INTEREST

     Subject to the discussion below concerning backup withholding, payments of interest on an exchange note to any non-United States holder will not be subject to United States federal income tax, or withholding tax, provided that:

          (i) the interest is not effectively connected with the conduct by the non-United States holder of a trade or business in the United States;

          (ii) the non-United States holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

          (iii) the non-United States holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership; and

          (iv) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or
     Section 881(c) of the Code, the beneficial owner of an exchange note must certify under penalty of perjury on Internal Revenue Service Form W-8BEN, or appropriate successor form, that the non-United States holder is not a United States person.

     Interest on an exchange note will be taxed at regular United States federal income tax rates if: (i) the interest constitutes income that is effectively connected with the conduct of a United States trade or business, and (ii) if an applicable income tax treaty applies, the interest is attributable to a United States permanent establishment or fixed base under the terms of such treaty ("United States trade or business income"). In addition, if the non-United States holder is a foreign corporation, such income may also be subject to the "branch profits tax" at a rate of 30% or, if applicable, a lower rate determined by an income tax treaty. Interest that neither qualifies as portfolio interest nor constitutes United States trade or business income will be subject to United States withholding tax at the rate of 30%, unless such the rate of such withholding tax is reduced or eliminated by an applicable income tax treaty.

  SALE, EXCHANGE AND RETIREMENT OF EXCHANGE NOTES

     Subject to the discussion below concerning backup withholding, gain that is realized on the sale, retirement or other disposition of an exchange note by a non-United States holder generally will not be subject to United States federal income tax, including withholding tax, unless the gain is effectively connected with the conduct by such holder of a trade or business within the United States; or in the case of an individual, the non-United States holder has been present in the United States for 183 days or more during the taxable year of the sale or retirement and certain other conditions are satisfied.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting and backup withholding generally will not apply to payments of principal and interest on an exchange note made by a United States paying agent to a non-United States holder of an exchange note, provided that:
(1) the beneficial owner of such note certifies, under penalties of perjury, that it is not a United States holder and provides its name and address; or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes certifies, under penalties of perjury, that such statement has been received from the beneficial owner of such note by it or by a financial institution between it and the beneficial owner and furnishes such paying agent with a copy thereof. Additionally, such paying agent must not have actual knowledge that such beneficial owner is a United States person. The certification procedures required to claim the portfolio interest exemption described under the heading "Payments of Interest" above generally will satisfy the requirements necessary to avoid backup withholding tax (currently 30%).

     Proceeds received from the sale of an exchange note by a non-United States holder to or through the United States office of a broker generally are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     If backup withholding tax applies to a non-United States holder, the holder may use the amounts withheld as a refund or credit against the holder's United States federal income tax liability as long as the non-United States holder provides certain information to the Internal Revenue Service.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     We have agreed to pay all our expenses incident to the exchange offer, including reasonable fees of not more than one counsel retained by the holders of outstanding notes in connection with the filing of a shelf registration statement, if required, but excluding commissions or concessions of any brokers or dealers and the fees of any other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the exchange notes and certain legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon.

                                    EXPERTS

     The consolidated financial statements at October 31, 2001 and 2000 and for each of the three years in the period ended October 31, 2001, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

                                                               PAGE
                                                               ----
Report of Independent Accountants...........................   F-2
Consolidated Statement of Income for the three years ended
  October 31, 2001..........................................   F-3
Consolidated Statement of Shareholders' Equity for the three
  years ended October 31, 2001..............................   F-3
Consolidated Balance Sheet at October 31, 2001 and 2000.....   F-4
Consolidated Statement of Cash Flows for the three years
  ended October 31, 2001....................................   F-5
Notes to Consolidated Financial Statements..................   F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Longview Fibre Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Longview Fibre Company and its subsidiaries at October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
December 7, 2001

                             LONGVIEW FIBRE COMPANY

                        CONSOLIDATED STATEMENT OF INCOME

                                                                  YEARS ENDED OCTOBER 31
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                              (THOUSANDS, EXCEPT PER SHARE)
NET SALES...................................................  $875,955   $876,298   $774,349
  Timber....................................................   161,129    161,586    170,992
  Paper and paperboard......................................   195,765    255,025    226,330
  Converted products........................................   441,975    451,195    377,027
  Power.....................................................    77,086      8,492         --
Cost of products sold, including outward freight............   725,313    710,235    644,071
                                                              --------   --------   --------
GROSS PROFIT................................................   150,642    166,063    130,278
Selling, administrative and general expenses................    74,895     69,098     62,670
                                                              --------   --------   --------
OPERATING PROFIT............................................    75,747     96,965     67,608
  Timber....................................................    65,238     69,438     83,207
  Paper and paperboard (including allocated power
     profits)...............................................     2,173      6,472     (4,114)
  Converted products (including allocated power profits)....     8,336     21,055    (11,485)
Interest income.............................................       480        455        481
Interest expensed...........................................   (39,626)   (40,115)   (38,703)
Miscellaneous...............................................     1,066      1,642      2,098
                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES..................................    37,667     58,947     31,484
                                                              --------   --------   --------
PROVISION FOR TAXES ON INCOME (see Note 8)
Current.....................................................    (1,161)     3,783        190
Deferred....................................................    14,161     17,517     11,310
                                                              --------   --------   --------
                                                                13,000     21,300     11,500
                                                              --------   --------   --------
NET INCOME..................................................  $ 24,667   $ 37,647   $ 19,984
                                                              ========   ========   ========
  Per share.................................................  $   0.48   $   0.73   $   0.39
                                                              ========   ========   ========

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                  YEARS ENDED OCTOBER 31
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                       (THOUSANDS)
COMMON STOCK:
  Balance at beginning of year..............................  $ 77,365   $ 77,515   $ 77,515
  Less ascribed value of stock purchased....................      (750)      (150)        --
                                                              --------   --------   --------
  Balance at end of year....................................  $ 76,615   $ 77,365   $ 77,515
                                                              ========   ========   ========
ADDITIONAL PAID-IN CAPITAL:
  Balance at beginning of year..............................  $  3,306   $  3,306   $  3,306
  Balance at end of year....................................  $  3,306   $  3,306   $  3,306
                                                              ========   ========   ========
RETAINED EARNINGS:
  Balance at beginning of year..............................  $351,371   $339,642   $334,128
  Net income................................................    24,667     37,647     19,984
  Less cash dividends on common stock ($0.48, $0.48, $0.28
     per share, respectively)...............................   (24,553)   (24,805)   (14,470)
  Less purchases of common stock............................    (6,011)    (1,113)        --
                                                              --------   --------   --------
  Balance at end of year....................................  $345,474   $351,371   $339,642
                                                              ========   ========   ========
COMMON SHARES:
  Balance at beginning of year..............................    51,577     51,677     51,677
  Less purchases............................................      (500)      (100)        --
                                                              --------   --------   --------
  Balance at end of year....................................    51,077     51,577     51,677
                                                              ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

                             LONGVIEW FIBRE COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                                   AT OCTOBER 31
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (THOUSANDS, EXCEPT PER
                                                                      SHARE)
ASSETS
Current assets:
  Accounts and notes receivable.............................  $   99,419   $  114,843
     Allowance for doubtful accounts........................       1,350        1,350
  Inventories (see Note 11).................................      83,218       82,023
  Other.....................................................       8,595        9,532
                                                              ----------   ----------
  Total current assets......................................     189,882      205,048
                                                              ----------   ----------
Capital assets:
  Buildings, machinery and equipment at cost................   1,806,039    1,717,587
     Accumulated depreciation...............................   1,004,620      961,379
                                                              ----------   ----------
       Costs to be depreciated in future years (see Note
        5)..................................................     801,419      756,208
  Plant sites at cost.......................................       3,483        3,444
                                                              ----------   ----------
                                                                 804,902      759,652
                                                              ----------   ----------
  Timber at cost less depletion.............................     191,530      192,778
  Roads at cost less amortization...........................       9,285        9,627
  Timberland at cost........................................      20,116       19,880
                                                              ----------   ----------
                                                                 220,931      222,285
                                                              ----------   ----------
  Total capital assets......................................   1,025,833      981,937
                                                              ----------   ----------
Pension and other assets (see Note 10)......................     108,733       89,705
                                                              ----------   ----------
                                                              $1,324,448   $1,276,690
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Payable to bank resulting from checks in transit..........  $   11,365   $    9,385
  Accounts payable..........................................      60,636       61,388
  Short-term borrowings (see Note 2)........................       8,000       43,070
  Payrolls payable..........................................      16,435       16,576
  Federal income taxes payable..............................         606        2,638
  Other taxes payable.......................................       9,781        9,613
  Current installments of long-term debt....................      45,000       20,000
                                                              ----------   ----------
          Total current liabilities.........................     151,823      162,670
                                                              ----------   ----------
Long-term debt (see Note 4).................................     540,400      490,900
                                                              ----------   ----------
Deferred taxes -- net (see Note 8)..........................     184,947      171,518
                                                              ----------   ----------
Other liabilities...........................................      21,883       19,560
                                                              ----------   ----------
Commitments (see Note 3)....................................          --           --
                                                              ----------   ----------
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares................          --           --
Common stock, ascribed value $1.50 per share; authorized
  150,000,000 shares; issued 51,076,567 and 51,576,567
  shares, respectively (see Notes 6 and 9)..................      76,615       77,365
Additional paid-in capital..................................       3,306        3,306
Retained earnings...........................................     345,474      351,371
                                                              ----------   ----------
Total shareholders' equity..................................     425,395      432,042
                                                              ----------   ----------
                                                              $1,324,448   $1,276,690
                                                              ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                             LONGVIEW FIBRE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEARS ENDED OCTOBER 31
                                                             --------------------------------
                                                               2001        2000        1999
                                                             ---------   ---------   --------
                                                                       (THOUSANDS)
CASH PROVIDED BY (USED FOR) OPERATIONS:
Net income.................................................  $  24,667   $  37,647   $ 19,984
Charges to income not requiring cash:
     Depreciation..........................................     66,235      61,971     79,621
     Depletion and amortization............................      5,331       5,411      4,622
     Deferred taxes -- net.................................     13,429      17,573     11,118
     Loss on disposition of capital assets.................      3,037       2,920        841
Change in:
     Accounts and notes receivable -- net..................     15,424      (8,498)    (6,272)
     Taxes on income, refundable...........................         --          --      7,020
     Inventories...........................................     (1,195)     (2,460)     4,396
     Other.................................................        937      (1,370)       (26)
     Pension and other noncurrent assets...................    (19,028)    (17,031)   (12,006)
     Accounts, payrolls and other taxes payable............      1,365      12,735      5,162
     Federal income taxes payable..........................     (2,032)      1,712        926
     Other noncurrent liabilities..........................      2,323       1,834      1,697
                                                             ---------   ---------   --------
Cash provided by operations................................    110,493     112,444    117,083
                                                             ---------   ---------   --------
CASH PROVIDED BY (USED FOR) INVESTING:
Additions to: Plant and equipment..........................   (115,530)    (99,642)   (29,237)
              Timber and timberlands.......................     (4,101)     (6,532)    (3,541)
Proceeds from sale of capital assets.......................      1,132       1,294      5,172
                                                             ---------   ---------   --------
Cash used for investing....................................   (118,499)   (104,880)   (27,606)
                                                             ---------   ---------   --------
CASH PROVIDED BY (USED FOR) FINANCING:
Additions to long-term debt................................     94,500      17,000         --
Reduction in long-term debt................................    (20,000)    (32,118)   (41,119)
Short-term borrowings......................................    (35,070)     25,070    (32,500)
Payable to bank resulting from checks in transit...........      1,980         493     (1,150)
Accounts payable for construction..........................     (2,090)      8,059       (238)
Cash dividends.............................................    (24,553)    (24,805)   (14,470)
Purchase of common stock...................................     (6,761)     (1,263)        --
                                                             ---------   ---------   --------
Cash provided by (used for) financing......................      8,006      (7,564)   (89,477)
                                                             ---------   ---------   --------
Change in cash position....................................         --          --         --
Cash position, beginning of year...........................         --          --         --
                                                             ---------   ---------   --------
Cash position, end of year.................................  $      --   $      --   $     --
                                                             =========   =========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest (net of amount capitalized).....................  $  38,539   $  40,234   $ 39,169
  Capitalized interest.....................................      2,054       1,301        386
  Income taxes.............................................      1,204       1,844     (7,911)

    The accompanying notes are an integral part of the financial statements.

                             LONGVIEW FIBRE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of the company and all subsidiaries after elimination of intercompany balances and transactions.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined on a last-in, first-out method except for supplies at current averages.

PROPERTY AND DEPRECIATION

     Buildings, machinery and equipment are recorded at cost and include those additions and improvements that add to production capacity or extend useful life. Cost includes interest capitalized during the construction period on all significant asset acquisitions. When properties are sold or otherwise disposed, the cost and the related accumulated depreciation are removed from the respective accounts and the resulting profit or loss is recorded in income. The costs of maintenance and repairs are charged to income when incurred. Depreciation for financial accounting purposes is computed on the straight-line basis over the estimated useful lives of the assets. The estimated useful lives of assets range from 20 to 40 years for buildings and principally from 15 to 20 years for machinery and equipment (See Note 5).

TIMBERLANDS, DEPLETION AND AMORTIZATION

     Timber, timberlands and timber roads are stated at cost. Provision for depletion of timber and amortization of logging roads represents charges per unit of production (footage cut) based on the estimated recoverable timber. No gain or loss is recognized on timberland exchanges since the earnings process is not considered complete until timber is harvested and marketed.

EARNINGS PER SHARE

     Net income per common share is computed on the basis of weighted-average shares outstanding of 51,151,567, 51,676,567 and 51,676,567 for 2001, 2000 and
1999, respectively.

PENSION AND OTHER BENEFIT PLAN COSTS

     The company's policy is to accrue as cost an amount computed by the actuary and to fund at least the minimum amount required by ERISA.

REVENUE RECOGNITION

     The company recognizes revenues when goods are shipped.

RECLASSIFICATIONS

     Prior year amounts have been reclassified to conform to current year classifications. These reclassifications have no impact upon net income or shareholders' equity.

NOTE 2 -- SHORT-TERM BORROWINGS:

     At October 31, 2001, the company had bank lines of credit totaling $370 million. Of this amount, $320 million was under a credit agreement with a group of banks expiring February 24, 2003. The agreement provides for borrowings at the Offshore Rate (LIBOR based) plus a spread, currently 1.875%, or the bank's

                             LONGVIEW FIBRE COMPANY

Reference Rate, whichever the company selects. Up to $50 million of the credit agreement can be used for letters of credit at a fee that is the same as the Offshore Rate spread. The credit agreement contains certain financial covenants and provides for a commitment fee on the unused portion, currently 0.40% per year. At October 31, 2001, the company had borrowings of $282 million under this credit agreement and $2.3 million of letters of credit secured by this credit agreement.

     Other lines of credit totaling $50 million were available for additional borrowing needs. Included in this amount was a line of credit of $35 million which expires January 25, 2002. The other $15 million is uncommitted. At October 31, 2001, the company had an outstanding balance of $35 million under these credit lines.

     Short-term borrowings of $309 million and $287 million at October 31, 2001 and 2000, respectively, under the above agreements, have been reclassified as long-term debt because they are to be renewed and replaced with borrowings due beyond one year and into future periods.

     Short-term borrowing activity including the amount reclassified as long-term is summarized as follows:

                                                                 AT OCTOBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (THOUSANDS)
Short-term borrowings payable October 31....................  $317,000   $330,070
Interest rate October 31....................................      4.3%       8.4%
Average daily amount of short-term borrowings outstanding
  during year...............................................  $328,176   $270,604
Average* interest rate during year..........................      6.7%       7.8%
Maximum amount of short-term borrowings at any month end
  during year...............................................  $317,000   $330,070

---------------

* Computed by dividing interest incurred by average short-term borrowings outstanding.

NOTE 3 -- COMMITMENTS AND CONTINGENCIES:

     Estimated costs to complete approved capital projects were approximately $35 million and $106 million at October 31, 2001 and 2000, respectively.

NOTE 4 -- LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                 AT OCTOBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (THOUSANDS)
Senior notes due through 2010 (5.84%-8.84%) -- Note (a).....  $249,500   $197,000
Revenue bonds payable through 2018 (floating rates,
  currently 2.05%-3.25%) -- Note (b)........................    26,900     26,900
Notes payable -- banks -- Note 2 above......................   309,000    287,000
                                                              --------   --------
                                                               585,400    510,900
Less current installments...................................    45,000     20,000
                                                              --------   --------
Net long-term debt..........................................  $540,400   $490,900
                                                              ========   ========

                             LONGVIEW FIBRE COMPANY

Scheduled maturities:
  2003......................................................  $371,400
  2004......................................................        --
  2005......................................................    30,000
  2006......................................................    85,500
  2007-2018.................................................    53,500
                                                              --------
                                                              $540,400
                                                              ========

---------------

(a) Covenants of the senior notes include tests of minimum net worth, short-term borrowing, long-term borrowing, current ratio, fixed charge coverage ratios and restrictions on payment of dividends. During fiscal year 1999 the company obtained amendments from the holders of certain senior notes and in connection with the grant of the amendments, the company agreed to pay 0.75% per annum over the original note coupon rates until it obtains an investment grade credit rating for its long-term unsecured senior debt. At October 31, 2001, approximately $6.5 million of consolidated retained earnings was unrestricted as to the payment of dividends.

(b) Primarily incurred upon the purchase of manufacturing equipment. At October 31, 2001, $26,900,000 was secured by liens on the equipment.

NOTE 5 -- BUILDINGS, MACHINERY AND EQUIPMENT:

     Buildings, machinery and equipment consist of the following:

                                                                 AT OCTOBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (THOUSANDS)
Buildings -- net............................................  $ 89,013   $ 75,468
Machinery and equipment -- net..............................   712,406    680,740
                                                              --------   --------
                                                              $801,419   $756,208
                                                              ========   ========

     The estimated useful lives of some assets were changed for 2000, the effect of which increased net income by approximately $10,175,000, or $0.20 per share.

NOTE 6 -- SHAREHOLDER RIGHTS PLAN:

     On January 26, 1999, the company's Board of Directors authorized a Shareholder Rights Plan ("Plan"). The Plan provides for a dividend distribution of one right for each share of common stock to shareholders of record at the close of business on March 1, 1999. With certain exceptions, the rights will become exercisable only in the event that an acquiring party accumulates 10% or more of the company's voting stock or a party announces an offer to acquire 10% or more of the voting stock. The rights expire on March 1, 2009, if not previously redeemed or exercised. Each right entitles the holder to purchase one-tenth of one common share at a price of $5.00 ($50 per whole share), subject to adjustment under certain circumstances. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase a defined number of shares of an acquiring entity or the company's common shares at half their then current market value. The company will generally be entitled to redeem the rights at $0.01 per right at any time until the tenth business day following the acquisition of 10% or more, or an offer to acquire 10% or more, of the company's voting stock.

                             LONGVIEW FIBRE COMPANY

NOTE 7 -- SEGMENT INFORMATION:

     The company owns and operates tree farms in Oregon and Washington which produce logs for sale and operates a sawmill in Washington. Its pulp and paper mill at Longview, Washington produces pulp which is manufactured into kraft paper and paperboard. The raw material fibers come primarily from purchased wood chips and sawdust with important contributions from fiber reclaimed from post-consumer and post-industrial waste, purchased bleach pulp, and augmented by log chipping operations owned by the company and others. The company's seventeen converting plants in twelve states produce shipping containers and merchandise bags. The tonnage of our paper and paperboard received at the converting plants equals approximately 61% of the Longview mill production.

     Included in sales to customers are export sales, principally to Japan, China and Southeast Asia, of $114,629,000, $162,263,000 and $158,957,000 during
2001, 2000 and 1999, respectively, of which sales to Japan were $55,665,000, $67,697,000 and $65,332,000 during those respective years. All sales are made in U.S. dollars.

     There are no intersegment sales as all manufacturing operations to produce primary or converted products for sale are considered integrated from the purchased wood to the sale of the finished product.

     Identifiable assets are segregated or allocated to segments as follows:

          1. Assets used wholly within a segment are assigned to that segment.

          2. Assets used jointly by two segments are allocated to each segment on a percentage determined by dividing total cost of product into cost of product produced for each segment. Paper and paperboard assets of $309,823,000, $264,497,000 and $248,049,000 have been allocated to converted products at October 31, 2001, 2000 and 1999, respectively.

                             LONGVIEW FIBRE COMPANY

     Power sales, depreciation, depletion and amortization and additions to capital assets have been segregated and allocated similarly to the method used for identifiable assets.

                                                                  YEARS ENDED OCTOBER 31
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
                                                                       (THOUSANDS)
Sales to customers (including allocated power sales):
Timber...................................................  $  161,129   $  161,586   $  170,992
Paper and paperboard.....................................     230,215      259,404      226,330
Converted products.......................................     484,611      455,308      377,027
                                                           ----------   ----------   ----------
Total....................................................  $  875,955   $  876,298   $  774,349
                                                           ==========   ==========   ==========
Income (loss) on sales (including allocated power
  profits):
Timber...................................................  $   65,238   $   69,438   $   83,207
Paper and paperboard.....................................       2,173        6,472       (4,114)
Converted products.......................................       8,336       21,055      (11,485)
Interest expensed and other -- net.......................     (38,080)     (38,018)     (36,124)
                                                           ----------   ----------   ----------
Income before income taxes...............................  $   37,667   $   58,947   $   31,484
                                                           ==========   ==========   ==========
Identifiable assets at October 31:
Timber...................................................  $  271,571   $  275,401   $  272,080
Paper and paperboard.....................................     330,712      363,855      356,246
Converted products.......................................     722,165      637,434      584,427
                                                           ----------   ----------   ----------
Total....................................................  $1,324,448   $1,276,690   $1,212,753
                                                           ==========   ==========   ==========
Depreciation, depletion and amortization:
Timber...................................................  $    9,022   $    9,008   $    8,111
Paper and paperboard.....................................      17,976       19,749       24,700
Converted products.......................................      44,568       38,625       51,432
                                                           ----------   ----------   ----------
Total....................................................  $   71,566   $   67,382   $   84,243
                                                           ==========   ==========   ==========
Additions to capital assets:
Timber...................................................  $    6,665   $   12,298   $    6,290
Paper and paperboard.....................................      23,647       27,184       11,561
Converted products.......................................      89,319       66,692       14,927
                                                           ----------   ----------   ----------
Total....................................................  $  119,631   $  106,174   $   32,778
                                                           ==========   ==========   ==========

                             LONGVIEW FIBRE COMPANY

NOTE 8 -- INCOME TAXES:

     Provision for taxes on income is made up of the following components:

                                                            YEARS ENDED OCTOBER 31
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
                                                                  (THOUSANDS)
Current:
  Federal...............................................  $(1,072)  $ 3,497   $   121
  State.................................................      (89)      286        69
                                                          -------   -------   -------
                                                           (1,161)    3,783       190
                                                          -------   -------   -------
Deferred:
  Federal...............................................   13,672    16,603    10,618
  State.................................................      489       914       692
                                                          -------   -------   -------
                                                           14,161    17,517    11,310
                                                          -------   -------   -------
                                                          $13,000   $21,300   $11,500
                                                          =======   =======   =======

     An analysis of the effective income tax rate as compared to the expected federal income tax rate is as follows:

                                                              YEARS ENDED OCTOBER 31
                                                              -----------------------
                                                              2001     2000     1999
                                                              -----    -----    -----
Expected federal income tax rate............................   35%      35%      35%
Foreign Sales Corporation...................................   --       (1)      (1)
State income taxes less federal income tax benefit..........    1        1        2
Other.......................................................   (1)       1        1
                                                               --       --       --
                                                               35%      36%      37%
                                                               ==       ==       ==

                             LONGVIEW FIBRE COMPANY

     The deferred income tax liabilities (assets) recorded in the Consolidated Balance Sheet as of October 31, are as follows:

                                                                 AT OCTOBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (THOUSANDS)
Deferred tax assets:
  Alternative minimum tax...................................  $ (9,426)  $ (9,901)
  State credits and other assets............................    (6,607)    (6,930)
                                                              --------   --------
     Total deferred tax assets..............................   (16,033)   (16,831)
                                                              --------   --------
Deferred tax liabilities:
  Depreciable/depletable assets.............................   171,124    163,972
  Employee benefit plans....................................    25,678     19,304
  Other liabilities.........................................       290        453
                                                              --------   --------
     Total deferred tax liabilities.........................   197,092    183,729
                                                              --------   --------
Total deferred income taxes.................................  $181,059   $166,898
                                                              ========   ========
Current deferred income tax assets..........................  $ (3,888)  $ (4,620)
Non current deferred income tax liability...................  $184,947   $171,518

NOTE 9 -- SHAREHOLDERS' EQUITY:

     During 2001, the company repurchased 500,000 shares of its common stock from the estate of a shareholder, which held founder stock. The repurchase price of the shares was based upon the market price on the date of repurchase.

NOTE 10 -- RETIREMENT AND OTHER POSTRETIREMENT BENEFITS:

RETIREMENT PLANS

     The company has two trusteed defined benefit pension programs which cover a majority of employees who have completed one year of continuous service. The plans provide benefits of a stated amount for each year of service with an option for some employees to receive benefits based on an average earnings formula.

     The change in benefit obligation is as follows:

                                                              YEARS ENDED OCTOBER 31
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                                    (THOUSANDS)
Change in benefit obligation
  Benefit obligation at beginning of year...................   $295,619     $233,330
  Service cost..............................................      6,942        6,194
  Interest cost.............................................     22,113       18,095
  Amendments................................................      1,106       51,889
  Change in assumptions.....................................     19,239           --
  Actuarial (gain) loss.....................................      4,215       (2,586)
  Expected benefits paid....................................    (12,201)     (11,303)
                                                               --------     --------
  Benefit obligation at end of year.........................   $337,033     $295,619
                                                               ========     ========

                             LONGVIEW FIBRE COMPANY

     The change in fair value of assets is as follows:

                                                              YEARS ENDED OCTOBER 31
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                                   (THOUSANDS)
Change in plan assets
  Fair value of plan assets at beginning of year............  $ 572,887    $466,611
  Actual return (loss) on plan assets.......................   (121,824)    118,473
  Employee contribution.....................................          5           4
  Benefits paid.............................................    (17,543)    (12,201)
                                                              ---------    --------
  Fair value of plan assets at end of year..................  $ 433,525    $572,887
                                                              =========    ========

     The funded status of the plan and pension asset recognized in the balance sheet are summarized as follows:

                                                                 AT OCTOBER 31
                                                              --------------------
                                                                2001       2000
                                                              --------   ---------
                                                                  (THOUSANDS)
Funded status...............................................  $ 96,492   $ 277,268
Unrecognized net actuarial (gain)...........................   (45,749)   (249,376)
Unrecognized prior service cost.............................    46,975      52,318
Unrecognized net asset at transition........................       (57)       (868)
                                                              --------   ---------
Pension asset recognized in the consolidated balance
  sheet.....................................................  $ 97,661   $  79,342
                                                              ========   =========

     Major assumptions used in the calculation are as follows:

                                                                 AT OCTOBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Discount rate for funded status.............................      7.0%       7.5%
Discount rate for net periodic pension cost.................      7.5%       7.5%
Rate of compensation increase...............................     4.75%      4.75%
Expected long-term rate of return on plan assets............     10.0%      10.0%

     The components of net periodic pension cost are summarized as follows:

                                                           YEARS ENDED OCTOBER 31
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                                (THOUSANDS)
Service cost -- benefits earned during the year......  $  6,942   $  6,194   $  6,498
Interest cost on benefit obligation..................    22,113     18,095     16,130
Expected (return) on plan assets.....................   (46,559)   (39,803)   (34,609)
Recognized net actuarial (gain)......................    (6,453)    (4,879)    (2,354)
Amortization of prior service cost...................     6,449      4,626      4,356
Amortization of net asset at transition..............      (811)    (1,079)    (1,370)
                                                       --------   --------   --------
Net periodic benefit (income)........................  $(18,319)  $(16,846)  $(11,349)
                                                       ========   ========   ========

                             LONGVIEW FIBRE COMPANY

SAVINGS PLANS

     Voluntary savings plans are maintained for all employees who have completed one year of continuous service. The plans allow salary deferrals in accordance with IRC section 401(k) provisions. The company contribution as a matching incentive was $2,399,000, $1,689,000 and $1,447,000 during 2001, 2000 and 1999, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The company provides postretirement health care insurance benefits for all salaried and certain non-salaried employees and their dependents. Individual benefits generally continue until age 65. The company does not pre-fund these benefits, and as such has no plan assets.

     The change in the benefit obligation is as follows:

                                                              YEARS ENDED OCTOBER 31
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                                   (THOUSANDS)
Change in benefit obligation
Benefit obligation at beginning of year.....................   $20,827      $18,633
Service cost................................................       985          807
Interest cost...............................................     1,767        1,434
Actuarial loss..............................................     4,187          721
Benefits paid...............................................      (928)        (768)
                                                               -------      -------
Benefit obligation at end of year...........................   $26,838      $20,827
                                                               =======      =======

     The funded status of the plan and postretirement liabilities recognized in the balance sheet are summarized as follows:

                                                              YEARS ENDED OCTOBER 31
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                                   (THOUSANDS)
Funded status...............................................  $(26,838)    $(20,827)
Unrecognized net (gain).....................................      (527)      (4,714)
Unrecognized transition obligation..........................     5,482        5,981
                                                              --------     --------
Accrued benefit cost........................................  $(21,883)    $(19,560)
                                                              ========     ========

     The components of net periodic postretirement cost are summarized as follows:

                                                              YEARS ENDED OCTOBER 31
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                                   (THOUSANDS)
Service cost -- benefits earned during the year............  $  985   $  807   $  741
Interest cost on benefit obligation........................   1,767    1,434    1,280
Amortization of transition obligation......................     499      499      499
Amortization of net (gain).................................      --     (138)    (210)
                                                             ------   ------   ------
Net periodic benefit cost..................................  $3,251   $2,602   $2,310
                                                             ======   ======   ======

     The net periodic postretirement benefit cost was calculated using a health care cost trend rate of 8% for the indemnity plan and 5.5% for the HMO plan. The accrued postretirement benefit cost at October 31, 2001

                             LONGVIEW FIBRE COMPANY
was calculated using a health care cost trend rate of 7% for the indemnity plan and 5.5% for the HMO plan. The trend rate declines each year until the ultimate health care cost trend rate of 5.5% is reached in the year 2004 for the indemnity plan. The ultimate health care cost trend rate of 5.5% was reached in 2000 for the HMO plan. A one percent increase in the health care cost trend rate assumption has a $2,276,000 effect on the accumulated postretirement benefit obligation as of October 31, 2001 and a $336,000 effect on the aggregate of the service and interest cost components of the net periodic postretirement benefit cost. A one percent decrease in the health care cost trend rate assumption has a $(2,011,000) effect on the accumulated postretirement benefit obligation as of October 31, 2001 and a $(290,000) effect on the aggregate of service and interest cost components of the net periodic postretirement benefit cost. The weighted-average discount rate used was 7.0% for 2001 and 7.5% for 2000 and 1999.

NOTE 11 -- INVENTORIES:

     Inventories consist of the following:

                                                                 AT OCTOBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (THOUSANDS)
Finished goods..............................................  $ 37,618   $ 37,508
Goods in process............................................    35,385     33,069
Raw materials...............................................    14,042     14,595
Supplies (at average cost)..................................    42,259     40,949
                                                              --------   --------
                                                               129,304    126,121
LIFO Reserve................................................   (46,086)   (44,098)
                                                              --------   --------
                                                              $ 83,218   $ 82,023
                                                              ========   ========

NOTE 12 -- FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Accounts receivable, revenue bonds and notes payable to banks approximate fair value as reported in the balance sheet. The fair value of senior notes is estimated using discounted cash flow analysis, based on the company's incremental borrowing rates for similar types of borrowing arrangements. The fair value of the company's long-term debt approximated the stated value at October 31, 2001 and 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $215,000,000

                               [LONG FIBRE LOGO]

                             LONGVIEW FIBRE COMPANY

            OFFER TO EXCHANGE 10% SENIOR SUBORDINATED NOTES DUE 2009
                   FOR 10% SENIOR SUBORDINATED NOTES DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                              --------------------
                                   PROSPECTUS
                              --------------------

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Longview Fibre Company is a Washington corporation. Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving acts or omissions, intentional misconduct by a director or knowing violations of law by a director or distributions illegal under Washington law, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     Article IX of Longview's Articles of Incorporation provide that no director of the Longview shall be personally liable to Longview or its shareholders for monetary damages for his or her conduct as a director, except for (1) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (2) approval of distributions or loans in violation of the Revised Code of Washington ("RCW") sec.23A.08.450, or (3) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article IX of Longview's Articles of Incorporation further provides that if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Longview shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

     Article X of Longview's Bylaws provides as follows:

    "ARTICLE X  Indemnification of Officers, Directors, Employees and Agents

  1.  Definitions

          As used in this Article:

             (a) "Action" means any actual or threatened claim, suit or proceeding, whether civil, criminal, administrative or investigative.

             (b) "Another Enterprise" means a corporation (other than the Corporation), partnership, joint venture, trust, association, committee, employee benefit plan or other group or entity.

             (c) "Corporation" means Longfibre Company and any predecessor or successor to it and any constituent corporation (including any constituent of a constituent) absorbed by the corporation in a consolidation or merger.

             (d) "Director or Officer" means each person who is serving or who has served as a director or officer of the Corporation or, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of Another Enterprise.

             (e) "Indemnitee" means each person who was, is or is threatened to be made a party to or is involved (including without limitation, as a witness) in an Action because the person is or was a Director or Officer.

             (f) "Loss" means loss, liability, expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement, actually and reasonably incurred or suffered by Indemnitee in connection with an Action.

  2.  Right to Indemnification

          The Corporation shall indemnify and hold each Indemnitee harmless against any and all Loss except for Losses arising out of: (a) the Indemnitee's acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) the Indemnitee's approval of distributions or loans which are finally adjudged to be in violation of the applicable provisions of Washington law, or (c) any transaction in which it is finally adjudged that the Indemnitee personally received a benefit in money, property or services to which the Indemnitee was not legally entitled. Except as provided in Section 4 of this Article, the Corporation shall not indemnify an Indemnitee in connection with an Action (or part thereof) initiated by the Indemnitee unless such Action (or part thereof) was authorized by the Board of Directors of the Corporation. If, after the effective date of this Article, the Washington Business Corporation Act is amended to authorize further indemnification of directors or officers, then Directors and Officers of this Corporation shall be indemnified to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

  3.  Burden of Proof, Procedure for Payment and Notification of Shareholders

          (a) The Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (including a claim for expenses incurred in defending any Action in advance of its final disposition, where the undertaking in (b) below has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled.

          (b) The right to indemnification conferred in this Article shall include the right to be paid by the Corporation all expenses (including attorneys' fees) incurred in defending any Action in advance of its final disposition; provided however, that the payment of such expenses in advance of the final disposition of an Action shall be made upon delivery to the Corporation of an undertaking, by or on behalf of such Director or Officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified under this Article or otherwise.

          (c) Any indemnification of a Director in accordance with this Article, including any payment or reimbursement of expenses, shall be reported to the shareholders with the notice of the next shareholders' meeting or prior thereto in a written report containing a brief description of the proceedings involving the Directors being indemnified and the nature and extent of such indemnification.

  4.  Right of Indemnitee to Bring Suit

          If a claim under this Article is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee shall be entitled to be paid also all the expenses (including, without limitation attorneys' fees) of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, its shareholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, its shareholders or independent legal counsel) that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the Indemnitee is not so entitled.

  5.  Nonexclusivity of Rights

          The right to indemnification and the payment of expenses incurred in defending an Action in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

  6.  Insurance, Contracts and Funding

          The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or Another Enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The Corporation may, without further corporate action, enter into contracts with any Director or Officer of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the indemnification provided in this Article.

  7.  Indemnification of Employees and Agents of the Corporation

          The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of an Action to employees and agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

  8.  Contract Right

          Rights of indemnification under this Article shall continue as to an Indemnitee who has ceased to be a Director or Officer and shall inure to the benefit of his heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right upon which each Director or Officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a Director or Officer of the Corporation for or with respect to any acts or omissions of such Director or Officer occurring prior to such amendment or repeal.

  9.  Severability

          If any provision of this Article or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of this Article, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby and shall continue in full force and effect."

     The above discussion of the WBCA and the registrant's bylaws and articles of incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, and Longview's Bylaws and Articles of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  3.1     Articles of Incorporation of Longview Fibre Company(a)
  3.2     Bylaws of Longview Fibre Company(a)
  4.1     Long-term debts that do not exceed 10% of the total assets of the company, details of which will be supplied to the
          Commission upon request: Senior Notes due through 2010
          (5.16%-8.84%) $224,500,000 Revenue Bonds payable through
          2018 (floating rates, 1.3% through 3.6% at January 31, 2002)
          $26,900,000
  4.2     Rights Agreement Dated as of March 1, 1999(d)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.3     Indenture dated January 25, 2002 among Longview Fibre
          Company and U.S. Bank National Association
  4.4     Registration Rights Agreement dated January 25, 2002 among
          Longview Fibre Company, Banc of America Securities LLC,
          Scotia Capital (USA) Inc., Wells Fargo Brokerage Services,
          LLC, and U.S. Bancorp Piper Jaffray Inc.
  4.5     Specimen of Longview Fibre Company's 10% Senior Subordinated
          Notes due 2009
  5.1     Opinion of Perkins Coie LLP, as to the validity of the notes
  8.1     Opinion of Perkins Coie LLP, as to certain U.S. tax matters
          (contained in opinion filed as exhibit 5.1)
 10.1     Form of Termination Protection Agreement(b)(*)
 10.2     Credit Agreement(e)
 10.3     Credit Agreement, dated as of January 25, 2002, among
          Longview Fibre Company as Borrower and the lenders from time to time party thereto, and Bank of America, N.A., as
          Administrative Agent, with Banc of America Securities LLC as
          Sole Lead Arranger and Sole Book Manager, and The Bank of
          Nova Scotia and Wells Fargo Bank, N.A., as Co-Syndication
          Agents, and Northwest Farm Credit Services, PCA, as
          Documentation Agent
 12.1     Statement regarding the computation of ratio of earnings to fixed charges for Longview Fibre Company
 21.1     List of Significant Subsidiaries of Longview Fibre Company
 23.1     Consent of Perkins Coie LLP (contained in Exhibit 5.1)
 23.2     Consent of Independent Accountants
 25.1     Statement of Eligibility of U.S. Bank National Association,
          as trustee
 99.1     Salary Savings Plan(c)(*)
 99.2     Salary Savings Plan -- Amendment No. 1(c)(*)
 99.3     Salary Savings Plan -- Amendment No. 2(f)(*)
 99.4     Salary Savings Plan -- Trust Agreement(f)(*)
 99.5     Hourly Saving Plan(c)
 99.6     Hourly Savings Plan -- Amendment No. 1(f)
 99.7     Hourly Savings Plan -- Trust Agreement(f)
 99.8     Branch Hourly Savings Plan(c)
 99.9     Branch Hourly Savings Plan -- Amendment No. 1(c)
 99.10    Branch Hourly Savings Plan -- Amendment No. 2(c)
 99.11    Branch Hourly Savings Plan -- Amendment No. 3(f)
 99.12    Branch Hourly Savings Plan -- Trust Agreement(f)
 99.13    Form Letter of Transmittal**
 99.14    Form of Notice of Guaranteed Delivery**

---------------

(a) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 1990.

(b) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 1994.

(c) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 1998.

(d) Incorporated by reference to company's Current Report on Form 8-K dated February 18, 1999.

(e) Incorporated by reference to company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000.

(f) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 2000.

(*)  Indicates management contract or compensatory plan or arrangement.

(**) To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longview, Washington, on the 28th day of February, 2002.

                                          LONGVIEW FIBRE COMPANY

                                          By: /s/   LISA J. HOLBROOK
                                            ------------------------------------
                                                     Lisa J. Holbrook,
                                               Senior Vice President-Finance,
                                                   Treasurer and Secretary

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Richard H. Wollenberg and Lisa J. Holbrook, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 1st day of March, 2002.

                  SIGNATURE                                         TITLE
                  ---------                                         -----
            /s/ R. P. WOLLENBERG                    Chief Executive Officer and Director
---------------------------------------------
              R. P. Wollenberg

            /s/ R. H. WOLLENBERG                   President, Chief Operating Officer and
---------------------------------------------                     Director
              R. H. Wollenberg

             /s/ L. J. HOLBROOK                     Chief Financial Officer and Director
---------------------------------------------
               L. J. Holbrook

              /s/ A. G. HIGGENS                           Chief Accounting Officer
---------------------------------------------
                A. G. Higgens

              /s/ R. B. ARKELL                                    Director
---------------------------------------------
                R. B. Arkell

              /s/ D. L. BOWDEN                                    Director
---------------------------------------------
                D. L. Bowden

                                                                  Director
---------------------------------------------
                  M. A. Dow

                  SIGNATURE                                         TITLE
                  ---------                                         -----

             /s/ M. C. HENDERSON                                  Director
---------------------------------------------
               M. C. Henderson

             /s/ J. R. KRETCHMER                                  Director
---------------------------------------------
               J. R. Kretchmer

              /s/ R. J. PARKER                                    Director
---------------------------------------------
                R. J. Parker

            /s/ R. E. WERTHEIMER                                  Director
---------------------------------------------
              R. E. Wertheimer

            /s/ D. A. WOLLENBERG                                  Director
---------------------------------------------
              D. A. Wollenberg

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  3.1     Articles of Incorporation of Longview Fibre Company(a)
  3.2     Bylaws of Longview Fibre Company(a)
  4.1     Long-term debts that do not exceed 10% of the total assets of the company, details of which will be supplied to the
          Commission upon request: Senior Notes due through 2010
          (5.16%-8.84%) $224,500,000 Revenue Bonds payable through
          2018 (floating rates, 1.3% through 3.6% at January 31, 2002)
          $26,900,000
  4.2     Rights Agreement Dated as of March 1, 1999(d)
  4.3     Indenture dated January 25, 2002 among Longview Fibre
          Company and U.S. Bank National Association
  4.4     Registration Rights Agreement dated January 25, 2002 among
          Longview Fibre Company, Banc of America Securities LLC,
          Scotia Capital (USA) Inc., Wells Fargo Brokerage Services,
          LLC, and U.S. Bancorp Piper Jaffray Inc.
  4.5     Specimen of Longview Fibre Company's 10% Senior Subordinated
          Notes due 2009
  5.1     Opinion of Perkins Coie LLP, as to the validity of the notes
  8.1     Opinion of Perkins Coie LLP, as to certain U.S. tax matters
          (contained in opinion filed as exhibit 5.1)
 10.1     Form of Termination Protection Agreement(b)(*)
 10.2     Credit Agreement(e)
 10.3     Credit Agreement, dated as of January 25, 2002, among
          Longview Fibre Company as Borrower and the lenders from time to time party thereto, and Bank of America, N.A., as
          Administrative Agent, with Banc of America Securities LLC as
          Sole Lead Arranger and Sole Book Manager, and The Bank of
          Nova Scotia and Wells Fargo Bank, N.A., as Co-Syndication
          Agents, and Northwest Farm Credit Services, PCA, as
          Documentation Agent
 12.1     Statement regarding the computation of ratio of earnings to fixed charges for Longview Fibre Company
 21.1     List of Significant Subsidiaries of Longview Fibre Company
 23.1     Consent of Perkins Coie LLP (contained in Exhibit 5.1)
 23.2     Consent of Independent Accountants
 25.1     Statement of Eligibility of U.S. Bank National Association,
          as trustee
 99.1     Salary Savings Plan(c)(*)
 99.2     Salary Savings Plan -- Amendment No. 1(c)(*)
 99.3     Salary Savings Plan -- Amendment No. 2(f)(*)
 99.4     Salary Savings Plan -- Trust Agreement(f)(*)
 99.5     Hourly Saving Plan(c)
 99.6     Hourly Savings Plan -- Amendment No. 1(f)
 99.7     Hourly Savings Plan -- Trust Agreement(f)
 99.8     Branch Hourly Savings Plan(c)
 99.9     Branch Hourly Savings Plan -- Amendment No. 1(c)
 99.10    Branch Hourly Savings Plan -- Amendment No. 2(c)
 99.11    Branch Hourly Savings Plan -- Amendment No. 3(f)
 99.12    Branch Hourly Savings Plan -- Trust Agreement(f)
 99.13    Form Letter of Transmittal**
 99.14    Form of Notice of Guaranteed Delivery**

---------------

(a) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 1990.

(b) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 1994.

(c) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 1998.

(d) Incorporated by reference to company's Current Report on Form 8-K dated February 18, 1999.

(e) Incorporated by reference to company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000.

(f) Incorporated by reference to company's Annual Report on Form 10-K for the year ended October 31, 2000.

(*)  Indicates management contract or compensatory plan or arrangement.

(**) To be filed by amendment.